Exhibit 2.1

PURCHASE AGREEMENT

by and among

SciPlay Acquisition, LLC, as the Buyer;

Arif Emre Taş and Ecem Baran Taş, as the Sellers;

ALİCTUS YAZILIM ANONİM ŞİRKETİ, as the Purchased Company;

and

Ecem Baran Taş, as the Sellers Representative

Dated as of March 1, 2022

i

APPENDICES, EXHIBITS AND SCHEDULES

Appendices:

Appendix A	Definitions

Exhibits

Exhibit A	Usufruct Agreement

Schedules:

Schedule 2.4(a)	Sellers Wire Instructions

Schedule 2.14	Future Consideration Schedule

Schedule 3.3(a)	Seller Regulatory Approvals

Schedule 3.3(b)	Seller Non-Governmental Consents

Schedule 3.4(a)	Initial Transferred Equity Interests

Schedule 3.4(b)	Remaining Transferred Equity Interests

Schedule 4.3(b)	Capitalization

Schedule 4.4(a)	Financial Statements

Schedule 4.4(e)	Funded Indebtedness

Schedule 4.5	Litigation and Claims

Schedule 4.6(a)	Compliance with Law

Schedule 4.7	Regulatory Matters

Schedule 4.8	Governmental Authorizations

Schedule 4.9(a)(i)	Scheduled IP

Schedule 4.9(a)(ii)	Proprietary Software

Schedule 4.9(d)	Intellectual Property Infringements

Schedule 4.9(f)(i)	Company IPR Agreements

Schedule 4.9(f)(ii)	Royalties, Fees, Commissions

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Schedule 4.9(k)	Company Data

Schedule 4.9(l)	IT Systems

Schedule 4.10(a)	Benefit Plans

Schedule 4.11(a)	Employment Matters

Schedule 4.11(g)	Employment Terms

Schedule 4.12(a)	Material Contracts

Schedule 4.12(b)	No Violation

Schedule 4.13(b)	Leased Real Property

Schedule 4.13(d)	Condemnation Proceedings

Schedule 4.14	Taxes

Schedule 4.15	Insurance

Schedule 4.16	Environmental Compliance

Schedule 4.17	Absence of Certain Changes or Events

Schedule 4.18	Undisclosed Liabilities

Schedule 4.19	Related Party Transactions

Schedule 4.20(a)	Top Vendors

Schedule 4.20(b)	Top Customers

Schedule 6.4	Agreements to be Terminated

Schedule 7.6	Tax Refunds

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of March 1, 2022 (as it may be amended or supplemented from time to time in accordance with the terms hereof, this “Agreement”), by and among SciPlay Acquisition, LLC, a Nevada limited liability company (the “Buyer”); Arif Emre Taş (“AET”), a citizen of the Republic of Turkey and Ecem Baran Taş (“EBT”), a citizen of the Republic of Turkey (AET and EBT together being, the “Sellers”); ALİCTUS YAZILIM ANONİM ŞİRKETİ, a joint stock company registered before the Ankara Trade Registry with registration number 359612 under the Laws of the Republic of Turkey whose registered address is Üniversiteler Mahallesi İhsan Doğramacı Blv. No: 19 Çankaya/Ankara (the “Purchased Company”); EBT, in her capacity as the Sellers’ representative (the “Sellers Representative”); and solely for the purpose of Section 10.17 hereto, SciPlay Games, LLC, a Nevada limited liability company (“SciPlay Games”).

W I T N E S E T H:

WHEREAS immediately prior to the First Closing the Sellers own one hundred percent (100%) of the outstanding and fully paid Equity Interests in the Purchased Company, in an amount equal to 50,000 TL (fifty thousand Turkish Liras) divided into 2,000 (two thousand) registered shares, each with a nominal value of 25 TL (twenty-five Turkish Liras).

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the Equity Interests of the Purchased Company, of which the Sellers will sell to the Buyer and the Buyer will purchase 80% of the Equity Interests of the Purchased Company at the First Closing and the remaining 20% of the Equity Interests of the Purchased Company in installments at the Remaining Closings, subject to and on the terms of this Agreement.

WHEREAS, each of the Escrow Agreement and the Usufruct Agreement are being executed concurrently with the execution of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1.        Definitions Generally. Defined terms in this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Appendix A to this Agreement.

Section 1.2.        Interpretation Generally. Unless the express context otherwise requires:

(a)        the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)          the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)          references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement;

(d)          wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”

(e)          references herein to any gender includes each other gender;

(f)        the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like;

(g)          each reference to “days” shall be to calendar days;

(h)         each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time, subject to the limitations on such amendments or modifications set forth herein;

(i)           each reference to a Law is to it as in effect at the time in question and, as applicable, is to corresponding provisions of successor Laws;

(j)          any payments made by the Buyer to the Sellers Representative shall be deemed to be a payment made by the Buyer to the Sellers, and shall be deemed to satisfy the corresponding obligation of the Buyer (and the Sellers hereby agree that the Buyer shall have no obligations or Liabilities whatsoever in connection with any allocation of any such payments between or among the Sellers);

(k)          references to any Person shall include such Person and its permitted assigns, transferees, successors or heirs;

(l)          accounting terms which are not otherwise defined in this Agreement, or any Appendix or Schedule hereto, shall have the meanings given to them under US GAAP; and

(m)       “made available”, “furnished” or “provided” shall, in the case of items stated in Article III and Article IV to have been made available, furnished or provided to the Buyer, mean only those documents posted in an electronic data room to which the Buyer is given access, in each case at least forty-eight (48) hours prior to the signing of this Agreement.

ARTICLE II

THE TRANSACTION

Section 2.1.         Purchase and Sale of Initial Transferred Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the First Closing, each Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from each such Seller, such Seller’s entire right, title and interest in and to the Equity Interests of the Purchased Company held by such Seller, as set forth on Schedule 3.4(a) (the “Initial Transferred Equity Interests”), free and clear of all Liens. For the avoidance of doubt, the Initial Transferred Equity Interests shall constitute 80% of the issued and outstanding Equity Interests of the Purchased Company immediately prior to the First Closing.

Section 2.2.          Purchase and Sale of Remaining Transferred Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at each Remaining Closing, each Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from each such Seller, such Seller’s entire right, title and interest in and to the Equity Interests of the Purchased Company held by such Seller, comprising (i) such Equity Interests set forth on Schedule 3.4(b) to the extent applicable to such Remaining Closing as set forth on such schedule and (ii) any Equity Interests (if any) issued to such Seller after the First Closing Date (all such Equity Interests described in the foregoing clauses (i) and (ii) being the “Remaining Transferred Equity Interests”), free and clear of all Liens. For the avoidance of doubt, as of immediately following the First Closing, the Remaining Transferred Equity Interests shall be 400 shares in aggregate (i.e., the Remaining Transferred Equity Interests of AET will be 240 shares and the Remaining Transferred Equity Interests of EBT will be 160 shares) and constitute 20% of the issued and outstanding Equity Interests of the Purchased Company, and accordingly at each Remaining Closing, each of the Sellers shall sell, convey, transfer, assign and deliver to the Buyer the Remaining Transferred Equity Interests, with the amount set forth in clause (i) of the definition of Remaining Transferred Equity Interests constituting 80 shares in the aggregate at each such closing (i.e., based on the assumption that no additional Equity Interests are issued by the Purchased Company, the Remaining Transferred Equity Interests to be sold, conveyed, transferred, assigned and delivered at each Remaining Closing would be (i) 48 shares in the case of AET and (ii) 32 shares in the case of EBT) of the Purchased Company (such number to be appropriately adjusted to account for any split, spin-off, split-off, combination of Equity Interests or other change in the capital structure of the Purchased Company including, without limitation, the issue of any new Equity Interests to any of the Sellers (whether in connection with any preemptive right or otherwise) at any time after the First Closing Date), subject to the terms and conditions of this Agreement including Section 2.14(b)(ii).

Section 2.3.          Purchase Price. The purchase price for the Initial Transferred Equity Interests shall be an amount in Dollars equal to the Base Amount, as adjusted by the Closing Cash Amount, the Closing Net Working Capital Excess Amount, the Closing Net Working Capital Deficiency Amount, the Closing Funded Indebtedness, and the Closing Transaction Related Expenses, in each case as applicable and in accordance with Sections 2.6 and 2.13.  The purchase price for the Remaining Transferred Equity Interests shall be the Future Consideration to be paid in accordance with and subject to the terms and conditions of Section 2.14.

Section 2.4.          Upfront Amount. At the First Closing, the Buyer shall pay (or cause to be paid):

(a)          to each Seller such portion of the Upfront Amount as set forth in Schedule 3.4(a) by wire transfer of immediately available funds in a bank account set forth in Schedule 2.4(a);

(b)         an amount equal to the Estimated Transaction Related Expenses to one or more accounts (of the applicable Persons to whom such payments are required to be made) specified by the Sellers Representative prior to the date hereof; and

(c)          an amount equal to the Escrow Amount into the Escrow Account maintained by the Escrow Agent pursuant to the wire instructions provided by the Escrow Agent.

Section 2.5.          [Reserved]

Section 2.6.          First Closing Payment Certificate. Prior to the date hereof, the Sellers have delivered to the Buyer a certificate (the “First Closing Payment Certificate”) setting forth (i) their good faith estimates of each of the Closing Net Working Capital Amount, the Closing Transaction Related Expenses (such estimate, the “Estimated Transaction Related Expenses”), the Closing Funded Indebtedness and the Closing Cash Amount, together with the components of each such amount and reasonable supporting and back-up documentation related to each of the foregoing and (ii) the resulting calculation of the Upfront Amount using the estimates referenced in the preceding clause (i).  The First Closing Payment Certificate and the components thereof shall be prepared and calculated in good faith, and in the manner and on a basis consistent with the definitions hereof.

Section 2.7.         First Closing. The closing of the transfer, sale, assignment and purchase of the Initial Transferred Equity Interests in consideration of the payment of the total Upfront Amount by the Buyer (the “First Closing”) shall take place on the date hereof (the “First Closing Date”) at the offices of Hergüner Bilgen Özeke Attorney Partnership (“Herguner”) at Büyükdere Caddesi 199, Levent 34394, Istanbul, Turkey or such other place as the Buyer and the Sellers Representative may agree in writing and shall occur simultaneously with the execution and delivery of this Agreement by the parties hereto.

Section 2.8.         Establishment of Usufruct over Remaining Transferred Equity Interests. Without limiting the terms of the Usufruct Agreement, at the First Closing, each Seller shall establish a usufruct right (intifa hakkı in Turkish) over his respective Remaining Transferred Equity Interests for the benefit of the Buyer, pursuant to which the respective Seller shall grant the Buyer the exclusive right to use and enjoy the benefits of all rights attached to the Remaining Transferred Equity Interests, including but not limited to all financial and economic rights (including, without limitation, a right to dividend and distributions, right to receive liquidation proceeds and right to receive proceeds of extinguished shares, and right to receive payments in respect of redemptions and repurchases, in each case together with any applicable interest) and all voting, governance and managerial rights (including, without limitation, a right to participate in any general assembly of shareholders’ meetings, voting rights, consent rights, right to information, right to request a special audit and right to initiate action against a general assembly of shareholders’ decisions) to the greatest extent possible under applicable Law (the “Usufruct”). Without limiting the foregoing, the Sellers shall take all actions, including execution of documents and instruments, as may be reasonably requested by Buyer to give effect to the intent and purpose of this Section 2.8.

Section 2.9.          First Closing Deliveries by the Sellers. At the First Closing, the Sellers shall deliver or cause to be delivered to the Buyer the following (each of which shall be in form and substance reasonably acceptable to each of the Buyer and the Sellers Representative):

(a)          the share certificates representing the Initial Transferred Equity Interests duly endorsed by the applicable Seller to consummate the transfer, assignment and sale of such Initial Transferred Equity Interests by such Seller to the Buyer;

(b)          a counterpart of the Escrow Agreement, duly executed by the Sellers Representative;

(c)          one original copy of the Usufruct Agreement, duly executed by the Sellers;

(d)         the share certificates representing the Remaining Transferred Equity Interests duly endorsed by the applicable Seller with a usufruct endorsement (intifa amaçlı ciro in Turkish) to establish the Usufruct over the Remaining Transferred Equity Interests and with a blank endorsement (beyaz ciro in Turkish) for transfer purposes after the usufruct endorsement;

(e)         a notarized copy of the resolution duly adopted by the existing Board of Directors with respect to the approval of the transfer of the Initial Transferred Equity Interests and establishment of the Usufruct and the registration of the same in the Purchased Company’s share ledger;

(f)          a copy of the relevant pages of the Purchased Company’s share ledger evidencing registration of the transfer of the Initial Transferred Equity Interests and establishment of the Usufruct;

(g)        invoices with respect to all Transaction Related Expenses and written acknowledgments pursuant to which each outside advisor or agent acknowledges: (i) the total amount of fees of any nature that is payable to such Person and (ii) that, upon receipt of such amount such party will have been paid in full;

(h)          [Reserved];

(i)         written resignation and waiver letters effective as of First Closing of any manager, director or officer designated in writing by the Buyer (including if applicable the Sellers in their capacity as existing members of the Board of Directors) prior to the First Closing Date;

(j)          [Reserved];

(k)         a notarized copy of the resolution duly adopted by the Board of Directors authorizing this Agreement, and each Transaction Document to which the Purchased Company is a party and the consummation of the transactions contemplated hereby and thereby and a notarized copy of the valid signature circular or power of attorney, if signed by a proxy, issued by the Purchased Company duly authorizing the proxies executing the Transaction Documents on behalf of the Purchased Company;

(l)          a notarized copy of the resolution duly adopted by the existing Board of Directors, calling an extraordinary general assembly of shareholders’ meeting of the Purchased Company to be convened on the First Closing Date, in which, among other decisions, new members of the Board of Directors nominated by the Buyer will be appointed;

(m)       notification letters duly executed by each Seller and addressed to the Purchased Company with respect to the transfer of the Initial Transferred Equity Interests in accordance with Article 198 of the Turkish Commercial Code;

(n)         evidence that the Purchased Company has convened its outstanding ordinary general assembly of shareholders meetings pertaining to the financial years 2017, 2020, and 2021;

(o)          [Reserved];

(p)          a letter from the relevant Tax authority stating that the Purchased Company has no outstanding and unpaid Tax liabilities, issued no later than 3 (three) Business Days prior to the First Closing Date; and

(q)        a letter from the Turkish Social Security Institution (Sosyal Güvenlik Kurumu) stating that the Purchased Company has no outstanding and unpaid social security premiums, fees, charges and similar public debts, obligations and liabilities, issued no later than 3 (three) Business Days prior to the First Closing Date.

Section 2.10.        First Closing Deliveries by the Buyer. Unless otherwise specified herein, at the First Closing, the Buyer shall deliver or cause to be delivered the following:

(a)          a certificate, dated as of the date hereof and signed by the secretary or equivalent officer of the Buyer, attaching (i) the certificate of formation of the Buyer in full force and effect as of the First Closing, (ii) the resolutions duly adopted by its members or managers, as applicable, authorizing this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (iii) power of attorney, if signed by a proxy, issued by the Buyer duly authorizing the proxies executing this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby on behalf of the Buyer, and (iv) a certificate of good standing of the Buyer issued by its state of formation dated within five (5) Business Days of the First Closing;

(b)          a notarized copy of the decision of the general assembly of shareholders of the Purchased Company duly adopted by the Buyer, in which, (i) existing members of the

Board of Directors will be released, each solely in their capacity as a director, from all of their liabilities, operations, acts, transactions and duties, in each case, as directors, up to the First Closing Date, (ii) new members of the Board of Directors nominated by the Buyer will be appointed and (iii) other decisions, if any, and of the duly issued list of attendees relating to such meeting;

(c)          a counterpart of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent;

(d)          an original copy of the Usufruct Agreement, duly executed by the Buyer;

(e)         promptly after the First Closing but on the First Closing Date, evidence through an irrevocable SWIFT message of payment of the Upfront Amount, as adjusted pursuant to Section 2.4, to the Sellers Representative by wire transfer of immediately available funds in U.S. dollars; and

(f)          the notarized copies of the board resolutions duly adopted by the newly appointed Board of Directors in relation to Article 198 of the Turkish Commercial Code.

Section 2.11.    Remaining Closings. The closing of the transfer, sale, assignment and purchase of the Remaining Transferred Equity Interests (each such closing being a “Remaining Closing”) shall take place at the offices of Herguner at such address set forth in Section 2.7 or such other address as is specified by the Buyer to the Sellers Representative prior to the relevant Remaining Closing on the dates specified in Section 2.14(h) (the “Remaining Closing Dates”) subject to Section 2.14(b).

Section 2.12.       Remaining Closing Deliveries by the Sellers. At each Remaining Closing, the Sellers shall deliver or cause to be delivered to the Buyer the following (each of which shall be in form and substance reasonably acceptable to each of the Buyer and the Sellers Representative):

(a)       share transfer endorsement text inserted by each Seller in his/her handwriting (or by the authorized proxies of each Seller) on the back of the share certificates representing the relevant Remaining Transferred Equity Interests that are required to be transferred to the Buyer at such Remaining Closing, which shall be made available to the Sellers by the Buyer at each Remaining Closing limited for such purpose;

(b)          a certificate, dated as of such Remaining Closing Date and signed by the Sellers certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) (only those brought down to the Remaining Closings) have been satisfied; and

(c)        duly executed copies of notifications made to the Purchased Company by each Seller with respect to the transfer of such Remaining Transferred Equity Interests in accordance with Article 198 of the Turkish Commercial Code.

Section 2.13.        Post-Closing Purchase Price Adjustment.

(a)        Within one hundred and twenty (120) calendar days after the First Closing Date, the Buyer shall cause to be prepared and delivered to the Sellers Representative a statement (the “Closing Statement”), setting forth the Closing Net Working Capital Amount, the Closing Net Working Capital Deficiency Amount (if any), the Closing Net Working Capital Excess Amount (if any), the Closing Cash Amount, the Closing Funded Indebtedness and the Closing Transaction Related Expenses and the components thereof.  The Closing Statement and the components thereof shall be prepared and calculated in good faith, and in the manner and on a basis consistent with the definitions hereof.

(b)        Within 30 days after delivery of the Closing Statement, the Sellers Representative may dispute the Closing Statement by delivering to the Buyer a written notice (an “Adjustment Amount Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith. If the Sellers Representative timely delivers an Adjustment Amount Dispute Notice to the Buyer, then the Buyer and the Sellers Representative will attempt in good faith, for a period of 20 days after delivery of the Adjustment Amount Dispute Notice (such 20-day period, the “Adjustment Dispute Period”), to agree on the disputed items in the Adjustment Amount Dispute Notice.

(c)         If the Sellers Representative does not respond within thirty (30) days of delivery of the Closing Statement, then the Closing Statement and amounts set forth therein shall be deemed irrevocably accepted by the Sellers Representative and the Closing Net Working Capital Amount, the Closing Net Working Capital Deficiency Amount (if any), the Closing Net Working Capital Excess Amount (if any), the Closing Cash Amount, the Closing Funded Indebtedness and the Closing Transaction Related Expenses stated therein shall be the final amounts for purposes of determining the Final Purchase Price.

(d)         If the Buyer and the Sellers Representative do not resolve in writing all disputed items in the Adjustment Amount Dispute Notice by the end of the Adjustment Dispute Period, then the relevant dispute (the “Purchase Price Dispute”) shall be referred to the Independent Expert who shall determine the amounts of those items which are the subject of the Purchase Price Dispute, such determination to be made by the Independent Expert acting on the basis set forth in Section 2.13(e) below. If the Independent Expert is unwilling or unable to serve, the Buyer and the Sellers Representative will engage another mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Buyer or the Purchased Company. If the Buyer and the Sellers Representative are unable to jointly select such independent accounting firm within 10 days after the end of the Adjustment Dispute Period, the Buyer, on the one hand, and the Sellers Representative, on the other hand, will each select an independent accounting firm of recognized international standing within 10 days thereafter (i.e., within 20 days after the end of the Adjustment Dispute Period by written notice to the other party (email being sufficient)) and such selected accounting firms will select a third independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Buyer or the Purchased Company; provided, however, that if either the Buyer, on the one hand, or the Sellers Representative, on the other hand, fail to select such independent accounting firm they should have selected during this additional 10-day period (i.e., within 20 days after the end of the Adjustment Dispute Period by written notice to the other party (email being sufficient)), then the parties agree that the independent accounting firm selected by the compliant party will be the independent accounting firm selected by the parties for the purposes of this Section 2.13 (such selected independent accounting firm, whether the Independent Expert or otherwise selected pursuant to this sentence or the preceding sentence, the “Purchase Price Dispute Accounting Firm”).

(e)          Any Purchase Price Dispute shall be resolved on the following basis:

(i)            the Purchase Price Dispute Accounting Firm shall act as an expert and not as an arbitrator;

(ii)          the decision of the Purchase Price Dispute Accounting Firm shall, in the absence of manifest error in any mathematical calculation or fraud, be final, binding and conclusive on the Buyer, the Sellers and the Sellers Representative;

(iii)          the Buyer and the Sellers Representative will instruct the Purchase Price Dispute Accounting Firm to render its determination with respect to the items that are part of the Purchase Price Dispute in a written report that specifies the conclusions of the Purchase Price Dispute Accounting Firm as to each item in dispute and each party will use their commercially reasonable efforts to cause the Purchase Price Dispute Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable;

(iv)          the Purchase Price Dispute Accounting Firm’s terms of engagement and work shall be limited solely to determining only those items which are the subject of the Purchase Price Dispute, and the Purchase Price Dispute Accounting Firm is not to make any other determination;

(v)          the Purchase Price Dispute Accounting Firm’s determination with respect to any Purchase Price Dispute shall be within the range of values assigned by the Buyer to such item in the Closing Statement and the Sellers Representative in the Adjustment Amount Dispute Notice;

(vi)          except to the extent that the Buyer and the Sellers Representative agree otherwise in writing, the Purchase Price Dispute Accounting Firm shall determine its own procedure, but the procedure of the Purchase Price Dispute Accounting Firm shall give the Buyer and the Sellers Representative the opportunity to make written and oral representations, allow a party to the Purchase Price Dispute to be present while any oral representations or other statements are being made to the Purchase Price Dispute Accounting Firm by the other party, require the Purchase Price Dispute Accounting Firm to simultaneously supply to each party a copy of any written representations promptly after the same are provided to the Purchase Price Dispute Accounting Firm and shall not permit any ex parte communications between any party (or its Representatives) and the Purchase Price Dispute Accounting Firm;

(vii)       all fees and expenses of the Purchase Price Dispute Accounting Firm will be allocated between the Buyer and the Sellers Representative based upon the percentage by which the portion of the disputes not awarded to each such party bears to the amount actually contested by the applicable party, as finally determined by the Purchase Price Dispute Accounting Firm (i.e., if the Sellers Representative claims that the appropriate adjustment is $1,000 greater than the amount determined by the Buyer and if the Purchase Price Dispute Accounting Firm ultimately resolves the dispute by awarding to Seller $300 of the $1,000 contested, then the fees and expenses of the Purchase Price Dispute Accounting Firm shall be allocated 30% to the Buyer and 70% to the Sellers Representative); and

(viii)       the Buyer and the Sellers shall cooperate with the Purchase Price Dispute Accounting Firm, and shall comply with all reasonable requests (including requests for information relating to the Purchased Company) made by the Purchase Price Dispute Accounting Firm in connection with the carrying out of its obligations.

(f)          The final, binding and conclusive Closing Statement based either upon agreement by the parties, or deemed agreement in accordance with Section 2.13(c), or the written determination delivered by the Purchase Price Dispute Accounting Firm in accordance with Section 2.13(e) will be the “Conclusive Closing Statement.” The Purchase Price as finally determined in accordance with this Section 2.13 is referred to as the “Final Purchase Price,” and shall be an amount in Dollars equal to (i) the Base Amount, plus (ii) the Closing Cash Amount determined in the Conclusive Closing Statement, plus (iii) the Closing Net Working Capital Excess Amount, if any, determined in the Conclusive Closing Statement, minus (iv) the Closing Net Working Capital Deficiency Amount, if any, determined in the Conclusive Closing Statement, minus (v) the Closing Funded Indebtedness determined in the Conclusive Closing Statement, minus (vi) the Closing Transaction Related Expenses determined in the Conclusive Closing Statement, minus (vii) the Escrow Amount, minus (viii) the Holdback Amount.

(g)         In the event that the Final Purchase Price is equal to the Upfront Amount, there shall be no adjustment to the Upfront Amount, and the Buyer shall pay to the Sellers Representative (for further distribution by the Sellers Representative to the Sellers in accordance with Schedule 3.4(a)) the Holdback Amount within 10 Business Days following the determination of the Final Purchase Price.

(h)         In the event that the Final Purchase Price exceeds the Upfront Amount, then the Buyer shall pay an amount equal to the sum of (i) such excess plus (ii) the Holdback Amount to the Sellers Representative (for further distribution by the Sellers Representative to the Sellers in accordance with Schedule 3.4(a)) within 10 Business Days following the determination of the Final Purchase Price.

(i)          In the event that the Upfront Amount exceeds the Final Purchase Price, then the Buyer shall (i) release that portion of the Holdback Amount to Buyer’s or its designee’s account, and unconditionally retain, an amount equal to such excess (the “Adjustment Payable to the Buyer”) and (ii) pay to the Sellers Representative (for further distribution by the Sellers Representative to the Sellers in accordance with Schedule 3.4(a)) any remaining Holdback Amount after giving effect to the release contemplated by the foregoing clause (i).  If the Holdback Amount is less than the Adjustment Payable to the Buyer, then the Sellers shall jointly and severally pay to the Buyer or its designee an amount in cash equal to such difference within 10 Business Days following the determination of the Final Purchase Price.

Section 2.14.        Future Consideration.

(a)         The aggregate consideration for the Remaining Transferred Equity Interests to be sold, conveyed, transferred, assigned and delivered to the Buyer at each Remaining Closing shall be an amount equal to the Future Consideration and at each Remaining Closing, the Buyer shall pay to each Seller his/her portion of the Future Consideration (if any) as set forth in Schedule 4.3(b).

(b)          Notwithstanding any other provisions of this Agreement:

(i)          the maximum aggregate Future Consideration which the Buyer shall be liable to pay to the Sellers Representative (or the Sellers) shall be $200 million, in the aggregate, and if the Sellers Representative (or the Sellers) have received Future Consideration of $200 million in aggregate, they shall not be entitled to receive any further Future Consideration for any reason whatsoever;

(ii)          the Buyer may at any time following the First Closing by written notice to the Sellers Representative require the Sellers to transfer to the Buyer all Remaining Transferred Equity Interests which have not already been sold, conveyed, transferred, assigned and delivered to the Buyer at a prior Remaining Closing (the “Relevant Remaining Equity Interests”) for an amount equal to $200 million less an amount equal to all Future Consideration (if any) previously paid to the Sellers (the “Remaining Amount”). Following receipt of such notice, the Sellers shall sell, convey, transfer, assign and deliver to the Buyer all such Relevant Remaining Equity Interests on the date specified in such notice for consideration equal to the Remaining Amount, whereupon the Sellers shall no longer be entitled to receive any further Future Consideration, the Sellers and Sellers Representative shall have no further rights under this Section 2.14, and the Buyer shall have no further obligations or liabilities under this Section 2.14;

(iii)         (A) if at any time after the First Closing, at a time when Sellers continue to hold any portion of the Remaining Transferred Equity Interests, a Person other than Buyer or its Affiliates (such Person (excluding Buyer or its Affiliates), a “Drag Purchaser”) seeks to effectuate a transaction or series of transactions (whether pursuant to a stock or asset sale, merger, consolidation, reorganization or other transaction) to control or acquire the Purchased Company by (a) directly acquiring a majority of its Equity Interests or a majority of its assets calculated based on the then current book value of the Purchased Company, or (b) indirectly acquiring a majority of its Equity Interests or a majority of its assets pursuant to which both (1) the Purchased Company Drag EBITDA is 75% or more of the Total Drag EBITDA of all assets, interests and businesses being sold, transferred, conveyed or otherwise disposed of in such indirect transaction and (2) the Purchased Company’s net assets constitute 75% or more of the total net assets being sold, transferred, conveyed or otherwise disposed of in such indirect transaction (For all purposes of this Section 2.14(b)(iii), “Total Drag EBITDA” shall be the total EBITDA of all assets, interests and businesses being sold, transferred, conveyed or otherwise disposed of in the applicable indirect transaction (including the portion of the Total EBITDA attributable to the Purchased Company’s Equity Interests or assets being so sold, transferred, conveyed or otherwise disposed of (such portion of the “Total Drag EBITDA” being for all purposes of this Section 2.14(b)(iii), the “Purchased Company Drag EBITDA”)), calculated (in the case of both the Total Drag EBITDA and the Purchased Company Drag EBITDA) based on (i) the four fiscal quarters reflected in the applicable most recent financial statements for the Purchased Company and/or its direct or indirect parent companies, as applicable under the circumstances, that have been finalized prior to the date on which the definitive binding sale or transaction agreement for such indirect transaction has been executed and (ii) the amounts set forth in such financial statements, and net assets shall be calculated based on the then-current fair market value of the applicable assets as of the last day of the period covered by such financial statements), the Buyer shall have the obligation (the “Drag Along Obligation”) to compel each Seller to sell, convey, transfer, assign and deliver the entire portion of the Relevant Remaining Equity Interests to the Drag Purchaser for no consideration as part of such transaction or transactions and (B) without prejudice to Section 2.14(b)(iii)(A)(b), if at any time after the First Closing, at a time when Sellers continue to hold any portion of the Remaining Transferred Equity Interests, a Drag Purchaser seeks to effectuate a transaction or series of transactions (whether pursuant to a stock or asset sale, merger, consolidation, reorganization or other transaction) to indirectly control or acquire the Purchased Company, including through a sale of a majority of the Equity Interests or assets of Buyer or any of its Affiliates, the Buyer shall have the option (the “Drag Along Option”) to compel each Seller to sell, convey, transfer, assign and deliver the entire portion of the Relevant Remaining Equity Interests to the Drag Purchaser for no consideration as part of such transaction or transactions; provided in each case of clauses (A) and (B) above (where clause (B) is triggered only if Buyer elects to exercise the Drag Along Option), that the Buyer shall cause such Drag Purchaser to assume the Buyer’s outstanding obligations pursuant to this Section 2.14 (whereupon the Buyer shall have no further obligations or liabilities pursuant to this Section 2.14). The Buyer may exercise the Drag Along Option by giving a written notice to that effect (a “Drag Along Notice”) to the Sellers Representative. A Drag Along Notice shall specify that (a) the Sellers are required to sell, convey, transfer, assign and deliver all their Relevant Remaining Equity Interests under this Section 2.14(b)(iii), (b) the identity of the Drag Purchaser and (c) the required date of sale, conveyance, transfer, assignment and delivery (the “Drag Closing Date”), and shall append the form of any sale agreement or form of acceptance or any other document of similar effect that the Sellers are required to sign in connection with such sale. On the Drag Closing Date, the Sellers shall deliver to the Drag Purchaser

(x) if any of the Relevant Remaining Equity Interests are represented by certificates, such certificates, and stock powers or other instruments of assignment duly executed by the applicable Seller evidencing the sale, conveyance, transfer, assignment and delivery, free and clear of all Liens, of such Relevant Remaining Equity Interests by such Seller to the Drag Purchaser, (y) a certificate, dated as of such Drag Closing Date and signed by the Sellers certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied (assuming for such purposes that such Drag Closing Date is a Remaining Closing Date, mutatis mutandis) and (z) a duly executed sale agreement, if applicable, in the form specified in the Drag Along Notice, and each Seller shall take such actions, including executing such documents, as may be reasonably requested by Buyer to give effect to this Section 2.14(b)(iii), provided, however, that the Sellers will not give any representations and warranties other than representations and warranties substantially similar in form and substance to the Sellers’ Fundamental Representations to the extent requested by the Drag Purchaser; and

(iv)          If at any time after the First Closing a Relevant Event occurs, the Buyer shall have the option (the “Relevant Event Option”) to compel each Seller to sell, convey, transfer, assign and deliver the Relevant Remaining Equity Interests to the Buyer for no consideration other than any remaining Future Consideration as and when any such amounts shall become due and payable pursuant to this Section 2.14; provided, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the Sellers and the Sellers Representative shall not be entitled to receive any further Future Consideration, the Sellers and Sellers Representative shall have no further rights under this Section 2.14, and the Buyer shall have no further obligations or liabilities under this Section 2.14, in each case, to the extent that Buyer is not permitted to make such payments pursuant to applicable Law. The Buyer may exercise the Relevant Event Option by giving a written notice to that effect (a “Relevant Event Notice”) to the Sellers Representative. A Relevant Event Notice shall specify that (a) the Sellers are required to sell, convey, transfer, assign and deliver all their Relevant Remaining Equity Interests under this Section 2.14(b)(iv) for no consideration other than any remaining Future Consideration as and when any such amounts shall become due and payable pursuant to this Section 2.14 (subject to the proviso in the first sentence of this Section 2.14(b)(iv)), and (b) the required date of sale, conveyance, transfer, assignment and delivery of the Relevant Remaining Equity Interests. Following receipt of a Relevant Event Notice, the Sellers shall sell, convey, transfer, assign and deliver to the Buyer all Relevant Remaining Equity Interests on the date specified in the Relevant Event Notice.

(c)         The Relevant Financial Statements will be prepared in accordance with US GAAP and, to the extent there is no conflict with the foregoing, the accounting standards and principles historically used by the Purchased Company. All revenues, gains, losses, expenses and costs which are non-U.S. Dollar denominated shall be recorded in U.S. Dollars based on the average exchange rate for the applicable period, as reported by Bloomberg or its successor, based on the exchange rate published on the (i) last day of the applicable period and

(ii) first day of the applicable period. Foreign currency exchange gains or losses shall be recognized in the profit and loss account.

(d)         No later than thirty (30) days after the Relevant Financial Statements in respect of a Relevant Financial Year have been finalized (or in the event such Relevant Financial Statements are audited, no later than thirty (30) days after such audit is completed), the Buyer shall prepare or cause the Purchased Company to prepare and deliver to the Sellers Representative:

(i)          a copy of the Relevant Financial Statements in respect of the applicable Relevant Financial Year; and

(ii)         a Future Consideration Statement.

(e)          Within 15 Business Days after delivery of the Future Consideration Statement, the Sellers Representative may dispute the Future Consideration Statement by delivering to the Buyer a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith. If the Sellers Representative does not so timely deliver a Dispute Notice, the applicable Future Consideration Statement shall be deemed irrevocably accepted by the Sellers Representative.

(f)          If the Sellers Representative timely delivers a Dispute Notice to the Buyer, then the Buyer and the Sellers Representative will attempt in good faith, for a period of 20 days after delivery of the Dispute Notice (such 20-day period, the “Dispute Negotiation Period”), to agree on the applicable Future Consideration Statement. If the Buyer and the Sellers Representative do not resolve in writing all disputed items by the end of the Dispute Negotiation Period, then the Buyer and the Sellers Representative will submit the remaining items in dispute to the Independent Expert for resolution, or if that firm is unwilling or unable to serve, the Buyer and the Sellers Representative will engage another mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Buyer or the Purchased Company. If the Buyer and the Sellers Representative are unable to jointly select such independent accounting firm within 10 days after the end of the Dispute Negotiation Period, the Buyer, on the one hand, and the Sellers Representative, on the other hand, will each select an independent accounting firm of recognized international standing within 10 days thereafter (i.e., within 20 days after the end of the Dispute Negotiation Period by written notice to the other party (email being sufficient)) and such selected accounting firms will select a third independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Buyer or the Purchased Company; provided, however, that if either the Buyer, on the one hand, or the Sellers Representative, on the other hand, fail to select such independent accounting firm they should have selected during this additional 10-day period (i.e., within 20 days after the end of the Dispute Negotiation Period by written notice to the other party (email being sufficient)), then the parties agree that the independent accounting firm selected by the compliant party will be the independent accounting firm selected by the parties for the purposes of this Section 2.14 (such selected independent accounting firm, whether the Independent Expert or otherwise selected pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”). The Buyer and the Sellers Representative will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Future Consideration Statement and not by independent review. There shall be no ex parte communications between any party (or its Representatives) and the Independent Accounting Firm. The Buyer and the Sellers Representative will reasonably cooperate with the Independent Accounting Firm and will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. In resolving any remaining unresolved disputed item, the Independent Accounting Firm may not assign a value to any particular item in dispute greater than the greatest value for such item claimed by either the Sellers Representative or the Buyer, or less than the lowest value for such item claimed by either the Sellers Representative or the Buyer, in each case as presented to the Independent Accounting Firm. The Independent Accounting Firm’s determination of the Future Consideration Statement as set forth in its report will be final and binding on the parties (absent fraud, or manifest error by the Independent Accounting Firm in any mathematical calculation). All fees and expenses of the Independent Accounting Firm will be allocated between the Buyer and the Sellers Representative based upon the percentage by which the portion of the disputes not awarded to each such party bears to the amount actually contested by the applicable party, as finally determined by the Independent Accounting Firm (i.e., if the Sellers Representative claims that the appropriate adjustment is $1,000 greater than the amount determined by the Buyer and if the Independent Accounting Firm ultimately resolves the dispute by awarding to Seller $300 of the $1,000 contested, then the fees and expenses of the Independent Accounting Firm shall be allocated 30% to the Buyer and 70% to the Sellers Representative).

(g)         After delivery of the Future Consideration Statement and until the date the applicable Remaining Closing in respect thereof is required to occur pursuant to Section 2.14(h), if requested by the Sellers Representative (and subject to the Sellers Representative entering into confidentiality restrictions reasonably satisfactory to the Buyer), the Buyer shall make available to the Sellers Representative upon reasonable notice and at ordinary business hours at the Purchased Company’s principal place of business copies of such records and work papers used or created in connection with the preparation of the Future Consideration Statement which are reasonably required to support such Future Consideration Statement, and where requested by the Sellers Representative and where practicable the Buyer will promptly send all such records to the Sellers Representatives by email, other than any records and work papers which contain information which is commercially sensitive in nature to the Buyer and its Affiliates (including the Purchased Company) or is subject to attorney-client or work-product privileges.

(h)          The Remaining Closings shall occur on the following dates, subject to satisfaction or waiver of the conditions set forth in Article VIII:

(i)          the first Remaining Closing shall occur on the twentieth Business Day following the date on which the applicable Future Consideration Statement has been delivered to the Sellers Representative where the undisputed amount of the applicable Future Consideration (if any) payable to the Sellers as shown in such Future Consideration Statement shall be paid to the Sellers and the rest of the Future Consideration (if any) shall be paid within five Business Days following the date on which such Future Consideration Statement has become final in accordance with 2.14(e);

(ii)          the second Remaining Closing shall occur on the twentieth Business Day following the date on which the applicable Future Consideration Statement has been delivered to the Sellers Representative where the undisputed amount of the applicable Future Consideration (if any) payable to the Sellers as shown in such Future Consideration Statement shall be paid to the Sellers and the rest of the Future Consideration (if any) shall be paid within five Business Days following the date on which  such Future Consideration Statement has become final in accordance with 2.14(e).

(iii)        the third Remaining Closing shall occur on the twentieth Business Day following the date on which the applicable Future Consideration Statement has been delivered to the Sellers Representative where the undisputed amount of the applicable Future Consideration (if any) payable to the Sellers as shown in such Future Consideration Statement shall be paid to the Sellers and the rest of the Future Consideration (if any) shall be paid within five Business Days following the date on which such Future Consideration Statement has become final in accordance with 2.14(e);

(iv)         the fourth Remaining Closing shall occur on the twentieth Business Day following the date on which the applicable Future Consideration Statement has been delivered to the Sellers Representative where the undisputed amount of the applicable Future Consideration (if any) payable to the Sellers as shown in such Future Consideration Statement shall be paid to the Sellers and the rest of the Future Consideration (if any) shall be paid within five Business Days following the date on which such Future Consideration Statement has become final in accordance with 2.14(e); and

(v)          the fifth (and final) Remaining Closing shall occur on the twentieth Business Day following the date on which the applicable Future Consideration Statement has been delivered to the Sellers Representative where the undisputed amount of the applicable Future Consideration (if any) payable to the Sellers as shown in such Future Consideration Statement shall be paid to the Sellers and the rest of the Future Consideration (if any) shall be paid within five Business Days following the date on which such Future Consideration Statement has become final in accordance with 2.14(e).

(i)          At each Remaining Closing subject to the Sellers complying with their obligations pursuant to Section 2.12 and subject to satisfaction or waiver by the Buyer of the applicable conditions set forth in Article VIII, the Buyer shall pay or cause to be paid to the Sellers the undisputed amount of the applicable Future Consideration (if any) payable to the Sellers as shown in the relevant Future Consideration Statement (with the rest of the applicable Future Consideration (if any) paid in accordance with Section 2.14(h) within five Business Days following the date on which the applicable Future Consideration Statement has become final in accordance with Section 2.14(e)) by wire transfer of immediately available funds to a bank account designated by the Sellers Representative at least five (5) Business Days prior to such payment, provided that if a Future Consideration Statement shows that no Future Consideration is payable to the Sellers in respect of a Remaining Closing then, notwithstanding the foregoing, at such Remaining Closing each Seller shall be entitled to receive US$1 for the Remaining Transferred Equity Interests to be sold, conveyed, transferred, assigned and delivered to such Seller at such Remaining Closing.

(j)          The Sellers agree and acknowledge that, following the First Closing, the Buyer and its Affiliates (including the Purchased Company) may make from time to time such business decisions as the Buyer and its Affiliates (including the Purchased Company) deem appropriate in conducting their respective businesses, including taking (or not taking) actions that may have an impact on the EBITDA, the revenue of the Purchased Company, the Incremental Revenue, the Incremental EBITDA and/or Future Consideration. Notwithstanding anything to the contrary herein, in no event shall the Buyer or any of its Affiliates (including the Purchased Company) be required to take any action (or omit to take any action) or to expend any funds or incur any Liabilities or expenses in connection with increasing the likelihood of achieving the EBITDA, the revenue of the Purchased Company, the Incremental Revenue, the Incremental EBITDA and/or Future Consideration or to otherwise protect, expedite or maximize the EBITDA, the revenue of the Purchased Company, the Incremental Revenue, the Incremental EBITDA and/or Future Consideration. Without limiting the foregoing, the parties understand and acknowledge that control of all business decisions with respect to the Buyer and its Affiliates (including the Purchased Company) (including, without limitation, sales and marketing, capital expenditures, pricing, employee hiring and retention, subcontracting authority, facilities management and acquisitions or dispositions of assets (and the timing thereof)), from and after the First Closing shall be the ultimate right of the Buyer and its Affiliates (including the Purchased Company), and that each of the Buyer and its Affiliates (including the Purchased Company) may operate their respective businesses in the manner it deems appropriate in its sole and absolute discretion, and that no such Person has any duty, covenant or obligation whatsoever (express or implied) to the Sellers, the Sellers Representative or any of their respective Affiliates or Representatives, with respect to the foregoing. The Buyer makes no representation or warranty (express or implied) to the Sellers, the Sellers Representative or any of their respective Affiliates or Representatives, in respect of the EBITDA, the revenue of the Purchased Company, the Incremental Revenue, the Incremental EBITDA or Future Consideration and expresses no opinion as to the value or amount, if any, of the EBITDA, the revenue of the Purchased Company, the Incremental Revenue, the Incremental EBITDA or Future Consideration. In addition, nothing herein shall create a duty (fiduciary or otherwise) on the part of the Buyer or any of its Affiliates or any of their respective Representatives to the Sellers, the Sellers

Representative or any of their respective Affiliates or Representatives, with respect to the subject matter of this Section 2.14.

(k)         Notwithstanding Section 2.14(j), from the First Closing Date until the date the Final Closing Date is required to occur pursuant to Section 2.14(h), Buyer shall not take any actions with the specific intent and primary purpose of deliberately avoiding or reducing the Future Consideration.

(l)          Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that any Future Consideration payable pursuant to this Section 2.14 shall be reduced by any and all amounts payable to Aream or its Affiliates  pursuant to or in respect of any arrangements or agreements agreed to or executed by the Seller(s) or the Purchased Company prior to the First Closing. For the avoidance of doubt, all such amounts payable to Aream or its Affiliates, as described in the immediately preceding sentence, shall be deemed to have been paid by Buyer to the Sellers in respect of the Future Consideration for purposes of this Agreement.

Section 2.15.       Withholding. The Buyer, the Purchased Company, and their respective Affiliates shall be entitled to deduct and withhold from any payment under this Agreement any Taxes required to be deducted and withheld under applicable Law and shall pay such amount to the appropriate Taxing Authority. Any such amounts so withheld and paid shall be treated for all purposes of this Agreement as having been paid to the party in respect of which such deduction and withholding was made.

Section 2.16.       Right of Set-Off. Notwithstanding anything herein to the contrary, the Buyer shall have the right to set off against its obligations to pay the Future Consideration any amounts that is finally owed by any Seller to the Buyer, its Affiliates or any other Buyer Indemnified Party under the terms of this Agreement (subject to for the avoidance of doubt the limitations under Sections 9.5 and 9.6) or the Transaction Documents (provided that, upon such set off, the associated obligation of any Seller, shall be deemed satisfied to the extent of the amount so set off). If the Buyer claims, acting in good faith, that it is owed any amount by any Seller which has not yet become final, the Buyer may hold back an amount corresponding to such disputed receivable (the “Claimed Amount”); provided that the Buyer may only hold back the amount by which the Claimed Amount exceeds the then existing Escrow Amount in the Escrow Account.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each of the Sellers represents and warrants, solely as to himself/herself, to the Buyer as of the date hereof and as of each Closing (unless a representation or warranty that is made as of a specific date, then only as of such specific date), as follows:

Section 3.1.          Legal Capacity and Authorization. Such Seller has full power and authority, and full legal capacity, as applicable, to execute and deliver this Agreement and each of the Transaction Documents to which he/she is a party, and to perform its obligations and consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by such Seller of this Agreement and each of the Transaction Documents to which he/she is a party, and the consummation of the transactions contemplated hereunder and thereunder, has been duly and validly authorized by such Seller and no additional authorization or consent by such Seller is required in connection therewith.

Section 3.2.        Binding Effect. This Agreement and each of the Transaction Documents to which such Seller is a party has been, or when entered into by such Seller will be, duly executed and delivered by such Seller and (assuming this Agreement and each of the Transaction Documents constitutes a legal, valid and binding obligation of the other parties signatory hereto) constitutes a legal, valid and binding obligation of such Seller, enforceable against him in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, concordat, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.3.          Non-Contravention. The execution, delivery and performance by such Seller of this Agreement and each of the Transaction Documents to which he is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) materially conflict with, or result in the material breach of, or constitute a material default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of such Seller under, or result in a loss of any benefit to which such Seller is entitled under, any Contract to which such Seller is a party or (ii) materially violate or result in a material breach of or constitute a material default under any Law or Governmental Authorization to which such Seller is subject. Except as set forth in Schedule 3.3(a) (the “Seller Regulatory Approvals”), no Governmental Authorization, notice or filing is required to be obtained by such Seller from, or to be given by such Seller to, or made by such Seller with, any Governmental Entity or securities exchange, as a result of the execution, delivery or performance by such Seller of, or performance by such Seller of his obligations or consummation of the transactions contemplated under, this Agreement or the Transaction Documents. Except as set forth in Schedule 3.3(b) (the “Seller Non-Governmental Consents”), no material consent, notice, approval, waiver or authorization is required to be obtained by such Seller from, or to be given by such Seller to, or made by such Seller with, any Person other than a Governmental Entity or securities exchange, as a result of the execution, delivery or performance by such Seller of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereunder or thereunder.

Section 3.4.         Title. (i) At all times from the date of this Agreement through the First Closing (a) such Seller is the direct owner of the number and class of Equity Interests of the Purchased Company indicated for such Seller on Schedules 3.4(a) and (b), free and clear of all Liens, and upon the First Closing, Buyer shall own 80% of the Equity Interests of the Purchased Company, free and clear of all Liens; (b) such Seller is not party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement and the Transaction Documents to which such Seller is a party) obligating such Seller to sell, transfer, pledge or otherwise dispose of his portion of Equity Interests in the Purchased Company; and (c) such Seller is not a party to any voting trust, proxy or other agreement or understanding restricting or otherwise relating to the voting, dividend rights voting or disposition of its portion of Equity Interests in the Purchased Company; and (ii) at all times from the First Closing through each Remaining Closing (x) such

Seller is the direct owner of the number and class of Equity Interests of the Purchased Company indicated for such Seller on Schedule 3.4(b) (other than Equity Interests of the Purchased Company which the Sellers have already sold the Buyer at a previous Remaining Closing), free and clear of all Liens, and upon each Remaining Closing, the Buyer shall own such Equity Interests of the Purchased Company which the Sellers have agreed to sell, convey, transfer, assign and deliver to the Buyer at such Remaining Closing, free and clear of all Liens; (y) such Seller is not party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement and the Transaction Documents to which such Seller is a party) obligating such Seller to sell, transfer, pledge or otherwise dispose of its portion of Equity Interests in the Purchased Company; and (z) such Seller is not a party to any voting trust, proxy or other agreement or understanding restricting or otherwise relating to the voting, dividend rights voting or disposition of its portion of Equity Interests in the Purchased Company.

Section 3.5.         Litigation. As at the date of this Agreement and the date of First Closing, there are no material Litigations pending or, to the knowledge of such Seller, threatened against him/her relating to the Purchased Company or the transaction contemplated by this Agreement.

Section 3.6.          Finders’ Fees. There is no fee or commission payable by such Seller or any of such Seller’s Affiliates to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Seller or any of such Seller’s Affiliates in connection with the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASED COMPANY

Each of the Sellers, jointly and severally, hereby represents and warrants to the Buyer as of the date hereof and as of the First Closing (unless a representation or warranty that is made as of a specific date, then only as of such specific date), as follows:

Section 4.1.       Organization and Qualification; Authorization. The Purchased Company is duly incorporated and is validly existing and in good standing, under the Laws of its jurisdiction of organization. The Purchased Company has all requisite corporate (or similar entity) power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and where the conduct of its business requires such qualification the Purchased Company is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction. The Sellers and the Purchased Company have heretofore made available to the Buyer complete and correct copies of all Organizational Documents of the Purchased Company, each as amended to the date hereof, and such Organizational Documents are in full force and effect and no amendments thereto are pending. The Purchased Company is not in violation of any provision contained in its Organizational Documents.

Section 4.2.        Non-Contravention. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the Organizational Documents of the Purchased Company; (b) assuming the receipt and/or filing of all Seller Regulatory Approvals and Seller Non-Governmental Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Purchased Company under, or result in a loss of any benefit to which the Purchased Company is entitled under, any Contract to which the Purchased Company is bound or to which any of its assets are subject, or result in the creation of any Lien upon any Equity Interests or (other than a Permitted Lien) assets of the Purchased Company except, in each case, as would not be material to the business of the Purchased Company; (c) assuming the receipt and/or filing of all Seller Regulatory Approvals and Seller Non-Governmental Consents, violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which the Purchased Company or any of its assets are subject; or (d) cause the Purchased Company to become subject to, or become liable for the payment of, any material Liability.

Section 4.3.          Assets; Capitalization; Equity Interests.

(a)          Assets. The Purchased Company has good and marketable title to or a valid leasehold interest in or license to all of its material assets owned or leased by it or used in the conduct of its business as currently conducted (including the assets reflected in the Latest Balance Sheet of the Purchased Company as owned or leased by it or acquired since the date thereof, other than assets disposed of in the ordinary course of business since the date thereof), free and clear of all Liens, other than Permitted Liens. The assets of the Purchased Company constitute all of the personal property and assets necessary to carry on its business from and after the First Closing Date as presently carried on by the Purchased Company (or as carried on by the Purchased Company during the twelve (12) months prior to the date hereof), consistent with its past practice, subject to repair and replacement for ordinary wear and tear in the ordinary course.  The assets of the Purchased Company are sufficient for the continued conduct of its business after the First Closing in substantially the same manner as conducted prior to the First Closing. With respect to the Purchased Company, there are no assets or properties used in the operation of the business and owned (or to the Sellers’ Knowledge, purported to be owned) by any Person other than the Purchased Company that are not currently leased or licensed to the Purchased Company under valid, current leases or license arrangements.

(b)         Capitalization. The authorized capital stock or Equity Interests of the Purchased Company and the current ownership of such capital stock or Equity Interests that are issued and outstanding are set forth in Schedule 4.3(b). The capital stock and Equity Interests shown as issued and outstanding in Schedule 4.3(b) constitute the only issued and outstanding shares of capital stock or other Equity Interests of the Purchased Company, and all such Equity Interests have been duly authorized and, to the extent the following concepts are applicable thereto, are validly issued and fully paid, and are nonassessable, and are free and clear of all Liens of any kind other than as set forth in the Transaction Documents.

(c)       Subsidiaries; Netherlands Entity. The Purchased Company does not control, directly or indirectly, or have any Equity Interests or any direct or indirect equity participation or ownership interest in any Person. Alictus NL BV, having registration number 84825332 and whose registered address is Zuidplein 116 Tower H, Lev

Amsterdam (the “Sellers NL Entity”), is a newly formed entity   and has not conducted any business or incurred any liabilities or obligations, except in connection with its organization.  Its outstanding Equity Interests are owned one hundred percent (100%) by the Sellers.

(d)         Agreements with Respect to Equity Interests. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock or equity appreciation rights, redemption rights, subscription or purchase rights, repurchase rights, agreements, arrangements or commitments of any character under which the Purchased Company is or may become obligated to (i) issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock or other Equity Interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other Equity Interests, of the Purchased Company, or to make any investment in any other Persons, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no phantom stock, phantom equity, appreciation or similar rights valued, directly or indirectly, in whole or in part, in reference to the Purchased Company.

Section 4.4.          Financial Statements.

(a)          Schedule 4.4(a) contains correct and complete copies of the Interim Financial Statements and the Year-End Financial Statements of the Purchased Company.

(b)        Each of the balance sheets of the Purchased Company contained in its Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects the financial position of the Purchased Company, as of the date thereof, and each of the statements of operations and cash flows or equivalent statements of the Purchased Company contained in its Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects the results of operations and cash flows of the Purchased Company for the periods specified in such statement, in each case in accordance with Turkish GAAP (subject, in the case of unaudited Financial Statements, to changes resulting from normal year-end adjustments (none of which are expected to be material) and to the absence of footnote and other presentation disclosures) (which will not be material individually or in the aggregate). The Purchased Company maintains, in accordance with the applicable Law, a system of internal controls sufficient to provide assurance that transactions involving the Purchased Company are properly authorized and accurately recorded to permit the preparation of the Financial Statements of the Purchased Company. The Financial Statements of the Purchased Company do not reflect the assets, Liabilities, operations or cash flows of any Person other than the Purchased Company.

(c)          Each of the accounts receivable of the Purchased Company (i) constitutes a bona fide receivable resulting from a bona fide sale to a customer in the ordinary course of business, (ii) is not subject to any material valid defenses, set-offs or counterclaims, and (iii) is not in dispute. All outstanding accounts receivable deemed uncollectible by the Purchased Company have been reserved against on its Latest Balance Sheet. Since January

1, 2021, the Purchased Company has not canceled, or agreed to cancel, in whole or in part, any accounts receivable except in the ordinary course of business.

(d)        All of the accounts payable and all payables and other accruals of the Purchased Company reflected on its Latest Balance Sheet or which have arisen after the date thereof and on or before the First Closing Date are and shall be, as applicable, accurately reflected in the Books and Records of the Purchased Company in all material respects and have arisen from bona fide, arm’s length transactions in the ordinary course of business.

(e)          Schedule 4.4(e) sets forth, for the Purchased Company, all Funded Indebtedness for which the Purchased Company is liable (including the maximum available amount under any undrawn credit facility, revolving credit facility or similar Contract for Funded Indebtedness). There are no bonuses accrued or required to be accrued under Turkish GAAP to any current or former director, consultant, officer or employee of the Purchased Company.

Section 4.5.        Litigation and Claims.  Except as set forth in Schedule 4.5, there are no, and during the past three (3) years and up to the First Closing Date, there have been no, Litigations pending or threatened in writing against (i) any Seller (with respect to the Purchased Company or its Equity Interests, assets or Liabilities), (ii) the Purchased Company, (iii) any of the facilities of the Purchased Company or (iv) any of the employees, consultants or other service providers of the Purchased Company as related to his or her employment or services with the Purchased Company. Except as set forth in Schedule 4.5, there are no Litigations pending or threatened in writing against any Seller (with respect to the Purchased Company or its Equity Interests, assets or Liabilities) or the Purchased Company that, individually or in the aggregate, would materially impact any Seller’s or the Purchased Company’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby. Except as set forth in Schedule 4.5, none of the Sellers (with respect to the Purchased Company or its Equity Interests, assets or Liabilities), the Purchased Company, any facility of the Purchased Company or any employee, consultant or other service provider of the Purchased Company (as related to his or her employment or services with the Purchased Company) is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity of competent jurisdiction or any arbitrator or arbitrators. Schedule 4.5 sets forth all settlement, consent or similar agreements entered into by the Purchased Company or binding on the Purchased Company or any of its assets, in each case, within the past three (3) years and up to the First Closing Date.

Section 4.6.          Compliance with Law.

(a)          Except as set forth in Schedule 4.6(a), the Purchased Company is currently in, and has at all times been in, material compliance with applicable Law.

(b)          Neither the Purchased Company, nor any of its directors, officers, or any Person while acting at the direction of any of them, has engaged in any activities in violation of U.S. or other economic sanctions laws and regulations, including without limitation any activities involving: (i) any person identified on the U.S. List of Specially Designated Nationals; (ii) any person located, organized, or headquartered in any territory subject to comprehensive U.S. economic sanctions (including Crimea, Cuba, Iran, North Korea, Sudan or Syria); or (iii) any Person owned or controlled by the foregoing.

Section 4.7.          Regulatory Matters.

(a)          Except as set forth in Schedule 4.7, none of the Sellers (with respect to the Purchased Company or its Equity Interests, assets or Liabilities) or the Purchased Company has received written notice alleging, and no investigation or review of the Sellers (with respect to the Purchased Company or its Equity Interests, assets or Liabilities) or the Purchased Company has been pending or, to Sellers’ Knowledge, threatened with respect to, any material violation under any applicable Law during the past three (3) years. Each of the Sellers has heretofore made available to the Buyer complete and correct copies, in all material respects, of all written notices received by any of them or the Purchased Company alleging any material violation under any applicable Law that the Sellers (with respect to the Purchased Company or its Equity Interests, assets or Liabilities) or the Purchased Company has received during the past three (3) years.

(b)         None of the Sellers (with respect to the Purchased Company or its Equity Interests, assets or Liabilities) or the Purchased Company, nor any of their respective directors, officers, or any Person while acting at the direction of any of them, has (i) solicited, made, paid, offered or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) solicited, made, paid, offered or received any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made or paid any improper foreign payment (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended) or violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, or other similar anti-corruption or anti-money laundering Laws, including among others, the Law on the Prevention of Laundering the Income Generated from Criminal Activities (Suç Gelirlerinin Aklanmasinin Önlenmesi Hakkinda Kanun) numbered 5549 and published in the Official Gazette dated October 18, 2006 and numbered 26323; the Law on the Prevention of Financing of Terrorism (Terörizmin Finansmaninin Önlenmesi Hakkinda Kanun) numbered 5415 and published in the Official Gazette dated February 16, 2013 and numbered 28561, and the applicable provisions of the Turkish Criminal Code. The internal accounting controls of the Purchased Company are adequate under the applicable Laws and in all material respects to detect any of the foregoing. The Purchased Company has not received any fines and/or penalties from the Financial Crimes Investigation Board (MASAK).

Section 4.8.        Governmental Authorizations. Schedule 4.8 lists all material Governmental Authorizations owned or held by the Purchased Company (including without limitation pursuant to Environmental Law). Except as set forth in Schedule 4.8, the Purchased Company possesses all material Governmental Authorizations required to conduct its business as it is currently conducted, and such Governmental Authorizations are valid, in good standing and in full force and effect as at the date hereof and at the date of First Closing. The Purchased Company is (and has been at all times during the past three (3) years up to the First Closing Date) in material compliance with the terms and conditions of such Governmental Authorizations. During the past three (3) years, none of the Sellers (with respect to the Purchased Company or its Equity Interests, assets or Liabilities) or the Purchased Company has received written notice from any Governmental Entity (i) revoking or threatening to revoke any material Governmental Authorization or (ii) alleging that the Purchased Company is in material violation of any such Governmental Authorization, or (iii) informing its intention to cancel, terminate, restrict, limit or otherwise qualify or not renew any of the Governmental Authorizations.

Section 4.9.          Intellectual Property, Privacy, and Cybersecurity.

(a)         Schedule 4.9(a)(i) contains a complete and correct list of all active registrations of, and all pending applications to register any Intellectual Property Rights which are relating to, required or necessary for managing, conducting or operating the Business as it is currently being managed, conducted or operated by the Purchased Company, in each case owned by or filed in the name of the Purchased Company, including patents, trademarks, service marks, copyrights, and Internet domain names and social media accounts (whether directly developed by the Purchased Company or through any contractor of the Purchased Company) (collectively, the “Scheduled IP”), and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrant, and in the case of social media accounts, the account holder), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration. Schedule 4.9(a)(ii) contains a complete and correct list of all material proprietary software owned by the Purchased Company (collectively, the “Proprietary Software”) and material unregistered trademarks, which are relating to, required or necessary for managing, conducting or operating the Business as it is currently being managed, conducted or operated by the Purchased Company.

(b)         The Scheduled IP (i) is registered and/or recorded in the name of the Purchased Company, is in full force, has been duly applied for and registered in accordance with applicable Law; (ii) has no filings, payments or similar actions that must be taken by the Purchased Company within one hundred twenty (120) days of the First Closing Date for the purposes of obtaining, maintaining, perfecting or renewing such registration of Company IPR; (iii) has no unsatisfied past or outstanding maintenance or renewal obligation; and (iv) has not been and is not involved in any opposition, cancellation, interference, inter partes review, reissue, reexamination or other similar proceeding.

(c)          The Purchased Company is the sole legal and beneficial owner of all right, title, and interest in and to all Scheduled IP identified on Schedule 4.9(a)(i), and Proprietary Software and all other Intellectual Property Rights owned or purported to be owned by it, free and clear of all Liens (other than Permitted Liens). The Purchased Company owns or has the valid and legal right to use all Intellectual Property Rights used in and necessary for the conduct of its business; and there is no fact, matter, event or circumstance that would reasonably be expected by the Sellers to give rise to a claim concerning any Scheduled IP.

(d)        Except as set forth on Schedule 4.9(d), none of the Sellers (with respect to the Purchased Company or its Equity Interests, assets or Liabilities) or the Purchased Company has received any communication (written or verbal), or to the Seller’s Knowledge, received any unwritten communication, or had any action or claim asserted  or threatened against it, in the last six (6) years alleging: (i) that the Purchased Company has infringed upon, misappropriated or violated any Intellectual Property Rights of any

Person, or (ii) that any Intellectual Property Rights owned or purported to be owned by the Purchased Company are invalid or unenforceable or challenging the Purchased Company’s ownership of or right to use any such Intellectual Property Rights. The conduct of the business of the Purchased Company and the products and services of the Purchased Company do not and have not infringed upon, misappropriated or violated any Intellectual Property Right owned by any other Person. Except as set forth on Schedule 4.9(d), to the Sellers’ Knowledge, no Person in the last six (6) years has infringed upon, misappropriated or violated any of the Intellectual Property Rights owned or purported to be owned by the Purchased Company. Except as set forth on Schedule 4.9(d), in the last six (6) years, the Purchased Company has not sent any written notice to or asserted or threatened any action or claim against any Person involving or relating to any infringement upon, or misappropriation or violation of Intellectual Property Rights. None of the Intellectual Property Rights owned or purported to be owned by, or licensed to, the Purchased Company is subject to any judicial, administrative or arbitral order, award, decree, injunction, settlement or stipulation (excluding rejections, orders or rulings issues in the context of the application for registration of the Intellectual Property Rights) that bars or limits the use of any such Intellectual Property Rights.

(e)          Immediately subsequent to the First Closing, the Intellectual Property Rights owned or used by the Purchased Company will be owned by or available for use by the Purchased Company on terms and conditions identical to those under which the Purchased Company owned or used such Intellectual Property Rights immediately prior to the First Closing.

(f)          Schedule 4.9(f)(i) sets forth a true and complete list of all agreements under which: (i) the Purchased Company uses or has been granted any license rights (including rights granted on a service basis) under any Intellectual Property Rights owned by any other Person (other than Commercially Available Software); (ii) the Purchased Company has granted to any other Person any license rights under any Company IPR (other than non-exclusive licenses granted by the Purchased Company in the ordinary course of business in connection with the sale, lease or transfer of finished products or services to customers on standard terms and conditions); and (iii) any Intellectual Property Right that is or has been developed by or for the Purchased Company, assigned to the Purchased Company by any other Person, or assigned by the Purchased Company to any other Person (the agreements listed in subsections (i) through (iii) above, the “Company IPR Agreements”). Schedule 4.9(f)(ii) also sets forth a complete and correct list of all royalties, fees, commissions and other amounts payable by the Purchased Company and the associated Company IPR Agreements.

(g)         The Purchased Company has taken commercially reasonable and appropriate steps in accordance with applicable Laws to protect and maintain all of the Intellectual Property Rights owned or purported to be owned by it. The Purchased Company has secured from all Persons (including any other current and former shareholders, employees, contractors and consultants of the Purchased Company) who have participated in the creation, invention, modification, improvement or development of any Intellectual Property Rights for the Purchased Company a valid and enforceable agreement (i) providing for the non-disclosure by such Person of all confidential information and trade secrets of the Purchased Company and (ii) providing for the assignment (by way of a present assignment) by such Person to the Purchased Company of any Intellectual Property Rights arising out of such Person’s employment by, engagement by or contract with the Purchased Company. No current or former shareholder, employee, consultant or contractor of the Purchased Company: (x) is in violation of any term or covenant of any agreement relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other agreement with any other party by virtue of such employee’s, consultant’s or contractor’s being employed by, or performing services for, the Purchased Company, or using trade secrets or proprietary information of others without permission or (y) has developed any Intellectual Property Rights for the Purchased Company that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Intellectual Property Rights. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement of the type described in clause (x) above.

(h)         The Company IPR are valid and enforceable in all material respect. The Company IPR, together with the Intellectual Property Rights licensed to the Purchased Company under the licenses listed in Schedule 4.9(f)(i), constitute all of the Intellectual Property Rights used in and necessary to conduct and operate the business of the Purchased Company as currently conducted.

(i)           The Purchased Company’s practices with regard to the collection, dissemination and use of Company Data are and have been in material compliance with applicable Privacy Commitments. “Company Data” means, with respect to a company, proprietary or confidential data of that company, including customer data and Personal Data held by such Person. “Personal Data” means (i) a natural person’s name, street address, telephone number, email address, photograph, passport number, credit card number, bank information, or account number, and (ii) any information that is defined as “personal information” or “personal data” under applicable Privacy Commitments. The Purchased Company has in place commercially reasonable technical, physical, and organizational measures designed to protect Company Data, including against Data Security Breaches, which are published to employees and enforced, and which include guidelines for the use, Processing, confidentiality and security of its Company Data consistent with applicable Privacy Commitments.

(j)          (i) As at the date of First Closing, the Purchased Company has obtained all necessary rights, permissions, and consents to permit the transfer of Company Data in connection with the transactions contemplated by this Agreement; and (ii) the Purchased Company will, immediately following the First Closing, continue to be permitted to Process Personal Data on terms substantially similar to those in effect as of the date of this Agreement.

(k)          In the last six (6) years immediately preceding the date of this Agreement, except as disclosed in Schedule 4.9(k): (i) none of the Sellers (with respect to the Purchased Company or its Equity Interests, assets or Liabilities) or the Purchased Company has received any written notification or allegation from any competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that such Person has not complied in any respect with applicable Privacy Commitments, (ii) none of the Sellers (with respect to the Purchased Company or its Equity Interests, assets or Liabilities) or the Purchased Company have previously been under investigation, or subject to any complaint, audit, proceeding, investigation, enforcement action, inquiry or claim, initiated by any competent authority regarding or alleging that the Processing of Personal Data by the Sellers or the Purchased Company is in violation of any Privacy Commitment, (iii) no Person has claimed or threatened to claim in writing any amount of compensation (or an offer for compensation) from the Sellers or the Purchased Company under or in connection with any actual or alleged violation of any Privacy Commitment, and (iv) there has been no Data Security Breach.

(l)          The IT Systems and Intellectual Property Rights owned or licensed by the Purchased Company are sufficient in all respects for the operation of its business as currently conducted. The Purchased Company has taken commercially reasonable steps under applicable Laws to safeguard the internal and external integrity of the IT Systems and the data and information that the IT Systems contain. Except as set forth on Schedule 4.9(l), in the last six (6) years, there has been no Data Security Breach, or unauthorized use, access or intrusion, of any IT System, and there has been no material disruption to the business of the Purchased Company, or to the conduct of its business, or the IT Systems of the Purchased Company, related to such Person’s third party information technology service providers (except, in the case of disruptions and the like that are no longer existing and have been satisfactorily remedied). The IT Systems are free of any Malicious Code. “Malicious Code” means any computer code or any other procedures, routines or mechanisms which may: (i) disrupt, disable, harm or impair in any way such Software’s operation, (ii) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of the company or its clients, or otherwise interfere with the company’s operations or (iii) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage erasure or corruption.

(m)        All IT Systems are either owned by, or properly licensed or leased to, the Purchased Company. If any Software included in Company IPR is distributed to customers, it is distributed to such customers pursuant to an end user license agreement that has been made available to the Buyer. No Software included in Company IPR nor any tangible embodiments thereof have been placed in escrow. No Company IPR were developed in whole or in part using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that are subject to “open source” or similar license terms in a manner that subjects the Software included in Company IPR to any copyleft license or that requires or purports to require the Purchased Company to grant any license with respect to Intellectual Property Rights included in Company IPR.

Section 4.10.        Employee Benefits.

(a)          Set forth on Schedule 4.10(a) is a true and complete list of each Benefit Plan. Except as expressly set forth on Schedule 4.10(a), no Benefit Plan is subject to the

Laws of the United States or any state or local jurisdiction therein, or covers any Person residing or primarily working within the United States.

(b)           As applicable with respect to each Benefit Plan, the Sellers and the Purchased Company have made available to the Buyer, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial arrangements, administrative service agreements and insurance and annuity contracts relating thereto, (iii) the current summary description required to be provided or made available to participants (and each summary of material modifications thereto), (iv) the most recent annual report filed with any Governmental Entity, (v) the most recent certification or approval from any Governmental Entity regarding such Benefit Plan’s Tax-qualified or registered status, (vi) the most recent summary annual report, actuarial report, financial statement and trustee report, and (vii) all records, notices, filings and other written communications during the last three years concerning any Litigation (including, without limitation, any audit or investigation by any Governmental Entity).

(c)           Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the provisions of all applicable Laws.

(d)         None of the Sellers, the Purchased Company, any of their respective Subsidiaries or Affiliates nor any ERISA Affiliate maintains, contributes to, is required to contribute to, or has any Liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e)          There are no pending or, to the Sellers’ Knowledge, threatened Litigations (except for individual claims for benefits payable in the normal operation of the Benefit Plans) involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the Sellers’ Knowledge is there any reasonable basis for any such Litigation.

(f)            No Benefit Plan provides medical, dental, vision, prescription drug or life insurance benefits beyond termination of service or retirement other than coverage mandated by Law and none of the Sellers, the Purchased Company, any of their respective Subsidiaries or Affiliates has made a written or oral representation promising the same.

(g)          Neither the execution of, nor the consummation of the transaction contemplated by, this Agreement or any Transaction Document will, either alone or in connection with any other event(s), (i) result in any payment becoming due to any current or former employee, director, manager, officer or independent contractor of the Purchased Company, (ii) increase any amount or level of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, or (iv) require any contribution or payment to fund any obligation under any Benefit Plan.

(h)          No current or former employee, officer, director, manager or independent contractor of the Purchased Company has any “gross up” arrangements or other assurance of reimbursement for any Taxes.

(i)          None of the Sellers (with respect to the Purchased Company), the Purchased Company, or any of their respective Subsidiaries or Affiliates has any commitment to amend any Benefit Plan (except as required by Law or to retain the Tax-qualified status of any Benefit Plan). None of the Sellers (with respect to the Purchased Company), the Purchased Company, or any of their respective Subsidiaries or Affiliates has any commitment to establish any new benefit plan, program, agreement, contract or arrangement.

(j)           Each of the Sellers (with respect to the Purchased Company), the Purchased Company, and each of their respective Subsidiaries and Affiliates has, for purposes of each Benefit Plan and for all other purposes, correctly classified all individuals performing services for any Seller (with respect to the Purchased Company), the Purchased Company as common law employees, leased employees or independent contractors, as applicable.

Section 4.11.         Employment Matters.

(a)          Schedule 4.11(a) contains an accurate and complete list of all employees of the Purchased Company as of the date hereof, and, for each employee, lists such employee’s current job title, date of hire, classification status, and hourly rates of compensation or base salaries (as applicable) and bonus payments, if any, made in the calendar year ending immediately prior to the date thereof. Schedule 4.11(a) further contains an accurate and complete list of each consultant or other independent contractor of the Purchased Company and, for each such contractor, identifies such contractor’s dates of engagement, rate of compensation, scope of services, and whether such contractor has signed a written agreement with the Purchased Company.

(b)        The Purchased Company is not party to or bound by a collective bargaining agreement or other Contract with any union or other labor organization, or has any bargaining relationship with any union or other labor organization.

(c)          There is no unfair labor practice charge or complaint, charge or complaint of discrimination or retaliation, lawsuit, grievance, arbitration, governmental investigation or audit, or other similar proceeding against the Purchased Company pending, or to the Sellers’ Knowledge, threatened by, on behalf of or relating to any employee(s) of the Purchased Company, or otherwise arising under any Law concerning labor, employment or employment matters.

(d)       There are and for the past five (5) years have been no strikes, lockouts, slowdowns, work stoppages, or other material labor disputes pending or, to the Sellers’ Knowledge, threatened against or affecting the Purchased Company or its business. To the Sellers’ Knowledge, there are and for the past five (5) years have been no union organizing activities, certification or election petitions, or demands for recognition of any union or other labor organization involving employees of the Purchased Company.

(e)          The Purchased Company is, and for the past five (5) years has been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including wages and hours, working conditions, retirement, termination of employment, social welfare, health and safety, child labor, internship, immigration, discrimination, retaliation, disability rights or benefits, equal opportunity, the provision of meal and rest breaks and accurate wage statements, layoffs, affirmative action, workers’ compensation, labor relations, employee leave, and unemployment insurance. The Purchased Company (i) has not otherwise failed to pay any wages, salaries, commissions, wage premiums, overtime, accrued but unused vacation, fees, or other compensation due and owing to any current or former employee or independent contractor under applicable Law, Contract, or practice (including workplace practices (işyeri uygulamasi) applicable to employees of the Purchased Company), (ii) has not misclassified any Person who provides or within the past five (5) years has provided services to the Purchased Company as an independent contractor, rather than an employee, of the Purchased Company; (iii) has not paid any employee below the minimum wage; and (iv) has not, during the past five (5) years, received any allegation of sexual harassment against any of its officers or employees, and the Purchased Company has not entered into any settlement, consent decree or other agreement resolving such allegations. The Purchased Company has duly kept and maintained the payroll and personnel file relating to each of its employees in all material respects and in accordance with the applicable Law.

(f)          Within the past five (5) years, the Purchased Company (i) has not implemented any mass layoffs that required the issuance of notice under Article 29 of the Turkish Labor Code or similar applicable Laws, and no such actions are currently contemplated, planned or announced; and (ii) has not been a party to any transfer of a business or undertaking that has required or will require notification to or consultation with any Governmental Entity, union or other body representing employees.

(g)          Except as set forth in Schedule 4.11(g), to the Sellers’ Knowledge, no officer, executive, key employee or key consultant of the Purchased Company (i) has any present intention to terminate or materially alter the terms or nature of his or her employment or services with the Purchased Company within the first twelve (12) months immediately following the date hereof, or (ii) is party to or bound by any confidentiality, non-disclosure, proprietary rights, nonsolicitation, noncompetition or similar Contract that materially restricts such Person’s officer, executive, key employee or key consultant in the performance of his or her employment or service duties or in the conduct of its business.

(h)         There are and there will be no Persons (including business brokers, supplied employees and self-employed contractors) who have, or may claim to have, any relationship with the Purchased Company which qualifies such Persons as employees of the Purchased Company under applicable Law or which would otherwise entitle such Persons, or any Persons, labor union or government agency acting on behalf of such Persons, to collect from the Purchased Company any wages, benefits, severance indemnities or any other sums of any nature whatsoever. There are no due and outstanding payments and contributions to the social security which must be paid by the Purchased Company.

Section 4.12.         Material Contracts.

(a)          Schedule 4.12(a) sets forth an accurate and complete list of the following Contracts to which the Purchased Company is a party or by which it or any of its assets are bound (the Contracts listed in or required to be listed in Schedule 4.12(a) (Purchased Company or not actually so listed), together with any Contracts of the following types entered into by the Seller after the date hereof, the “Material Contracts”), including, but not limited to, the following

(i)           Contracts where (A) the aggregate consideration paid to or by the Purchased Company was in excess of $100,000 during the 12-month period prior to the date hereof (or during any 12-month period after the date hereof), other than agreements for unmodified (except for built-in customization features), commercial, off-the-shelf software, or (B) such Contract is not cancelable, without penalty, by any such Person on sixty (60) days’ or less notice;

(ii)          Contracts which restrict or limit in any material respect the ability of the Purchased Company, or to the Sellers’ Knowledge any employee or service provider of the Purchased Company (other than a Contract exclusively between such employee or service provider, on the one hand, and the Purchased Company, on the other hand), to compete in any line of business or otherwise freely engage in business anywhere in the world, or which restrict any such Person from soliciting or hiring any other Person;

(iii)       (A) Contracts with any Seller or an Affiliate of any Seller and (including any intercompany indebtedness, guaranty, receivable or payable between such Persons); and (B) Contracts of the type described in Section 4.19 (after giving effect to the exceptions in clauses (a) and (c) of Section 4.19);

(iv)          joint venture or partnership agreements;

(v)           Contracts that relate to indebtedness for borrowed money owed by the Purchased Company or the guarantee thereof;

(vi)       mortgages, pledges or security agreements or similar arrangements constituting a Lien (other than Permitted Liens) upon the assets or properties of the Purchased Company;

(vii)        Contracts for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $20,000;

(viii)      Contracts for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $20,000, other than Contracts in which the applicable acquisition or disposition has been consummated before the date hereof and there are no material obligations remaining thereunder;

(ix)         Contracts relating to the acquisition by the Purchased Company of any operating business or the capital stock of any other Person;

(x)          Contracts requiring capital expenditures in excess of $20,000 in any calendar year;

(xi)         Contracts under which the Purchased Company has made advances or loans to any other Person which either (x) were made or incurred during the past two (2) years or (y) currently have amounts outstanding or involve any continuing obligation;

(xii)        settlement and conciliation agreements with (A) any Governmental Entity at any time, or (B) with any other Person in the past two (2) years;

(xiii)       Contracts required to be listed in Schedule 4.9(f);

(xiv)       all Company IPR Agreements;

(xv)        all Leases;

(xvi)       each power of attorney of the Purchased Company;

(xvii)    Contracts entered into other than in the ordinary course of business that contain or provide for an express undertaking by the Purchased Company to be responsible for consequential or liquidated damages; and

(xviii)    Contracts with any Governmental Entity.

(b)          Except for expirations of Material Contracts in accordance with their terms after the date hereof, all Material Contracts are legal, valid, binding, enforceable and in full force and effect against the Purchased Company and, to the Sellers’ Knowledge, each other party thereto, in each case, in accordance with the express terms thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, concordat or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Except as set forth in Schedule 4.12(b), there does not exist under any Material Contract any material violation, breach or event of default, written allegation of material violation, or event or condition that, after notice, would constitute a material violation, breach or event of default thereunder on the part of the Purchased Company, or, to the Sellers’ Knowledge, any other party thereto. The Sellers have made available to the Buyer a complete and correct copy of each written Material Contract (together with all amendments, waivers and modifications thereto).

Section 4.13.         Real Property.

(a)          The Purchased Company does not own, and has not in the past ever owned, any real property.

(b)        Schedule 4.13(b) sets forth a correct and complete list of all real property that is leased, licensed, subleased, or otherwise occupied by the Purchased Company (the “Leased Real Property”). The Sellers have, or have caused to be, made available to the Buyer correct and complete copies of each of the leases, licenses, subleases and other occupancy agreements pursuant to which each such Person uses or occupies the Leased Real Property, including all modifications, amendments and supplements thereto (collectively, the “Leases”). The Purchased Company has not granted a sublease, license, concession or other occupancy agreement with respect to any of the Leased Real Property, or assigned, mortgaged, pledged, deeded in trust or otherwise transferred any Lease. No security deposit or portion thereof deposited with respect to such Leases has been applied in respect of a breach or default under such Leases which has not been redeposited in full. All work required to be performed under such Leases by the landlord thereunder or by the Purchased Company has been performed and fully paid. The Purchased Company does not owe any brokerage commission in connection with such Leases.

(c)          The occupancy, use and operation of the Leased Real Property comply in all material respects with all applicable Laws and Governmental Authorizations.

(d)         Except as set forth in Schedule 4.13(d), there are no pending or, to the Sellers’ Knowledge, threatened in writing, appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property.

(e)        The Leased Real Property is sufficient for the continued conduct of the business of the Purchased Company after the First Closing in all material respects the same manner as conducted prior to the First Closing and comprise all of the real property used or necessary to be used in the operation of its business.

(f)          To the Sellers’ Knowledge, all structures on the Leased Real Property are adequately maintained and are in good operating condition and repair in all material respects, ordinary wear and tear excepted, and each parcel of Leased Real Property is adequately served by proper utilities and other building services as necessary for its current use by the Purchased Company, as applicable.

Section 4.14.        Taxes. Except as set forth in Schedule 4.14

(a)        All Tax Returns required to be filed by the Purchased Company have been duly and timely filed (taking into account any valid extensions) in accordance with the applicable Law related to Tax, and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Purchased Company, whether or not shown to be due and owing on any Tax Return, have been duly and timely paid in full in accordance with the applicable Law related to Tax.

(b)         No claim has ever been received by the Purchased Company in writing from any Taxing Authority in a jurisdiction where the Purchased Company or a Seller (with respect to the Purchased Company) does not pay a particular Tax or file a particular Tax

Return that the Purchased Company is or may be subject to a Tax or required to file a Tax Return with respect to that jurisdiction.

(c)          All Taxes required to be collected or withheld by the Purchased Company have been timely and duly collected or withheld to the applicable Taxing Authority and paid (or set aside for payment when due) in accordance with the applicable Law related to Tax. The Purchased Company and the Sellers (with respect to the Purchased Company or its Equity Interests, assets or Liabilities) have timely filed with the required Taxing Authority, and provided to any required Person, all information returns and reports, that are required to be filed or provided by it in respect of any withheld Taxes described in the preceding sentence and accurately reported all information required to be included on such returns and reports in accordance with the applicable Law related to Tax.

(d)        There is no Lien for Taxes upon any of the assets of the Purchased Company other than Permitted Liens. To the Sellers’ Knowledge, no Taxing Authority is in the process of imposing any Lien for Taxes on any assets of the Purchased Company.

(e)        No actions, audits, examinations, claims, administrative proceedings or court proceedings are currently pending, or have been proposed by any Taxing Authority with respect to any Taxes or Tax Returns of the Purchased Company.

(f)          No notice of any Tax deficiency or proposed Tax deficiency has been received by the Purchased Company.

(g)         None of the Sellers (with respect to the Purchased Company) or the Purchased Company, in each case, has requested, offered to enter into, or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return of the Purchased Company, which Tax Return has not since been filed; (ii) to file any elections, designations or similar filings relating to Taxes of the Purchased Company; (iii) to pay or remit any Taxes or amounts on account of Taxes for which the Purchased Company is or may be liable; or (iv) pursuant to which any Taxing Authority may assess or collect Taxes for which the Purchased Company is or may be liable. The Purchased Company has not granted any power of attorney with respect to Taxes to any Person that is currently in force.

(h)          The Purchased Company has (i) not been a member of a group filing a combined, affiliated, consolidated, unitary or similar group Tax Return and (ii) does not have any Liability for the Taxes of any Person as a result of being a member of such group filing under applicable Tax Laws, or as a transferee or successor, by Contract or otherwise. The Purchased Company is not a party to or bound by any Tax indemnification, allocation, sharing agreement or other similar arrangement (whether or not written), and no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Purchased Company.

(i)          Neither the Purchased Company or the Buyer (or any of its Affiliates) will be required to include any item of income in, or exclude any item of deduction from,

taxable income for any Tax period (or portion thereof) ending after the First Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the First Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the First Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); (v) installment sale or open transaction disposition made on or prior to the First Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the First Closing Date; (vii) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law); or (viii) other circumstance or reason. The Purchased Company has not made an election under Section 965(h) of the Code.

(j)         The Purchased Company has not ever been a party to any “reportable transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4.

(k)          The Purchased Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(l)        Except as set forth in Schedule 4.14(l), the Purchased Company is not treated and has never been treated for Tax purposes as a resident (or having a permanent establishment or fixed place of business) in a country other than the country of its organization. The Purchased Company has not engaged in a trade or business within the United States or within New York state and is not otherwise subject to the taxing jurisdiction of the United States or any state thereof.

(m)         The Purchased Company neither has nexus nor is otherwise required to file Tax Returns or collect and remit sales Taxes in or with respect to a jurisdiction where it does not file Tax Returns, whether or not the Purchased Company has a physical presence in such jurisdiction.

(n)          The Purchased Company does not hold, nor at any time has held, a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

(o)       Except as would not be material, the Purchased Company has properly and in a timely manner documented its transfer pricing methodology in compliance with applicable Laws. Except as would not be material, all transactions between the Purchased Company (including any of their respective branches, if applicable) and any current or past Affiliate have been on arm’s length terms.

(p)          The Purchased Company has neither requested nor received any Tax ruling, in either case that would have continuing effect after the First Closing Date.

(q)          The Purchased Company has complied with all local Tax Laws in its country of organization and has provided reasonable documentation or other proof of compliance with any applicable Tax holiday or other similar incentives, and such compliance shall not be negatively affected by the transactions contemplated by this Agreement. The Sellers (in relating to the Purchased Company) and the Purchased Company have obtained all official receipts from non-U.S. Governmental Entities or other evidence of payments sufficient to support any claimed foreign Tax credits for any Taxes paid by it to any non-U.S. Taxing Authorities.

(r)          The Purchased Company has complied with all local Laws in its country of organization with respect to any incentives, grants, subsidies or other financial assistance received from any Governmental Entity, including the Ministry of Trade of the Republic of Turkey (Türkiye Cumhuriyeti Ticaret Bakanlığı in Turkish), the Small and Medium Enterprises Development Organization of Turkey (Küçük ve Orta Ölçekli İşletmeleri Geliştirme ve Destekleme İdaresi Başkanlığı or KOSGEB in Turkish), and the Scientific and Technological Research Council of Turkey (Türkiye Bilimsel ve Teknolojik Araştırma Kurumu or TÜBİTAK in Turkish). There is no pending Litigation against the Purchased Company that has been or may be filed by any Governmental Entity with respect to any incentives, grants, subsidies or financial assistance provided to the Purchased Company, and the Purchased Company has not received any written notice which may give rise to the above.

For purposes of this Section 4.14, each reference to (i) the Purchased Company includes any Person that was liquidated into, merged with or otherwise is a predecessor to, the Purchased Company, and (ii) a Seller includes any Person that was liquidated into, merged with or otherwise is a predecessor to, any such Seller, as applicable.

Section 4.15.        Insurance. The Sellers have made available to the Buyer all of the insurance policies or binders for which any of the Sellers (with respect to the Purchased Company) or the Purchased Company is a policyholder that, in each case, covers the business or assets of the Purchased Company (“Insurance Policies”), and Schedule 4.15 sets forth a complete list of the Insurance Policies that are in effect or are pending as of the date hereof. All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the First Closing Date have been paid or will be paid when due. None of the Sellers (with respect to the Purchased Company) or the Purchased Company has received any written notice of cancellation, material change in premium or denial of renewal in respect of any of the Insurance Policies. The Purchased Company is not in default with respect to its obligations under any of the Insurance Policies. The Purchased Company has not received notice of denial of coverage or that any insurer is questioning or disputing coverage with respect to a claim submitted under any of the Insurance Policies or defending under a reservation of rights clause. Except as set forth in Schedule 4.15, the Purchased Company does not have any self-insurance or co-insurance programs. All claims of the Purchased Company for which insurance coverage would have been available have been properly tendered to the applicable insurance provider.

Section 4.16.        Environmental Compliance. Except as set forth in Schedule 4.16:

(a)          The Purchased Company possesses all Governmental Authorizations required by applicable Laws relating to public health and safety and worker health and safety (in each case, to the extent related to exposure to Hazardous Materials), pollution, protection of the environment or protection of natural resources or species (“Environmental Laws”), all such environmental Governmental Authorizations are listed on Schedule 4.8 and any that require a Seller Regulatory Approval in connection with the transactions contemplated hereby are so noted, and the Purchased Company is, and for the past five (5) years has been, in compliance in all material respects with all terms and conditions of such Governmental Authorizations and all Environmental Laws.

(b)          None of the Sellers (with respect to the Purchased Company) or the Purchased Company has received any written notice regarding any actual or alleged material violation by the Purchased Company of Environmental Laws, or any material Liability, including any investigatory, remedial or corrective obligations, of the Purchased Company under Environmental Laws.

(c)          There are no pending or, to the Sellers’ Knowledge, threatened orders, writs, directives, judgments, awards, injunctions or decrees of any Governmental Entity or Litigations involving environmental matters or Environmental Laws against the Purchased Company, or affecting its Leased Real Property.

(d)          Neither the Purchased Company, nor any of its predecessors or Affiliates has treated, stored, generated, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility, including Leased Real Property of such Person, contaminated by any Hazardous Materials, so as would give rise to any material Liabilities (contingent or otherwise) of the Purchased Company or the Buyer pursuant to Environmental Laws.

(e)           Except for customary environmental indemnity provisions in leases of real property, the Purchased Company has not assumed, undertaken, or otherwise become subject to any material Liability of another Person, or provided an indemnity with respect to any material Liability of another Person, relating to Environmental Laws.

(f)           There are not present on, in or under the Leased Real Property: (i) any underground storage tanks; or (ii) any friable asbestos-containing materials.

Section 4.17.       Absence of Certain Changes or Events. Except as set forth in Schedule 4.17, since September 30, 2021, there has not been or occurred: (a) any making, declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Equity Interests of the Purchased Company, or any purchase, redemption or other acquisition by the Purchased Company of any of its Equity Interests; (b) any change in the Purchased Company’s authorized or issued Equity Interests, grant of any option or right to purchase Equity Interests of the Purchased Company or issuance of any security convertible into such Equity Interests; (c) any split, combination or reclassification of any Equity Interests of the Purchased Company; (d) any incurrence, assumption or guarantee of any indebtedness (excluding trade payables in the ordinary course of business consistent with past practice); (e) any discharge or settlement of any action of Litigation by the Purchased Company; (f) (i) any strikes, slowdowns, work stoppages, lockouts or other material labor disputes involving any employees of the

Purchased Company or (ii) any efforts or campaign by any employees of the Purchased Company or any third-party to organize or represent any employees of the Purchased Company for the purpose of collective bargaining; (g) (i) the adoption, establishment, termination or amendment of any Benefit Plan (or any arrangement that would be a Benefit Plan if it were in effect on the date hereof), (ii) except as required by Law or the express terms of any Benefit Plan as in effect on December 31, 2018, any increase in compensation or benefits, or any award or any grant under any Benefit Plan, to any current or former director, manager, independent contractor, officer or employee of the Purchased Company, except for increases in base salary or hourly wage rate to employees who are not officers and whose annual total compensation does not exceed $50,000, but only to the extent made in the ordinary course of business consistent with past practice and not exceeding three percent (3%) per employee, provided that such increases are not, in the aggregate, material to the Purchased Company, or (iii) the hiring or termination of the employment or engagement of, any delivery of a notice of termination to, or any receipt of a notice of termination from, (A) any officer, director or manager of the Purchased Company or (B) any non-officer employee or independent contractor of the Purchased Company whose annualized total compensation exceeded, exceeds, or is expected to exceed, $50,000; (h) any change by the Purchased Company in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as expressly required by Law; (i) any revaluation, in any material respect, by the Purchased Company of any of its material assets or any waiver, release or assignment by the Purchased Company of any material rights or claims, in each case excluding any writing-off or discounting of notes, accounts receivable or other assets in the ordinary course of business consistent with past practice and that is not material, individually or in the aggregate; or (j) any (i) change by the Purchased Company in any Tax or accounting election, method, practice or policy, (ii) failure to pay any Tax as such Tax becomes due and payable with respect to the Purchased Company, (iii) filing of any amended Tax Return, or preparing or filing any Tax Return in a manner inconsistent with past practice or applicable Law, in each case with respect to the Purchased Company, (iv) entering into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of Taxes with respect to the Purchased Company, or (v) consenting to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes with respect to the Purchased Company. Except as set forth in Schedule 4.17 or as otherwise contemplated hereby, since September 30, 2021, the Purchased Company has conducted its business in the ordinary course of business consistent with past practice.

Section 4.18.       No Undisclosed Liabilities. There are no Liabilities of the Purchased Company except for Liabilities: (a) expressly reflected or reserved for in such company’s Latest Balance Sheet, (b) incurred under this Agreement, (c) incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, misappropriation, violation of law, a written claim, a lawsuit or an environmental Liability), (d) arising under any Material Contract (or any other Contract not required to be disclosed on Schedule 4.12(a) due to specified dollar thresholds or other limitations therein) incurred in the ordinary course of business (other than Liabilities resulting from a breach or default of any such Contract), or (e) set forth in Schedule 4.17.

Section 4.19.      Related Party Transactions. Except (a) for this Agreement and the Transaction Documents and the transactions contemplated hereby or thereby, (b) as set forth on Schedule 4.19, and (c) for any wages, bonuses or other compensatory payments made to employees (but not consultants or other service providers) in the ordinary course of business, no officer, director or direct or indirect equityholder (including each of the Sellers) of the Purchased Company or any Affiliate of any of the foregoing (each, an “Affiliated Party”) is a party to any Contract or other business arrangement or transaction with, or has any interest in any assets or property owned or used by, the Purchased Company.

Section 4.20.       Vendors and Customers.  Schedule 4.20(a) sets forth a list of the fifteen (15) largest vendors or suppliers of the Purchased Company during the twelve (12) month period ended on January 31, 2022 (the “Top Fifteen Vendors”) as measured by the aggregate amount spent by the Purchased Company on such Top Fifteen Vendors during the twelve (12) month period ended on January 31, 2022. Schedule 4.20(b) sets forth a list of the fifteen (15) largest customers of the Purchased Company during the twelve (12) month period ended on January 31, 2022 (the “Top Fifteen Customers”) as measured by the aggregate amount spent by the Purchased Company on such Top Fifteen Customers during the twelve (12) month period ended on January 31, 2022. There is no material dispute or disagreement pending with respect to any Top Fifteen Vendors or Top Fifteen Customers and no such dispute or disagreement was pending during the past five (5) years. The Purchased Company has not received any written notice from any of its Top Fifteen Vendors or Top Fifteen Customers of any cancellation of such relationship or any intention to alter the economic terms or other material terms of such relationship during the 6 (six) month period prior to the date of this Agreement.

Section 4.21.       Finders’ Fees. Other than the arrangement with Aream (which shall be a Transaction Related Expense and paid by Buyer at the First Closing pursuant to Section 2.4(b)), there is no fee or commission payable by the Purchased Company or any of its Affiliates to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchased Company or any of its Affiliates in connection with the transactions contemplated hereby.

Section 4.22.      Solvency. The Purchased Company, both immediately prior to and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, and all obligations being incurred in connection herewith and therewith, will be Solvent. The Purchased Company has no negative net worth or is not unable to pay its debts as they fall due, or deemed to have imminent illiquidity (including the insolvency status as set out under Article 376 of the Turkish Commercial Code). The Purchased Company is not contemplating either the filing of a petition under any state, federal or other bankruptcy or insolvency law or liquidating all or a material portion of its property, and, to the Sellers’ Knowledge, no Person is contemplating the filing of any such petition against the Purchased Company or with respect to any of its assets, including without limitation, those relating to loss of shareholders’ equity within the scope of Article 376 and 377 of the Turkish Commercial Code, a deferment of bankruptcy proceedings (iflâsin ertelenmesi), concordat or debt restructuring by way of conciliation (uzlaşma yoluyla yeniden yapilandirma), dissolution within the scope of Article 529 of the Turkish Commercial Code.

Section 4.23.        Independent Investigation. In entering into this Agreement, the Sellers acknowledge that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Buyer or its representatives, other than the representations and warranties of the Buyer in Article V. The Sellers hereby acknowledge and agree that (a) other than the representations and warranties set forth in Article V, neither the Buyer, any of its Affiliates, or any of its respective officers, directors, employees, agents, representatives or stockholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Buyer or any other matter relating to the transactions contemplated by this Agreement including as to merchantability or fitness for any particular use or purpose.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as of the date hereof and as of each Closing (unless a representation or warranty that is made as of a specific date, then only as of such specific date), as follows:

Section 5.1.         Organization and Qualification. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada, and has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as currently conducted. The Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification or license.

Section 5.2.         Company Authorization. The Buyer has full power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to perform its obligations and consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by the Buyer of this Agreement and each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereunder and thereunder, has been duly and validly authorized by the Buyer and no additional limited liability company (or similar entity) authorization or consent by the Buyer is required in connection therewith.

Section 5.3.         Binding Effect. This Agreement and each of the Transaction Documents to which the Buyer is a party, when executed and delivered by the parties thereto (assuming this Agreement and each of the Transaction Documents constitutes a legal, valid and binding obligation of the other parties signatory hereto), constitutes a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 5.4.          Regulatory Approvals and Non-Governmental Consents.

(a)          No Governmental Authorization or filing is required to be obtained by the Buyer from, or to be given by the Buyer to, or made by the Buyer with, any Governmental Entity or securities exchange, as a result of the execution, delivery or performance by the

Buyer of (i) its obligations under this Agreement or (ii) its material obligations under the Transaction Documents.

(b)         No material consent, approval, waiver or authorization is required to be obtained by the Buyer from, or to be given by the Buyer to, or made by the Buyer with, any Person other than a Governmental Entity or securities exchange, as a result of the execution, delivery or performance by the Buyer of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereunder or thereunder.

Section 5.5.         Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Organizational Documents of the Buyer, (ii)  materially conflict with, or result in the material breach of, or constitute a material default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of the Buyer under, or result in a loss of any material benefit to which the Buyer is entitled under, any Contract to which the Buyer is a party or result in the creation of any material Lien upon any of its assets, or (iii) materially violate or result in a material breach of or constitute a material default under any Law or Governmental Authorization to which the Buyer or its Affiliates are subject.

Section 5.6.          Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Buyer or any of its Affiliates who would be entitled to any fee or commission in connection with the transactions contemplated hereby for which the Sellers, their Affiliates, or direct or indirect equityholders would be liable.

Section 5.7.          Financial Capability. The Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to pay the Upfront Amount at the First Closing and the Future Consideration at the Remaining Closings.

Section 5.8.         Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the business of the Purchased Company as it has deemed appropriate, which investigation, review and analysis was done by the Buyer and its Affiliates and representatives. The Buyer acknowledges that it and its Affiliates and representatives have been provided access to the personnel, properties, premises and records of the Purchased Company for such purpose. In entering into this Agreement, the Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers, the Sellers Representative, the Purchased Company or their representatives, other than the representations and warranties of the Sellers in Article III and Article IV. The Buyer hereby acknowledges and agrees that (a) other than the representations and warranties set forth in Article III and Article IV, none of the Sellers, the Sellers Representative, the Purchased Company, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Purchased Company or any other matter relating to the transactions contemplated by this Agreement including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the business of the Purchased Company after the Closing in any manner or (iii) the probable success or profitability of the business of the Purchased Company after the Closing.

ARTICLE VI

COVENANTS

Section 6.1.          Public Disclosure; Confidentiality.

(a)          Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any applicable Law or applicable requirements of any national securities exchange, from and after the date hereof, no party hereto or its respective Affiliates shall make any press release or similar public announcement or public communication relating to this Agreement or the Transaction Documents unless specifically approved in advance by the Buyer and the Sellers Representative, which approval shall not be unreasonably withheld, conditioned or delayed (provided that the financial terms of this Agreement shall not be disclosed in such press release or similar public announcement or public communication). Notwithstanding the foregoing, nothing in this Section 6.1 or elsewhere in this Agreement shall prohibit or limit the Buyer or its Affiliates from disclosing information relating to this Agreement or the Transaction Documents (it being acknowledged that the Buyer may publicly file this Agreement and any related documents, and publicly disclose the transactions contemplated hereby, with U.S. Securities and Exchange Commission or pursuant to applicable securities laws or stock exchange requirement).

(b)          From and after the date of this Agreement, the Buyer, the Purchased Company, the Sellers and the Sellers Representative shall, and shall cause each of their respective Affiliates to, keep confidential the terms and existence of this Agreement and the Transaction Documents and the negotiations relating thereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby (collectively, the “Transaction Confidential Information”) except (A) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement or disclosures made to the Escrow Agent, (B) to the extent required by applicable Law, and (C) the Buyer or any of its respective Affiliates may make any such disclosure.

(c)          The Sellers shall, and shall cause each of their Affiliates to, keep confidential all proprietary or nonpublic information regarding the Purchased Company or the Buyer or any of its Affiliates of which the Sellers or their respective Affiliates have or may become aware of in their respective capacities as equityholders, officers, directors, or consultants of or to the Purchased Company and/or in connection with the transactions contemplated by this Agreement or any other Transaction Document, except to the extent that such information can be shown by the Sellers to have been generally available to and known by the public through no fault of the Sellers or their Affiliates. Notwithstanding the foregoing, any of the Sellers may disclose such proprietary or confidential information if compelled by order of a Governmental Entity or applicable Law; provided, that such Seller shall promptly notify the Buyer of such intended disclosure so that the Buyer may seek, with the reasonable cooperation of such Seller, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.1. In the event that such protective order or other remedy is not obtained, such Seller will furnish only that portion of such information which such Seller is advised by counsel in writing is legally required to be disclosed and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information.

Section 6.2.          Restrictive Covenants.

(a)          Noncompetition. During the period commencing on the First Closing Date and ending two (2) years after (i) the Final Closing Date or (ii) such earlier date on which the Buyer has become the owner of all the Remaining Transferred Equity Interests (the “Restricted Period”), each Seller (a “Restricted Party”) shall not, and shall cause its Affiliates and Representatives not to, anywhere in the Republic of Turkey, the United States or any other jurisdictions where the Purchased Company conducts business, directly or indirectly: as a proprietor, partner, stockholder, director, executive, employee, consultant, joint venturer, member, investor, lender or otherwise, engage or assist others to engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, or become employed or engaged by any business or entity that is competitive with the business, activities, products or services conducted, authorized, offered, or provided by the Purchased Company or any of its Subsidiaries. For exceptions to the noncompetition obligations herein, SciPlay’s Code of Business Conduct (as amended from time to time) shall be applicable.

(b)          Nonsolicitation. During the period commencing on the First Closing Date and ending five (5) years after (i) the Final Closing Date or (ii) such earlier date on which the Buyer has become the owner of all the Remaining Transferred Equity Interests, each Restricted Party shall not, and shall cause such Restricted Party’s Affiliates and Representatives not to, directly or indirectly through another Person, (i) solicit to employ, solicit to terminate employment, recruit, hire or employ or otherwise seek to employ any officer or employee of the Purchased Company who is an officer or is employed by the Purchased Company as of the date of this Agreement (the “Covered Employees”), or (ii) otherwise attempt to induce or influence (A) any Covered Employee to discontinue or reduce his or her employment relationship with the Purchased Company or (B) any customer or vendor of the Purchased Company as of the First Closing to discontinue or reduce such customer’s or vendor’s relationship with the Purchased Company or any of its Subsidiaries; provided, that the foregoing restrictions regarding (x) solicitation shall not apply to general solicitations of employment to the public or general advertising which are not specifically targeted at any Covered Employee (it being understood that this proviso shall not permit the hiring or employment of any Covered Employee), or (y) hiring shall not apply to any individual who is terminated by the Purchased Company without a cause (and in the absence of any solicitation in violation of this Section 6.2(b)) at least twelve (12) months prior to any such hiring.

(c)          Scope. The Sellers acknowledge and agree that the covenants and restrictions contained in Section 6.2(a) and Section 6.2(b) are (i) reasonable with respect to period, geographical area and scope, (ii) each essential parts of the transactions contemplated by this Agreement in order to protect the Buyer’s, its Affiliates’ and Representatives’ (including, after Closing, the Purchased Company’s) legitimate interests in their acquisition of the Purchased Company’s business and assets (including the goodwill related to the business and operations of the Purchased Company) and (iii) ancillary to or a part of an otherwise enforceable contract that is supported by adequate consideration. The Sellers acknowledge and agree that he, she or it has received consideration and tangible benefits resulting from the transactions contemplated hereunder that is adequate consideration to support the obligations in this Section 6.2.

(d)          Tolling. In the event of a breach or violation by a Seller of any of the provisions of this Section 6.2, the duration of the applicable covenant or restriction shall be tolled for the duration of the breach if such alleged breach or violation is resolved against such Seller.

(e)          No Double Recovery. The Buyer acknowledges and agrees that if the Purchased Company makes a monetary claim for damages against either of the Sellers for breach of such Seller’s respective non-compete or non-solicitation obligations under their employment agreements, the Buyer shall not be entitled to any double recovery of damages under this Section 6.2. against the same Seller for the same breach (provided that this sentence shall have no impact on breaches by the other Seller).

(f)          Injunctive Relief. The Sellers acknowledge and agree that a violation of this Section 6.2 will cause immediate and irreparable injury and damage which is not readily measurable or fully compensable by monetary relief, and that, in addition to seeking monetary damages and any other relief to which they may be entitled, the Buyer and/or its respective successors and assigns shall be entitled to injunctive relief to enforce this Section 6.2 in any court of competent jurisdiction to cease or prevent any actual or threatened violation of this Section 6.2.

(g)        Reformation. If any restriction or covenant contained in this Section 6.2 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, a court of competent jurisdiction shall construe and interpret or reform this Section 6.2 to provide for a covenant having the maximum enforceable geographic area, time period, and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

Section 6.3.          Release. Effective as of the First Closing, each Seller hereby, for itself and all of its Affiliates, and its and their respective successors, assigns, heirs and Representatives (collectively, the “Releasing Parties”), fully and unconditionally releases, acquits and forever discharges the Buyer (and all of the Buyer’s respective Affiliates and Representatives), the Purchased Company and each of their respective past, present and future officers, directors, members managers, equity holders, partners (general and/or limited) and employees, and the respective successors and assigns and Affiliates and Representatives of each of the foregoing, in their capacities as such, (collectively, the “Released Parties”), from any and all manner of Losses, Liabilities, bonds, bills, covenants, compensation, contracts, controversies, omissions, promises, variances, trespasses, judgments, executions or other relief, whether know or unknown, matured or unmatured, suspected or unsuspected, fixed, contingent or otherwise, whether in law or equity which such Releasing Party ever had or now have, shall or may have, against the Released Parties arising out of, relating to, accruing from or in connection with the Purchased Company, or any claims alleging a breach of duty on the part of any officer, director or employee of the Purchased Company (each claim referred to in this sentence, a “Released Claim”), and agrees not to bring or threaten to bring or otherwise join in any Released Claim against the Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances relating to the Releasing Parties which occurred prior to the First Closing. The foregoing notwithstanding, none of the Releasing Parties is releasing or discharging the Released Parties from the obligations and agreement of the Released Parties, if any, expressly pursuant to the Agreement or any other Transaction Document. Each Releasing Party agrees that he, she, or it shall not commence or institute any Litigation, arbitration or any other legal proceedings of any kind whatsoever, in law or equity, in respect of any Released Claim, except as expressly provided in this Section 6.3.

Each Seller hereby, for itself and all of its Affiliates, acknowledges that a general release may not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor must have materially affected the creditor’s settlement with the debtor.  Each Seller hereby, for itself and all of its Affiliates, and its and their respective successors, assigns, heirs and Representatives hereby waives any right or benefit that any such Person has or may have pursuant to the preceding sentence, and in addition, each such Person also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States or other jurisdiction, or principle of common law, which is similar, comparable or equivalent to the preceding sentence. In connection with this waiver, each Seller hereby, for itself and all of its Affiliates, and its and their respective successors, assigns, heirs and Representatives acknowledges that any such Person may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which such Person may now know or believe to be true, with respect to the claims released pursuant to this Section 6.3.

Section 6.4.          Pre-Closing Affiliate Transactions.  Each of the Sellers acknowledge and agrees that, apart from any obligations pursuant to this Agreement, the Transaction Documents and any employment or consulting agreements entered into by any Seller and the Purchased Company as of the date hereof, each agreement or arrangement set forth on Schedule 6.4 has been terminated and that no further payments are due or obligations exist thereunder after the First Closing.

Section 6.5.          Termination of Sellers NL Entity.  As promptly as practicable but in no event later than thirty (30) days after the First Closing Date, the Sellers shall take, or cause to be taken, all actions necessary at the Sellers’ expense to dissolve and terminate the existence of the Sellers NL Entity.

Section 6.6.          Domain Name Transfer.  The Sellers shall take, or cause to be taken, all actions necessary at the Sellers’ expense to transfer the registration for the domain name

alictus.com from Arif Emre Taş to the Purchased Company as promptly as practicable but in no event later than five (5) days after the First Closing Date.

Section 6.7.          Data Room Delivery.  The Sellers shall take, or cause to be taken, all actions necessary at the Sellers’ expense to deliver a copy of the Data Room on a flash drive to the Buyer as promptly as practicable but in no event later than five (5) days after the First Closing Date.

Section 6.8.         Transfer of Automobile.  The Sellers shall take, or cause to be taken, all actions necessary to transfer and assign ownership of the automobile having license number 122012282534621 and plate number 06 ADC 394 from the Purchased Company to one of the Sellers as promptly as practicable but in no event later than five (5) days after the First Closing Date.

ARTICLE VII

TAX MATTERS

Section 7.1.         Tax Returns. The Sellers Representative shall prepare, or cause to be prepared, at the expense of the Sellers Representative, consistent with the past practice and in accordance with applicable Law, all Tax Returns of the Purchased Company for Pre-Closing Tax Periods (including Straddle Periods). No later than thirty (30) days prior to the due date for any Tax Return described in the preceding sentence, the Sellers Representative shall provide a draft of each such Tax Return to the Buyer for its review and comment. The Sellers Representative shall incorporate any reasonably requested changes to such Tax Returns received from the Buyer within three (3) days of the relevant due date for such Tax Return. The Sellers Representative shall timely file any such Tax Return. For the avoidance of doubt, the Sellers, jointly and severally, shall be responsible for paying any Tax shown as due with respect to any such Tax Return directly to the applicable Taxing Authority.

Section 7.2.          Apportionment. For purposes of this Agreement, in the case of any Taxes of the Purchased Company for any Straddle Period, (i) the amount of any Taxes imposed on a periodic basis (including any ad valorem Taxes) allocable to the portion of such Straddle Period that ends on and includes the First Closing Date will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on and including the First Closing Date and the denominator of which is the total number of days in such Straddle Period, and (ii) the amount of any other such Taxes (including any Taxes based upon or related to income or receipts, and any Tax that is imposed as a result of the application of any rule under Subpart F of Subchapter N of the Code) for the portion of a Straddle Period ending on the First Closing Date will be determined based on an interim closing of the books of the Purchased Company as of the end of the day on the First Closing Date.

Section 7.3.          Purchased Company Tax Contests.

(a)         If, after the First Closing Date, the Buyer or the Purchased Company receives any notice, letter, correspondence, claim or decree from any Taxing Authority (a “Tax Notice”) that is related to any Taxes of the Purchased Company or the business of any Seller, in each case, for any Pre-Closing Tax Period, the Buyer shall deliver, or cause to be delivered, a copy of such Tax Notice to the Sellers Representative within forty-five (45) days following receipt thereof; provided that the failure to timely give such notice shall not relieve any Indemnifying Party of its obligations under Article IX, except to the extent that such Indemnifying Party shall have been actually and materially prejudiced by such failure and  provided further that to the extent that any default interest or penalty results from or is increased by the Buyer or Purchased Company’s failure to give timely notice in accordance with this Section 7.3(a), then such default interest and/or penalty will not be included in indemnifiable Losses by the Sellers.

(b)         The Sellers Representative shall have the right to control any Tax Contest relating to such Tax Notice to the extent such Tax Contest solely relates to a Tax period ending on or before the First Closing Date if the Sellers Representative delivers, within ten (10) Business Days of receiving such Tax Notice, written notice to the Buyer of its election to control such Tax Contest; provided, that the Sellers Representative shall not be entitled to assume or continue to assume the defense and control of any Tax Contest if the Sellers Representative is unable, or has failed, to diligently pursue and defend such Tax Contest. The Buyer shall have the right to participate in any Tax Contest controlled by the Sellers Representative and to employ counsel, at its own expense, separate from counsel employed by the Sellers Representative and the Sellers Representative shall keep the Buyer reasonably informed with respect to any such Tax Contest, including providing copies of any communication with the applicable Taxing Authority, and giving the Buyer a reasonable opportunity to comment on any submissions to be made in respect of such Tax Contest. The Sellers Representative shall not (A) take any action that could impact any Tax or Tax Return of the Buyer or the Purchased Company with respect to any Tax period (or portion thereof) beginning after the First Closing Date or (B) enter into any settlement of, or otherwise compromise any such Tax Contest, in each case, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)        The Buyer shall control any Tax Contest related to a Tax Notice described in Section 7.3(a) that is not controlled by the Sellers or the Sellers Representative, as applicable, pursuant to this Section 7.3. The Buyer shall keep the Sellers or the Sellers Representative, as applicable, reasonably informed with respect to any such Tax Contest. The Buyer shall not enter into any settlement of, or otherwise compromise any such Tax Contest without the prior written consent of the Sellers or the Sellers Representative, as applicable, (which consent shall not be unreasonably withheld, conditioned or delayed), if, and solely to the extent, any such settlement or compromise would increase the amount of Tax due by the Sellers directly or by application of Article IX.

Section 7.4.       Cooperation on Tax Matters. The Buyer, the Sellers Representative and the Sellers shall (and the Buyer shall cause the Purchased Company to): (i) assist in the preparation and timely filing of any Tax Return of the Purchased Company; (ii) assist in any Tax Contest or other proceeding with respect to the Tax Returns or Taxes of the Purchased Company; and (iii) provide any information required to allow the Sellers, the Buyer or the Purchased Company to comply with any information reporting contained in the Code or other applicable Laws. The parties’ obligations pursuant to this Section 7.4 shall include making employees available to the other party and its counsel during regular business hours, providing additional information and explanation of any material to be provided, and furnishing to or permitting the copying during regular business hours by any party or its counsel of any records, returns, Schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with any Tax Return or Tax Contest. Solely for U.S. federal, state and local income tax purposes, the purchase and sale of Initial Transferred Equity Interests as set forth in Section 2.1 as well as Remaining Transferred Equity Interests as set forth in Section 2.2 shall be treated by the parties hereto as a single transaction in which (i) 100% Equity Interests of the Purchased Company are transferred to the Buyer effective as of First Closing Date, and (ii) any additional cash consideration paid to the Sellers in each of the Remaining Closings shall be treated as adjustments to the Purchase Price.

Section 7.5.        Transfer Taxes. Fifty percent (50%) of all Transfer Taxes imposed in connection with the transfer of the Initial Transferred Equity Interests and the Remaining Transferred Equity Interests shall be paid by each of the Buyer, on the one hand, and the Sellers (jointly and severally), on the other hand, when due. The Sellers Representative will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes for which the Sellers are responsible, and, if required by applicable Law, the Buyer will, and will cause the Purchased Company to, reasonably cooperate at the Sellers’ expense in the execution of any such Tax Returns and other documentation.

Section 7.6.          Tax Refunds. Any net refunds and credits attributable to the payment of Pre-Closing Taxes, arising out of the Purchased Company’s payment of Pre-Closing Taxes prior to the First Closing, will be for the account of the Sellers, and the Buyer will promptly pay to the Sellers any such refund or credit, net of any reasonable out-of-pocket expenses (including legal fees) of the Buyer or any of its Affiliates (such expenses not to be taken into consideration in the relevant Future Consideration Statement), received by the Purchased Company; provided that such refunds are received by the Purchased Company: (i) in the tax year of the First Closing and/or in either of the two tax years immediately thereafter or (ii) in the case of tax refunds identified on Schedule 7.6, prior to the eighth anniversary of the First Closing.  Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that any payments pursuant to this Section 7.6 shall be reduced by any and all amounts payable to Aream or its Affiliates pursuant to or in respect of any arrangements or agreements agreed to or executed by the Seller(s) or the Purchased Company prior to the First Closing. For the avoidance of doubt, all such amounts payable to Aream or its Affiliates, as described in the immediately preceding sentence, shall be deemed to have been paid by Buyer to the Sellers pursuant to this Section 7.6 for purposes of this Agreement.

Section 7.7.           Tax Reporting. Buyer and its Affiliates intend to pursue U.S. state and/or local voluntary disclosure programs after the First Closing with respect to the Pre-Closing Tax Period to the extent so advised by third-party U.S. state and local tax advisors (“Buyer Voluntary Disclosure”). Buyer is consulting and will continue to consult with such third-party U.S. state and local tax advisors to determine, as promptly as possible, any potential economic nexus of the Purchased Company in any U.S. state or local tax jurisdiction for U.S. state and local sales and use tax purposes. Any final Taxes assessed due to such Buyer Voluntary Disclosure shall constitute Pre-Closing Taxes. For the avoidance of doubt, Seller shall remit the amount of Taxes assessed due to Buyer Voluntary Disclosure under the procedures set forth in Section 9.4(b).

Section 7.8.          Survival of Obligations. The obligations of the parties set forth in this Article VII shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE VIII

CONDITIONS TO EACH OF THE REMAINING CLOSINGS

Section 8.1.          Conditions to Mutual Obligations. The respective obligations of the Buyer and the Sellers to consummate each of the Remaining Closings are subject to the satisfaction or waiver by the Buyer of the condition that no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that prohibits or makes illegal the consummation of the transactions contemplated by Article II insofar as they relate to each of the Remaining Closings and such statute, rule, regulation, judgment, decree, injunction or other order is in effect.

Section 8.2.          Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate each of the Remaining Closings are also subject to the satisfaction or waiver by the Buyer in writing, as of each of the Remaining Closings, of each of the following conditions:

(a)          Representations and Warranties. Each of the Sellers’ Fundamental Representations shall be true and correct in all respects as of the date hereof and as of each relevant Remaining Closing Date as though made on and as of such Remaining Closing Date, except that representations and warranties that are made as of a specific date need to be true and correct in all respects only as of such date.

(b)          Performance of Obligations. The Sellers shall have each performed or caused to be performed in all material respects all obligations that are required to be performed by them under this Agreement in connection with each relevant Remaining Closing.

(c)          Deliverables. The Buyer shall have received from the Sellers the items to be delivered pursuant to Section 2.12.

ARTICLE IX

INDEMNIFICATION

Section 9.1.         Survival. The representations and warranties set forth in Article III, Article IV, Article V and any certificate delivered in connection herewith and the covenants and agreements contained herein to be performed prior to the Closing will, in each case, expire on the date that is twenty-four (24) months following the First Closing Date, except that (i) the Fundamental Representations in Article IV and Article V shall survive and remain outstanding until the date that is the later of the fifth (5th) anniversary of the First Closing Date and sixty (60) days after the expiration of the applicable statute of limitations and (ii) the Fundamental Representations in Article III shall survive and remain outstanding until the date that is the later of the fifth (5th) anniversary of the Final Closing Date and sixty (60) days after the expiration of the applicable statute of limitations. The other covenants and agreements herein or hereunder shall survive the Closings indefinitely until performed, and with respect to covenants and agreements where a term is specified, for such term. The foregoing notwithstanding, any Liability which results from Fraud on the part of any party may be asserted at any time following any of the Closings until the later of (x) the Final Closing Date and (y) the fifth (5th) anniversary of the First Closing Date. If at any time prior to the end of the applicable survival period any claim for indemnification is asserted, such claim shall survive until finally resolved by agreement among the parties or by decision of a court of competent jurisdiction from which no further appeal may be taken. The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 9.1 replace any statute of limitations that would otherwise be applicable.

Section 9.2.        Indemnification by Sellers. Subject to the terms and conditions of this Article IX, from and after the First Closing, the Sellers shall, jointly and severally, defend, indemnify and hold harmless the Buyer, the Purchased Company, their respective Affiliates, and each of the Representatives, shareholders and Subsidiaries of the foregoing (collectively, the “Buyer Indemnified Parties”), and reimburse the Buyer Indemnified Parties for any Losses arising from or in connection with:

(a)         any Breach of any representation or warranty made by the Sellers in Article III or Article IV of this Agreement; provided that the Sellers shall not be jointly and severally liable for any Breach by a particular Seller of its specific representations and warranties made in Article III, in which case only the Seller who has so breached shall be liable hereunder;

(b)           any Breach of any covenant or obligation of the Sellers or Sellers Representative in this Agreement (including, without limitation, Section 2.13);

(c)         (i) any Pre-Closing Taxes and (ii) any amounts payable or paid to Aream or its Affiliates pursuant to or in respect of any arrangements or agreements agreed to or executed by the Seller(s) or the Purchased Company prior to the First Closing (except, in the case of this clause (ii) to the extent such amounts (x) are included in the calculation of Closing Transaction Related Expenses, (y) reduced the amount of Future Consideration paid to the Sellers pursuant to Section 2.14(l) or (z) reduced the amount of tax refunds paid to the Sellers pursuant to Section 7.6); and

(d)          any claims by any Person who was a direct or indirect holder of Equity Interests of the Purchased Company at any time prior to the First Closing (including for the avoidance of doubt, any direct or indirect holder of options of the Purchased Company or any other securities convertible into or exercisable or exchangeable for Equity Interests of the Purchased Company).

Section 9.3.          Indemnification by Buyer. Subject to the terms of this Article IX, from and after the First Closing, the Buyer will defend, indemnify and hold harmless the Sellers, their respective Affiliates, and each of the Representatives, shareholders and Subsidiaries of the foregoing (the “Seller Indemnified Parties”), and will reimburse the Sellers, for any Losses arising from or in connection with:

(a)          any Breach of any representation or warranty made by the Buyer in Article V of this Agreement; and

(b)          any Breach of any covenant or obligation of the Buyer in this Agreement.

Section 9.4.          Indemnification Procedures.

(a)          Third Party Claim.

(i)          In the event that any written claim or demand for which an Indemnifying Party may have Liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than forty-five (45) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Designated Indemnifying Party of such Third-Party Claim (a “Claim Notice”); provided that the failure to timely give a Claim Notice shall not relieve the applicable Indemnifying Party of its obligations hereunder, except to the extent that the applicable Indemnifying Party shall have been actually and materially prejudiced by such failure and provided further that to the extent that any default interest or penalty results from or is increased by the Indemnified Party’s failure to give timely notice in accordance with this Section 9.4(a)(i), then such default interest and/or penalty will not be included in indemnifiable Losses by the Indemnifying Party.

(ii)          In the event that the Designated Indemnifying Party notifies the Indemnified Party that it elects to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense with counsel selected by the Indemnifying Party (and reasonably satisfactory to the Indemnified Party) and shall have the sole responsibility for the payment of the fees and disbursements of such counsel; provided that, prior to the Indemnifying Party assuming control of such defense, it shall first verify to the Indemnified Party in writing within fifteen (15) days of its receipt of the applicable Claim Notice that the Indemnifying Party shall be fully responsible (with no reservation of any rights, but subject to all of the defenses and rights under this Article IX) for all Liabilities and obligations relating to such Third-Party Claim and that it shall provide full indemnification to the Indemnified Party with respect to such Third-Party Claim (the “Control of Defense Conditions”); and provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the claim seeks as a form of relief any form of remedy other than monetary damages; (C) upon petition by the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim; (D) the Indemnified Party reasonably concludes, based on the advice of counsel, that the Indemnified Party and Indemnifying Party have conflicting interests with respect to such Third-Party Claim or that the Indemnified Party has one or more defenses not available to the Indemnifying Party; (E) the Buyer reasonably believes that such Third-Party Claim could have a material impact on the Purchased Company or its affiliates’ business operations; or (F) such Third-Party claim relates to any material customer of the Buyer, the Purchased Company or their respective Affiliates. Once the Indemnifying Party has made such election to control the defense of a Third-Party Claim, the Indemnified Party shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing at such Indemnified Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise, or admit any Liability with respect to, any Third-Party Claim if the Indemnified Party is not expressly and unconditionally released from all Liability thereunder, or if the terms of such settlement would result in (1) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, (2) a finding or admission of a violation of Law by the Indemnified Party, or (3) any monetary Liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party. Subject to the following sentence, whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any Liability with respect to, settle, compromise or discharge such Third-Party Claim without the Designated Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless the Indemnifying Party shall not be subject to any indemnification obligation hereunder. If the Indemnifying Party assumes the defense of a Third-Party Claim and is in good faith contesting such Third-Party Claim and has satisfied and continues to satisfy the Control of Defense Conditions, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may reasonably recommend and that by its terms (x) solely obligates the Indemnifying Party to pay the full amount of Losses in connection with such Third-Party Claim, and (y) fully releases the Indemnified Party in connection with such Third-Party Claim and does not impose any restriction on the future activity or conduct of the Indemnified Party or any of its Affiliates.

(iii)       The Indemnified Party and the Indemnifying Party shall reasonably cooperate with respect to the defense of a Third-Party Claim, including by providing reasonable access, subject to appropriate confidentiality restrictions, during normal business hours and on at least five (5) days’ prior written notice, to each other’s relevant Books and Records and employees. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of Books and Records and information that are reasonably relevant to such Third-Party Claim, and making employees and Representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. The provisions of this

Section 9.4(a)(iii) shall not apply in the case of any dispute with respect to such Third-Party Claim between the Indemnified Party and the Indemnifying Party (in such circumstances, Section 9.4(b) should apply).

(b)          Direct Claim. Each Indemnified Party shall assert any claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Designated Indemnifying Party written notice thereof reasonably promptly following the Indemnified Party’s discovery of the applicable Losses reasonably likely to give rise to a claim under this Article IX but in no event more than forty-five (45) days following such discovery (a “Direct Claim Notice”). Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and indicate the estimated amount, if reasonably estimable, of Losses that have been or may be sustained by the Indemnified Party; provided that the failure to timely give the Direct Claim Notice shall not affect the rights of an Indemnified Party hereunder unless such failure has a material and prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Direct Claim and provided further that to the extent that any default interest or penalty results from or is increased by the Indemnified Party’s failure to give timely notice in accordance with this Section 9.4(b), then such default interest and/or penalty will not be included in indemnifiable Losses by the Indemnifying Party.

(c)          Payment of Claims. Any amount payable to any Buyer Indemnified Party pursuant to this Article IX shall be payable: (a) first, from the funds in the Escrow Account in accordance with the Escrow Agreement, up to the then remaining amount of the funds in the Escrow Account by delivery of a joint written authorization by the Buyer and the Sellers Representative and (b) thereafter by the Indemnifying Party, in each case by wire transfer of immediately available funds to an account specified by the Buyer Indemnified Party at least one (1) Business Day before the payment is due. Any amount payable pursuant to this Article IX shall be paid within five (5) Business Days of the determination of the amount of any claim as undisputed or final and upon written notice from the Indemnified Party to the Indemnifying Party.

(d)          Tax Contests. In the event of any conflict between this Section 9.4 and Section 7.3 with respect to Tax Contests, the provisions of Section 7.3 shall control.

Section 9.5.          Certain Limitations and Other Matters on Indemnification.

(a)          The indemnification provided for in Section 9.2 and Section 9.3 is subject to the following:

(i)          For purposes of determining (A) whether there has been a Breach of any representation or warranty hereunder and (B) calculating the amount of any Loss arising from such Breach, the representations and warranties set forth in this Agreement shall be read without regard to any materiality, or similar qualifications that may be contained therein as if such qualification were deleted from such representation or warranty.

(ii)          No Sellers will have any Liability under Section 9.2(a) with respect to Breaches of representations and warranties (i) in relation to a De Minimis Claim or (ii) until such time as the aggregate amount of determined or reasonably expected Losses incurred or suffered by the Buyer Indemnified Parties arising out of or in connection with such Breaches of representations and warranties taken as a whole exceeds an aggregate amount equal to $1,000,000 where the De Minimis Claims will not be aggregated for purposes of calculating the $1,000,000 threshold (the “Sellers Basket Amount”), in which case the Buyer Indemnified Parties shall be entitled to recover all Losses (other than De Minimis Claims) pursuant to Section 9.2(a) (including the Sellers Basket Amount); provided, however, that De Minimis Claim limitations and the Sellers Basket Amount will not apply to any Losses incurred or arising out of claims based on (A) Breaches of Fundamental Representations, (B) Fraud or (C) any claim or indemnity not pursuant to Section 9.2(a). Except for claims based on Fraud or Breaches of Fundamental Representations, the maximum aggregate Liability of the Sellers under Section 9.2(a) shall be limited to $15,000,000.

(iii)        The Buyer will have no Liability under Section 9.3(a) to the Seller Indemnified Parties with respect to Breaches of representations and warranties (i) in relation to a De Minimis Claim or (ii) until such time as the aggregate amount of determined or reasonably expected Losses incurred or suffered by the Seller Indemnified Parties arising out of or in connection with such Breaches of representations and warranties taken as a whole exceeds an aggregate amount equal to $1,000,000 (the “Buyer Basket Amount”), in which case the Seller Indemnified Parties shall be entitled to recover all Losses pursuant to Section 9.3(a) (including the Buyer Basket Amount); provided, however, that the De Minimis Claim limitations and Buyer Basket Amount will not apply to any Losses incurred or arising out of claims based on (A) Breaches of Fundamental Representations, (B) Fraud or (C) any claim or indemnity not pursuant to Section 9.3(a). Except for claims based on Fraud or Breaches of Fundamental Representations, the maximum aggregate Liability of the Buyer to the Seller Indemnified Parties under Section 9.3(a) shall be limited to $15,000,000.

(iv)          Notwithstanding the foregoing:

(1)          (A) the maximum aggregate Liability of the Sellers (x) with respect to Breaches of Fundamental Representations (other than with respect to Section 4.11(e) (Employment Matters) and Section 4.14 (Taxes)) and (y) under any provision of Section 9.2 (other than claims based on Fraud) shall be limited to the Purchase Price received by the Sellers; (B) the Liability of the Sellers for claims based on Fraud is not subject to any cap; (C) the maximum aggregate Liability of the Sellers with respect to Breaches of Section 4.11(e) (Employment Matters) and Section 4.14 (Taxes) shall be limited to $55,000,000; and (D) without limiting or increasing the aggregate limit provided in subclause (C), the maximum aggregate Liability of the Sellers arising out of U.S. state and local sales and use tax audits, claims, investigations, examinations or other proceedings (including any Liability from Buyer Voluntary Disclosure) shall be limited to $4,000,000.

(2)          (A) the maximum aggregate Liability of the Buyer to the Seller Indemnified Parties (x) with respect to Breaches of Fundamental Representations and (y) under any provision of Section 9.3(b) (other than claims based on Fraud) shall be limited to the Purchase Price payable by the Buyer, and (B) the Liability of the Buyer for claims based on Fraud is not subject to any cap.

(b)         Each Buyer Indemnified Party and Seller Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss to the extent required by applicable Law.

(c)          Notwithstanding anything to the contrary herein, the Sellers shall be jointly and severally liable for any Fraud by the Purchased Company.

(d)        No Indemnified Party shall be entitled to recover damages or obtain indemnification more than once in respect of any one Loss (it being agreed that if each Seller breaches the same provision, such breaches shall be deemed to result in two separate Losses), whether the claim arises due to the breach of one or more than one representation or warranty or indemnity, and for this purpose recovery to the extent of indemnification received by an Indemnified Party pursuant to this Agreement shall be deemed to be a recovery for each of such breaches or indemnities giving rise to the same Loss.

(e)         Except in the case of Fraud, no party’s directors, employees or board members shall have any liability in their capacity as such for any obligations or liabilities of any party hereto under this Agreement for any claim or action with respect to any decisions adopted by such party prior to the First Closing Date.

(f)          For the avoidance of doubt, a Claim Notice or a Direct Claim Notice made in accordance with this Agreement identifying a potential and contingent liability relating to a Third-Party Claim or a Direct Claim shall be valid and indemnifiable despite the potential and contingent nature of the Loss, provided that such potential or contingent Losses shall not be due and payable, until any such amount becomes an actual Loss.

(g)         No party shall be liable in respect of Losses incurred from and after the First Closing, to the extent the relevant Losses resulting from a Third-Party Claim or Direct Claim arises solely as a result of:

(i)           any change in generally accepted accounting practices after the First Closing Date;

(ii)        any change in the accounting policies or practice of the Buyers or their Affiliates after the First Closing Date (other than any changes necessary to comply with applicable Law as of the First Closing Date); or

(iii)          if and to the extent that a claim arises as a result of any change in the applicable Laws, regulations, accounting rules or policies of any Governmental Entity which was not in effect before the First Closing Date.

(h)         Notwithstanding anything to the contrary herein, except in the case of Fraud and except as provided in Section 2.13 (Post-Closing Purchase Price Adjustment) or Article VII (Tax Matters), the rights and remedies of an Indemnified Party, under this Article IX are exclusive and in lieu of any and all other rights and remedies which the Buyer, the Sellers, the Sellers Representative, or any Indemnified Party, may have under this Agreement. For the avoidance of doubt, nothing in this Section 9.5 shall limit or otherwise affect any rights, Liabilities, or obligations under the Transaction Documents.

Section 9.6.          Adjustments to Losses.

(a)          For all purposes of this Article IX, “Losses” shall be net of any amounts actually recovered by an Indemnified Party under any insurance policy in connection with the facts giving rise to the right of indemnification hereunder; provided that the amount deemed to be recovered under such insurance policies shall be net of (A) the deductible for such policies, (B) any costs of receiving or recovering such amounts under such policies and (C) any increase in the premium for such policies, if applicable, arising from such Losses (“Recovery Costs”). In the event that any proceeds of any insurance policy or amounts recovered under any Contract are actually received or recovered by an Indemnified Party with respect to any Loss for which such Indemnified Party has already received payment from the Indemnifying Party hereunder, then such Indemnified Party shall pay promptly the lesser of (i) the aggregate amount of the proceeds or amounts actually received or recovered (net of Recovery Costs) and (ii) the amount of such Loss for which such Person has been indemnified hereunder to the applicable Indemnifying Party. Each Seller hereby waives any and all rights of subrogation with respect to the rights each Buyer or Purchased Company has or would otherwise have in respect of any claim against any insurer or other third party, or any Affiliate of the Buyer. The Indemnified Party will use (and will cause its Affiliates to use) commercially reasonable efforts to collect from any of its respective insurers the proceeds of any available insurance which would have the effect of reducing any Losses.

(b)          For all purposes of this Article IX, “Losses” shall (i) be net of any Tax benefit or Tax detriment to which an Indemnified Party is entitled or subject to, as the case may be, by reason of payment of such Liability (taking into account any Tax cost or reduction in such Tax benefits by reason of receipt of the indemnification payment) and (ii) not include (x) any punitive damages, (y) loss of opportunity or any associated loss of profit in each case resulting from the Buyer’s decision to consummate the transactions contemplated hereby instead of an alternative transaction or (z) any consequential damages, that are not reasonably foreseeable, except in each case, to the extent paid for any Third-Party Claims.

(c)          Notwithstanding anything to the contrary in this Article IX, no Indemnifying Party shall have any Liability for any punitive damages, except to the extent such punitive damages are awarded to a third-party pursuant to a Third-Party Claim.

Section 9.7.          Tax Treatment. The parties agree that the payment of any indemnity hereunder shall be treated as an adjustment to the Purchase Price paid by the Buyer hereunder for Tax purposes; provided that to the extent the foregoing treatment is not permitted by applicable Laws, the payment of any indemnity hereunder shall include any amount necessary to hold the applicable payee harmless on an after-Tax basis from all Taxes required to be paid in connection with the receipt of such payment.

ARTICLE X

MISCELLANEOUS

Section 10.1.        Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given: (a) on the day of delivery, if delivered by hand; (b) on the day of delivery, if sent by facsimile or electronic mail (with confirmation of receipt) at or prior to 5:00 p.m., Eastern Time, on a Business Day; (c) on the first Business Day following delivery, if sent by facsimile or electronic mail on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day; (d) on the second Business Day following deposit with an internationally recognized overnight delivery service (i.e., UPS, FedEx, DHL); or (e) upon the earlier of actual receipt and the fifth Business Day following first class mailing, with first class, postage prepaid:

To the Buyer or, after the First Closing, the Purchased Company:

SciPlay Acquisition, LLC
c/o SciPlay Corporation
Attn: General Counsel
6601 Bermuda Road
Las Vegas, Nevada 89119
Email:  Robert.Gustafson@SciPlay.com

with a copy to (which will not constitute notice):

Scientific Games Corporation
Attn: Chief Legal Officer
6601 Bermuda Road
Las Vegas, Nevada 89119
Email: James.Sottile@scientificgames.com

and

Dechert LLP
Attn: Jonathan Kim; Stephen R. Pratt
1095 Avenue of the Americas
New York, NY 10036
Facsimile: +1 212 698 3599
Email:  jonathan.kim@dechert.com; stephen.pratt@dechert.com

To the Sellers or the Sellers Representative:

Ecem Baran Taş
Mutlukent Mah. 2066. Sk. No: 4
İç Kapı No: 19
Çankaya/Ankara Turkey
Email: ecem@alictus.com

with a copy to (which will not constitute notice):

Esin Attorney Partnership
Attn: Caner Elmas, Orçun Solak
Ebulula Mardin Cad., Gül Sok. No. 2
Maya Park Tower 2, Akatlar-Beşiktaş
34335 Istanbul Turkey
Email: caner.elmas@esin.av.tr; orcun.solak@esin.av.tr

Section 10.2.        Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and the Sellers Representative, in the case of a waiver by the Buyer, by the Buyer or in the case of a waiver by the Sellers Representative or any of the Sellers, by the Sellers Representative. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3.       No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties hereto and any purported assignment in violation of the foregoing shall be null and void ab initio, except that the Buyer shall have the right to (a) assign its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates, (b) collaterally assign in whole or in part, this Agreement, and its rights hereunder, as security to one or more financing sources or purchasers of debt securities, and (c) from and after the First Closing, subject to 2.14(b)(iii) assign its rights and obligations hereunder to a third party in connection with a bona-fide sale or transfer (by means of a merger, stock sale or otherwise) of all or substantially all of the equity, or substantially all or any material portion of the assets, of the Purchased Company (whereupon the Buyer shall cease to have any further liabilities or obligations under this Agreement). Except as set forth in Article IX, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto, and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.

Section 10.4.      Entire Agreement; Inconsistency. This Agreement (including all Schedules, Exhibits and Appendices hereto) and the Transaction Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters. In the event and to the extent that there shall be an inconsistency between the provisions of this Agreement and the provisions of a Transaction Document or any other agreement executed by a party hereto in connection herewith or therewith, this Agreement shall prevail. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement and the Transaction Documents.

Section 10.5.        Satisfaction of Obligations; Further Assurances. Any obligation of any party to any other under this Agreement, that is performed, satisfied or fulfilled completely by an Affiliate of such party shall be deemed to have been performed, satisfied or fulfilled by such party. From time to time after the First Closing, the parties hereto shall promptly, at the reasonable request of any other party hereto and without further consideration, execute and deliver any additional instruments or documents, and take all such further actions as such party may reasonably request to consummate the transactions contemplated by this Agreement and fulfill the agreements set forth in this Agreement. For the avoidance of doubt, in furtherance of the foregoing, the Sellers shall use their respective reasonable best efforts to cooperate in obtaining any approvals or consents of any Governmental Entity or any other Person necessary or advisable to consummate any Remaining Closing and, subject to the terms and conditions set forth in this Agreement, the Sellers shall use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, or reasonably advisable on its part under this Agreement and the Transaction Documents and applicable Law to satisfy the conditions to Buyer’s obligations to effect any Remaining Closing.

Section 10.6.       Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing or anything to the contrary herein, the Buyer shall pay the scheduled fees of the Escrow Agent.

Section 10.7.       Schedules. Any disclosure under one Schedule will qualify and be an exception to the representation and warranty that is specifically identified as being qualified by such exception (whether by inclusion or cross-reference to the Section of the Schedules corresponding to such representation or warranty or otherwise) and shall be deemed disclosure under any other Schedule to the extent the relevance of such disclosure is reasonably clear on its face that such disclosure is applicable to such other Schedule. Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made in Article III or Article IV unless the applicable Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. The section headings in the Schedules are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed herein or in any provision of this Agreement. All attachments to the Schedules are incorporated by reference into the Schedule in which they are directly or indirectly referenced.

Section 10.8.    Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT AND ALL MATTERS ARISING FROM, OR RELATING TO, THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE IN THE UNITED STATES OF AMERICA WITHOUT REGARD TO

PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any Litigation with respect to any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Transaction Documents, exclusively in the United States District Court for the District of Delaware or, to the extent such court is not available, the Delaware Court of Chancery (in each case, together with the appellate courts thereof, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Transaction Documents (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over either party hereto, (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.1 of this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the contrary, each party hereto agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

Section 10.9.      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY TRANSACTION DOCUMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH TRANSACTION DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.10.     Counterparts. This Agreement may be executed in two or more counterparts, each of which, including those received via facsimile transmission or email (including in PDF format), shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.11.    Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.12.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.13.     Service of Process Agent and Transaction Matters. Service upon any party hereto of any notice, process, motion or other document in connection with Litigation relating in any way with or to this Agreement or the subject matter hereof may be effectuated by service upon such party at the address set forth in Section 10.1 or such other address as provided to each other party in accordance with the notice provisions set forth in Section 10.1 at least ten (10) days prior to such change in address; provided that if such party changes its address and fails to provide notice as set forth in this Section 10.13, then service upon such party may be effected (i) by service upon the applicable attorney set forth in Section 10.1, as agent for such party or (ii) by personal service or in the same manner as notices are to be given pursuant to Section 10.1 or any other manner permitted by Law. Each of the parties to this Agreement expressly and irrevocably agrees that service in accordance with this Section 10.13 will be effective and sufficient service of process upon the applicable party hereto. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law; it being agreed and understood, however, that no Person shall be obligated to serve process in any other way than as provided herein.

Section 10.14.     Currency; Agent and Translation Matters. Notwithstanding anything to the contrary herein, all payments required to be made hereunder, or as a result of a breach or violation hereof, shall be made in United States dollars, and, when any amount is paid with respect to the foregoing such amount shall be the United States dollar amount thereof on the applicable date of funding regardless of the amount or type of currency necessary to be exchanged or converted in order to satisfy, pay or fund such amount in United States dollars. Each of the Sellers and the Sellers Representative agrees that its respective agent for service of process in the United States for all purposes hereunder shall be Corporation Service Company. In connection with any dispute, action or claim involving this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, neither this Agreement nor any other documents relating to such dispute, action or claim, or required to be delivered in connection therewith, shall be required to be delivered in, or translated to, any language other than English.

Section 10.15.      Sellers Representative.

(a)          The Sellers Representative is hereby irrevocably appointed by each of the Sellers as the representative, agent, proxy, and attorney-in-fact (coupled with an interest) for all the Sellers for all purposes under this Agreement including the full power and authority on the Sellers’ behalf: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including, for the avoidance of doubt, claims for indemnification under Article IX), (iii) to receive and disburse to, or caused to be received or disbursed to, any Seller any funds received on behalf of such Seller under this Agreement (including, for the avoidance of doubt, any portion of the Purchase Price) or otherwise, (iv) to withhold any amounts received on behalf of any Seller pursuant to this Agreement (including, for the avoidance of doubt, any portion of the Purchase Price) or to satisfy (on behalf of the Sellers) any and all obligations or Liabilities of any Seller or the Sellers Representative in the performance of any of their commitments hereunder (including, for the avoidance of doubt, the satisfaction of payment obligations (on behalf of the Sellers) in connection with the indemnification of the Buyer Indemnified Parties under Article IX), (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of any Seller) and (vi) to take all other actions to be taken by or on behalf of any Seller in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Seller. All decisions and actions by the Sellers Representative shall be binding upon each Seller, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Sellers Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b)         The Buyer shall be entitled to rely conclusively on the instructions and decisions of the Sellers Representative as to any actions required or permitted to be taken by the Sellers Representative or any Seller hereunder, and no party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the written instructions or decisions of the Sellers Representative. Except as set forth in this Section 10.15(b), nothing in this Section 10.15 shall have any effect on any rights, obligations or Liabilities of the Buyer or any other Buyer Indemnified Party.

Section 10.16.     Enforcement. Without prejudice to Section 9.5(h), the parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Without prejudice to Section 9.5(h), the parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.16 shall not be required to provide any bond or other security in connection with any such injunction. Notwithstanding anything herein to the contrary, it is acknowledged and agreed that (i) no Person other than the Sellers Representative shall be entitled to seek specific performance against the Buyer and (ii) no Person other than the Buyer shall be entitled to seek specific performance against the Sellers Representative or any Seller, and any such attempt by such party shall be subject to the terms, conditions and limitations set forth herein.

Section 10.17.    Guarantee. SciPlay Games irrevocably guarantees to the Sellers due and punctual payment of the Future Consideration and indemnification payments, if any, in accordance with the terms, and subject to the conditions, of this Agreement (the “Guaranteed Obligations”).  This is a guarantee of payment, and not of collection or performance, and SciPlay Games acknowledges and agrees that this guarantee is unconditional and is intended as a primary and direct obligation of SciPlay Games and not merely the creation of a surety relationship.  The Sellers shall not be obligated to file any claim relating to the payments under this Agreement in the event that the Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Sellers to so file shall not affect SciPlay Games’ obligations hereunder. In furtherance thereof, the Sellers shall not be required to proceed against the Buyer first before proceeding against SciPlay Games for any Guaranteed Obligations. Notwithstanding anything herein to the contrary, SciPlay Games shall retain any defenses that are available to the Buyer under this Agreement and the Guaranteed Obligations shall be subject to the terms and conditions of this Agreement, including any caps, deductibles, limitations, rights of set-off that the Buyer or its Affiliates may have and the other terms of this Agreement. Notwithstanding anything to the contrary contained in this Section 10.17 or elsewhere in this Agreement, the parties hereto acknowledge and agree that to the extent the Buyer is relieved of all or any portion of any obligation or anything else underlying any Guaranteed Obligation by satisfaction thereof or otherwise, SciPlay Games shall be similarly relieved, to such extent, of its Guaranteed Obligation under this Section 10.17.  SciPlay Games understands that the Sellers are relying on this guarantee in entering into this Agreement.

[Remainder of the Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

BUYER: SCIPLAY ACQUISITION, LLC By: SCIPLAY GAMES, LLC, its sole member

By:	/s/ Joshua John Wilson
Name: Joshua John Wilson
Title: Chief Executive Officer

SOLELY FOR THE PURPOSE OF SECTION 10.17: SCIPLAY GAMES, LLC

By:	/s/ Joshua John Wilson
Name: Joshua John Wilson
Title: Chief Executive Officer

SELLERS REPRESENTATIVE: ECEM BARAN TAŞ

/s/ Ecem Baran Taş

SELLERS: ARIF EMRE TAŞ

/s/ Arif Emre Taş

ECEM BARAN TAŞ

/s/ Ecem Baran Taş

PURCHASED COMPANY: ALİCTUS YAZILIM ANONİM ŞİRKETİ

By:	/s/ Arif Emre Taş
Name: Emre Taş
Title: Chairperson of the Board of Directors

APPENDIX A
DEFINITIONS

In this Appendix, and in this Agreement and the other Appendices and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below (unless otherwise specified, section references in this Appendix are to Sections of this Agreement):

“Adjustment Amount Dispute Notice” has the meaning set forth in Section 2.13(b).

“Adjustment Dispute Period” has the meaning set forth in Section 2.13(b).

“Adjustment Payable to the Buyer” has the meaning set forth in Section 2.13(g).

“Affiliate” means, with respect to (i) any subject Person which is a body corporate, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made and with respect to (ii) any subject Person which is an individual, any family member (including, without limitation, any spouse, parent, child, grandparent, grandchild, sister, brother, aunt, uncle, nephew or niece or any lineal descendant by blood or adoption of that subject Person or of any such family member) or any person(s) acting in the capacity of trustee(s) of a trust of which that individual or any family member of that individual is the settlor.

“Affiliated Party” has the meaning set forth in Section 4.19.

“Agreement” has the meaning set forth in the preamble.

“Aream” means Aream & Co. and/or Aream Group LLP, collectively.

“Base Amount” means $100,000,000.

“Benefit Plan” means each pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, commission, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare, fringe benefit and other employee or compensation benefit plan, program, Contract, agreement or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, that is sponsored, maintained, contributed to, or required to be contributed to, by the Sellers, the Purchased Company or any ERISA Affiliate for the benefit of any current or former employee, director, officer, manager or independent contractor of the Purchased Company, or with respect to which the Purchased Company have any Liability.

“Board of Directors” means the board of directors of the Purchased Company.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the applicable Person. Unless the express context otherwise requires, the term “Books and Records” means the “Books and Records” related to the business of the Purchased Company.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, as applicable, in or of this Agreement.

“Business” means mobile game (i) development and (ii) publishing.

“Business Day” means a day other than any day on which banks are authorized or obligated by Law or executive order to close in New York, New York or Istanbul, Turkey.

“Buyer” has the meaning set forth in Preamble.

“Buyer Basket Amount” has the meaning set forth in Section 9.5(a)(iii).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Buyer Non-Governmental Consents” has the meaning set forth in Section 5.4(b).

“Cash” means, without duplication, (i) the fair market value (expressed in United States dollars) of all unrestricted cash and cash equivalents of the Purchased Company as of the applicable measurement time (excluding any cash, cash in transit or other items otherwise convertible into cash received by or channeled through accounts of the Purchased Company solely as a result of the transactions contemplated by the Agreement), minus (ii) the amount (if any) of any unpaid checks, drafts and wire transfers issued against any of the accounts of the Purchased Company on or prior to the applicable measurement time.

“Chosen Courts” has the meaning set forth in Section 10.8.

“Claim Notice” has the meaning set forth in Section 9.4(a)(i).

“Claimed Amount” has the meaning set forth in Section 2.16.

“Closing Cash Amount” means the Cash of the Purchased Company as of 11:59 p.m. Turkey time, on the day immediately prior to the First Closing Date.

“Closing Funded Indebtedness” shall mean, without duplication, the obligations of the Purchased Company outstanding and unpaid immediately prior to the Closing (which obligations include any principal, accrued interest, fees, costs, penalties or make-whole or similar payments in connection therewith, but excluding any undrawn amounts under credit lines or revolving (or similar) credit facilities) under any Funded Indebtedness.

“Closing Net Working Capital Amount” means the Net Working Capital of the Purchased Company as of 11:59 p.m. Turkey time, on the day immediately prior to the First Closing Date.

“Closing Net Working Capital Deficiency Amount” means the amount, if any, by which the Closing Net Working Capital Amount is less than the Target Net Working Capital.

“Closing Net Working Capital Excess Amount” means the amount, if any, by which the Closing Net Working Capital Amount is greater than the Target Net Working Capital.

“Closing Statement” has the meaning set forth in Section 2.13(a).

“Closing Transaction Related Expenses” means the Transaction Related Expenses of the Purchased Company to the extent unpaid as of immediately prior to the Closing.

“Closings” means the First Closing and the Remaining Closings, and each a “Closing”.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means commercially available software that has not been modified or customized by a third party for the Purchased Company and that is licensed pursuant to a non-negotiated agreement.

“Company Data” has the meaning set forth in Section 4.9(h).

“Company IPR” means any and all Intellectual Property Rights owned or purported to be owned, in whole or in part, by the Purchased Company (including all beneficial rights pursuant to which an employee or other third party is obligated (whether under contract, fiduciary obligations, statute or otherwise) to assign Intellectual Property Rights to the Purchased Company).

“Conclusive Closing Statement” has the meaning set forth in Section 2.13(f).

“Contracts” means all written or oral agreements, contracts, leases and subleases, purchase orders, arrangements, letters of credit, guarantees and binding commitments.

“Control” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and the terms “controlled by” and “under common control with” shall be construed accordingly.

“Control of Defense Conditions” has the meaning set forth in Section 9.4(a)(ii).

“Data Room” means the virtual data room hosted by Datasite in respect of “Project Alien”, and made available to the Buyer and its advisors.

“Data Security Breach” means any accidental or unlawful unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing of Company Data, including Personal Data, in the possession or control of the Purchased Company, or any other act or omission that compromises the security, integrity, or confidentiality of information.

“De Minimis Claim” any claim for a breach of representations and warranties arising out of a single matter or circumstance where the amount of determined or reasonably expected Losses incurred or suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties would have been less than $100,000.

“Designated Indemnifying Party” means (a) the Sellers, with respect to a claim pursuant to Section 9.2, or (b) the Buyer, with respect to a claim pursuant to Section 9.3.

“Direct Claim” has the meaning set forth in Section 9.4(b).

“Dollars” or “$” means the lawful currency of the United States of America.

“Drag Along Notice” has the meaning set forth in Section 2.14(b)(iii).

“Drag Along Obligation” has the meaning set forth in Section 2.14(b)(iii).

“Drag Along Option” has the meaning set forth in Section 2.14(b)(iii).

“Drag Closing Date” has the meaning set forth in Section 2.14(b)(iii).

“Drag Purchaser” has the meaning set forth in Section 2.14(b)(iii).

“EBITDA” has the meaning set forth in the Future Consideration Schedule

“Environmental Laws” has the meaning set forth in Section 4.16(a).

“Equity Interests” means, with respect to any Person: (a) if a partnership, any partnership interests of such Person; (b) if a limited liability company, any membership interests or units of such Person; (c) if a corporation, any shares of capital stock of such Person; (d) any phantom equity of such Person; (e) any other interest or participation that confers the right to receive a share of the profits and losses of, or distribution of assets of, such Person; (f) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to the membership interests or units, capital stock, or any other equity securities of such Person; (g) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities of such Person; or (h) any other interest classified as an equity security of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is treated together with the Purchased Company as a single employer for purposes of Section 414 of the Code.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement to hold the Escrow Amount.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means that certain escrow agreement, dated as of the date hereof, by and among the Buyer, the Sellers Representative and the Escrow Agent, for the Escrow Amount.

“Escrow Amount” means $15,000,000.

“Estimated Transaction Related Expenses” has the meaning set forth in Section 2.6.

“Final Closing Date” means the date specified in Section 2.14(h)(v) or (if Section 2.14(b) applies) such earlier date on which all the Remaining Transferred Equity Interests shall have been transferred to the Buyer in accordance with this Agreement.

“Final Purchase Price” has the meaning set forth in Section 2.13(e).

“Financial Statements” means the Interim Financial Statements and Year-End Financial Statements of the Purchased Company.

“Financial Year” means each period for which the Purchased Company is required to produce financial statements under applicable Law.

“First Closing” has the meaning set forth in Section 2.7.

“First Closing Date” has the meaning set forth in Section 2.7.

“First Closing Payment Certificate” has the meaning set forth in Section 2.6.

“Fraud” means intentional fraud under the Laws of the State of Delaware (excluding any equitable, constructive, reckless or negligent fraud), with respect to making any representation or warranty expressly set forth in Article III (in the case of the Sellers), Article IV (in the case of the Sellers and the Purchased Company) or Article V (in the case of the Buyer).

“Fundamental Representations” means, (a) with respect to the Sellers, any representations or warranties relating to, or made pursuant to Section 3.1 (Legal Capacity and Authorization), Section 3.2 (Binding Effect), Section 3.4 (Title), Section 3.6 (Finder’s Fees), Section 4.1 (Organization and Qualification; Authorization) and sub-paragraphs (b), (c) and (d) of Section 4.3 (Assets; Capitalization; Equity Interests), Section 4.11(e) (Employment Matters), Section 4.14 (Taxes), Section 4.18 (No Undisclosed Liabilities), Section 4.19 (Related Party Transactions) and Section 4.21 (Finder’s Fees), and (b) with respect to the Buyer any representations and warranties relating to, or made pursuant to, Section 5.1 (Organization and Qualification), Section 5.2 (Company Authorization) and Section 5.3 (Binding Effect) and Section 5.6 (Finders’ Fees).

“Funded Indebtedness” means, collectively, with respect to the Purchased Company, without duplication, the sum of (i) all indebtedness for borrowed money of the Purchased Company, and all obligations evidenced by notes, bonds, indentures, mortgages, debentures other similar instruments, (ii) all obligations under acceptance credit, bond, banker’s acceptance, guarantee, surety, letters of credit or similar facilities or obligations, (iii) the amount of all checks written and wires issued but not yet cleared and the amount of all checks drawn and wires issued in excess of balances, (iv) (A) deferred compensation owed to any current or former employee of the Purchased Company that is due and payable (or that would become due and payable as a result of the First Closing or the occurrence or existence of any circumstance or event that occurred or existed prior to the First Closing), (B) all severance and other similar obligations to Persons whose employment or other service with the Purchased Company terminated prior to the First Closing or who received or provided a notice of termination prior to the First Closing, and (C) all unfunded and underfunded obligations in respect of any Benefit Plan, (v) negative balances in bank accounts and all overdrafts, (vi) obligations arising out of any swap, option, derivative, hedging or similar arrangement, (vii) matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock or Equity Interests or any warrants, rights or options to acquire such capital stock or Equity Interest, (viii) the capitalized portion of all obligations under capital or direct financing leases and purchase money and/or vendor financing, (ix) any deferred purchase price, earn-out or similar deferred payment obligation, (x) all accrued and unpaid income Taxes (including any Tax withholding) of the Purchased Company for any Pre-Closing Tax Period, (xi) customer deposits or deferred revenue, (xii) all customer accounts receivable credit (i.e., contra) balances or amounts, (xiii) all obligations in respect of overpayments by customers, whether accrued or unaccrued, (xiv) all pending insurance recoupments, and (xv) all guarantee or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (xv) above, including, in each case, accrued and unpaid interest on any of the foregoing and any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses associated with prepayment or redemption of any of the foregoing.

“Future Consideration” has the meaning set forth in the Future Consideration Schedule.

“Future Consideration Schedule” means Schedule 2.14 attached hereto.

“Future Consideration Statement” has the meaning set forth in the Future Consideration Schedule.

“Governmental Authorizations” means all licenses, permits, approvals, accreditations, certificates, certificates of need, provider numbers, provider agreements, qualifications, certifications, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from a Governmental Entity.

“Governmental Entity” means any Turkish, United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Guaranteed Obligations” has the meaning set forth in Section 10.17.

“Hazardous Materials” means any chemical, pollutant, contaminant, material, substance or waste for which Liability or standards of conduct have been imposed under applicable Environmental Laws, including without limitation petroleum products (including without limitation crude oil and any fraction thereof), asbestos-containing materials, lead, ionizing and non-ionizing radioactive materials, mold, urea formaldehyde, polychlorinated biphenyls, wastewater, infectious material and medical waste. Hazardous Materials shall also include per- and polyfluoralkyl substances.

“Herguner” has the meaning set forth in Section 2.7.

“Holdback Amount” means $1,500,000.

“Incremental EBITDA” has the meaning set forth in the Future Consideration Schedule.

“Incremental Revenue” has the meaning set forth in the Future Consideration Schedule.

“Indemnified Party” means any Person entitled to seek indemnification pursuant to the provisions of Article IX.

“Indemnifying Party” means, collectively, the Persons against whom indemnification may be sought pursuant to the provisions of Article IX.

“Independent Expert” means PricewaterhouseCoopers, or if PricewaterhouseCoopers refuses to act as the Independent Expert, any other independent expert appointed by agreement between the Buyer and the Sellers Representative (and the Buyer and the Sellers Representative shall work in good faith to promptly appoint such independent expert).

“Initial Transferred Equity Interests” has the meaning set forth in Section 2.1.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including all rights pertaining to or deriving from (i) trademarks, service marks, trade dress, trade names, entity names, brands, certification marks, logos, slogans, social media identifiers, Internet domain names, Internet websites and URLs, together with all of the goodwill associated with any of the foregoing; (ii) copyrights (registered or unregistered), copyrightable works, works of authorship whether or not copyrightable, and rights to derivative works of any of the foregoing; (iii) patents, inventions, invention disclosures, discoveries and improvements whether or not patentable, including any extensions, reexaminations and reissues, divisionals, continuations and continuations-in-part; (iv) proprietary information including trade secrets and other confidential information (including ideas, know-how, business information, drawings, specifications, designs, signage, décor, manner and method of operation, plans, proposals, technical data, financial and marketing plans and customer and supplier lists) protected by the Uniform Trade Secrets Act or similar legislation and rights to limit the use or disclosure thereof by any Person; (v) software, data, data bases, data compilations and documentation; (vi) all rights of publicity, including the right to use the name, voice, likeness, signature and biographies of real persons, together with all commercial rights therein and all goodwill related thereto, (vii) domain names, (viii) mask works and (ix) all registrations and applications for any of the foregoing.

“Interim Financial Statements” means the Latest Balance Sheet of the Purchased Company and the related statements of operations and cash flows of the Purchased Company, in each case, for the 9-months ended September 30, 2021.

“IT Systems” means all of the following used by or on behalf of the business of the Purchased Company (whether owned or third party): electronic data processing and storage,

information, record keeping, communications, telecommunications, hardware, software, networks, peripherals and computer systems, and all documentation associated with any of the foregoing.

“Latest Balance Sheet” means the balance sheet of the Purchased Company as of September 30, 2021.

“Law” means, to the extent applicable to the Purchased Company or the parties, or the transactions contemplated by this Agreement, any constitution, law (including common law), statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, injunction, decree, decisions, guidelines or any other secondary legislation enacted, issued, promulgated, enforced or entered by a Governmental Entity or securities exchange, including without limitation Privacy Laws.

“Leased Real Property” has the meaning set forth in Section 4.13(b).

“Leases” has the meaning set forth in Section 4.13(b).

“Liability” means with respect to any Person, any liability, debt, loss, damage, adverse claim, fine, penalty, expense, deficiency, responsibility or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, choate or inchoate, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts and consultants and costs of investigation).

“Lien” means any charge, mortgage, pledge, attachment, preliminary attachment, security interest, license, lien, restriction, claim or encumbrance.

“Litigations” means any civil, criminal or administrative actions, proceedings, suits, demands, claims, disputes, audits, hearings, proceedings or investigations filed, brought or conducted by or before any Governmental Entity, or arbitrator, or arbitral panel.

“Loss” means any loss, charge, damage, Taxes, obligation, disbursement, deficiency, demand, diminution in value, action, suit, judgment, award, penalty, settlement, fine, fee, cost or expense, including, without limitation, interest, penalties, legal, accounting, other professional fees, and expenses or other costs and expenses actually and reasonably incurred in the investigation, collection, prosecution or defense of and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises, that may be imposed on or otherwise incurred or suffered (including the actual and reasonably incurred costs of the enforcement of rights hereunder).

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Net Working Capital” means, the amount equal to (a) the current assets of the Purchased Company (excluding from such calculation, without duplication, (i) Cash and (ii) income and deferred income Tax assets (including any refunds or credits that are payable to the Sellers pursuant to Section 7.6)), minus (b) the current liabilities of the Purchased Company (excluding from such calculation, without duplication, (i) Funded Indebtedness, (ii) Transaction Related Expenses and (iii) income and deferred income Tax liabilities), in each case, calculated in accordance with US GAAP.

“Organizational Documents” means articles of association, certificates of incorporation, certificates of formation, articles, by-laws, internal directives, operating or limited liability company agreements or other organizational documents.

 “Permitted Liens” means: (a) solely with respect to the Purchased Company, Liens reflected or reserved against on the face of the balance sheet that is a part of the Financial Statements; (b) solely with respect to the Purchased Company, landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar liens arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate Litigations for which adequate reserves have been established in accordance with Turkish GAAP; (c) liens for Taxes, assessments and other governmental charges not yet due and payable; (d) solely with respect to the Purchased Company, with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not, individually or in the aggregate, materially detract from the value of or materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the business of the Purchased Company, (ii) any conditions that may be shown by a current survey or physical inspection, which do not, individually or in the aggregate, materially detract from the value of or materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the business, (iii) zoning, building, subdivision or other similar requirements or restrictions which are not violated by the current use and operation of the applicable real property (except for any violations that would not materially affect the use and occupancy of any such real property as currently used and occupied by the Purchased Company) and (iv) any and all service contracts and agreements affecting any real property, in each case, which do not impair in any material respect the current use or occupancy of the real property subject thereto; (e) solely with respect to the Purchased Company, liens to depository banks incurred in deposits made in the ordinary course in connection with maintaining bank accounts; and (f) solely with respect to the Purchased Company, deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the First Closing Date.

“Pre-Closing Taxes” means any liability for (a) Taxes of the Sellers (including pursuant to Section 6225 of the Code or analogous provision of U.S. state, local or non-U.S. Law), (b) Taxes of the Purchased Company with respect to any Pre-Closing Tax Period, (c) one-half of all Transfer Taxes; (d) any Taxes (including withholding and social Taxes) applicable to distribution of proceeds from the Initial Transferred Equity Interests and/or Remaining Transferred Equity Interests to any current or former employee, consultant, director or officer of the Purchased Company; (e) Taxes of any other Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or analogous state, local or non-U.S. Law), (ii) by reason of being a transferee or successor, (iii) by Contract or (iv) otherwise, in the case of clauses (i) through (iv), related to any action occurring or transaction or contract entered into prior to the First Closing.

“Prior Financial Year” means in relation to a Relevant Financial Year the Financial Year of the Purchased Company immediately preceding such Relevant Financial Year.

“Privacy Agreements” means any contracts, commitments, obligations, or responsibilities to affiliated and unaffiliated third parties, including individuals, governing the Processing of Personal Data, into which the Purchased Company has entered or is otherwise bound.

“Privacy Commitments” means any and all (a) applicable Privacy Laws, (b) Privacy Policies, (c) Privacy Agreements, and (d) applicable published industry best practice or rules of any applicable self-regulatory organizations in which the Purchased Company is or has been a member.

“Privacy Laws” means, to the extent applicable to the Purchased Company or the parties, or the transactions contemplated by this Agreement, all laws, orders and any other requirements of a Governmental Entity concerning privacy or security of Personal Data, the Processing of Personal Data, and data breach disclosure and notification, as such are enacted or in effect on or prior to the date of this Agreement.

“Privacy Policy” means each written statement made by the Purchased Company related to the Processing of Personal Data, including website or mobile app privacy policies or notices and notices or policies related to the privacy of employees, individual contractors, temporary workers, and job applicants.

“Processing” (or its conjugates) means any operation or set of operations that is performed upon data, including Personal Data, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data.

“Proprietary Software” has the meaning set forth in Section 4.9(a).

“Purchase Price” means the Upfront Amount (as may be adjusted pursuant to Section 2.13) and the Future Consideration.

“Purchase Price Dispute” has the meaning set forth in Section 2.13(d).

“Purchase Price Dispute Accounting Firm” has the meaning set forth in Section 2.13(d).

“Purchased Company” has the meaning set forth in the Recitals.

“Purchased Company Drag EBITDA” has the meaning set forth in Section 2.14(b)(iii).

“Recovery Costs” has the meaning set forth in Section 9.6(a).

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment.

“Released Claim” has the meaning set forth in Section 6.3.

“Released Parties” has the meaning set forth in Section 6.3.

“Relevant Event” means a reasonable and good faith determination of the board of directors or other governing body of Buyer or one of its Affiliates (or a committee of any such Person or of any of their respective governing bodies) that Buyer or its Affiliates (i) may incur material adverse consequences under applicable Law or in connection with any of its respective Government Authorizations (which, for the avoidance of doubt, shall include the loss by the Buyer or any of its Affiliates of one or more Government Authorizations held by any of the foregoing) or (ii) would otherwise be deemed to breach, violate or not be in compliance with any applicable Law, in each case, as a result of either of the Sellers owning or retaining any portion of the Remaining Transferred Equity Interests (including without limitation due to Sellers’ violation of applicable anti-bribery, anti-money laundering, sanctions, other financial crimes or gaming Laws).

“Relevant Event Notice” has the meaning set forth in Section 2.14(b)(iv).

“Relevant Event Option” has the meaning set forth in Section 2.14(b)(iv).

“Relevant Financial Statements” means the balance sheets and the related statements of operations and cash flows of the Purchased Company, in each case, including notes thereto, for the years ended December 31, 2022, 2023, 2024, 2025 and 2026.

“Relevant Financial Years” means the five Financial Years ending December 31, 2022, December 31, 2023, December 31, 2024, December 31, 2025 and December 31, 2026.

“Relevant Multiplier” has the meaning set forth in the Future Consideration Schedule.

“Relevant Remaining Equity Interests” has the meaning set forth in Section 2.14(b)(ii).

“Remaining Amount” has the meaning set forth in Section 2.14(b)(ii).

“Remaining Closing” has the meaning set forth in Section 2.11.

“Remaining Closing Date” has the meaning set forth in Section 2.11.

“Remaining Transferred Equity Interests” has the meaning set forth in Section 2.2.

“Representative” means, with respect to a particular Person, any director, member, limited or general partner, equityholder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors (and in the case of the Buyer, including potential providers of representations and warranties insurance to the Buyer and its Affiliates).

“Restricted Period” has the meaning set forth in Section 6.2(a).

“Scheduled IP” has the meaning set forth in Section 4.9(a).

“Seller Basket Amount” has the meaning set forth in Section 9.5(a)(i).

“Seller Dispute Notice” has the meaning set forth in Section 2.13(b)

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Seller Non-Governmental Consents” has the meaning set forth in Section 3.3.

“Seller Regulatory Approvals” has the meaning set forth in Section 3.3.

“Sellers” has the meaning set forth in Preamble.

“Sellers’ Knowledge” means the knowledge of any of the following individuals: Arif Emre Taş, Ecem Baran Taş and Alaz Dağlar Keyvanklıoğlu. For such purpose, an individual will be deemed to have knowledge of a particular fact or matter if (i) that individual is actually aware of that fact or matter or (ii) such individual would reasonably be expected to discover or otherwise become aware of that fact or matter in the course of the reasonable conduct of such individual’s duties.

“Sellers NL Entity” has the meaning set forth in Section 4.3(c).

“Sellers Representative” has the meaning set forth in the preamble.

“Solvent” means with respect to any Person, as of any date of determination, such Person (a) shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all contingent Liabilities) and (b) shall have adequate capital to carry on its businesses.

“Straddle Period” means any taxable period beginning on or before the First Closing Date and ending after the First Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof, or a majority of the total economic ownership interest thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or

(ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity, or a majority of the total economic ownership interest thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all Subsidiaries of each Subsidiary of such Person.

“Target Incremental Revenue” has the meaning set forth in the Future Consideration Schedule.

“Target Net Working Capital” means $1,168,512.

“Tax Contest” means any audit, claim, investigation, examination or other proceeding related to Taxes.

“Tax Notice” has the meaning set forth in Section 7.3(a).

“Tax Return” means any report, return, computation, declaration, estimate, claim, claim for refund, schedule, supplement or information return or statement (including any attachment or amendment to the foregoing) filed or required to be filed with a Taxing Authority.

“Taxes” means all (a) federal, state or local and all foreign taxes, including income, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duties, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding or other taxes, duties, fees, assessments or governmental charges or deficiencies thereof of any kind whatsoever, however denominated, (b) any liability for the payment of any amounts described in this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, and (c) any liability for the payments of any amounts as a result of being a party to any agreement or as a result of any express obligation to indemnify any other Person with respect to payment of any amount of the type described in clause (a) or (b), and together with any interest, any penalties, any fines, additions to tax or additional amounts imposed by any Governmental Entity with respect to any amounts described in clause (a), (b), or (c).

“Taxing Authority” means any Governmental Entity responsible for the administration, imposition or collection of any Tax (foreign or domestic).

“Third-Party Claim” has the meaning set forth in Section 9.4(a)(i).

“Top Fifteen Customers” has the meaning set forth in Section 4.20.

“Top Fifteen Vendors” has the meaning set forth in Section 4.20.

“Total Drag EBITDA” has the meaning set forth in Section 2.14(b)(iii).

“Transaction Confidential Information” has the meaning set forth in Section 6.1(b).

“Transaction Documents” means, collectively, the stock powers, Escrow Agreement, and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby. For the avoidance of doubt, Transaction Documents shall not include any employment agreements or consulting agreements entered into by any Person or other similar agreements entered into by any Seller that is not to the benefit of the Purchased Company but for such Seller himself or herself.

“Transaction Related Expenses” means the sum of (i) (A) the amount of any severance, compensation, sale bonuses, change in control bonuses, retention bonuses and similar bonuses and payments that become payable by the Purchased Company in connection with the execution of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby or by any Transaction Document, (B) the employer’s share of any employment, unemployment, payroll and similar Taxes incurred as a result of any such payment described in clause (A) or any other payment made in connection with the transactions contemplated hereby or by any Transaction Document, and (C) any amounts payable to gross up or make whole any Person for income and/or excise Taxes imposed with respect to such payments described in clause (A) (but only to the extent required under a Contract entered into on or prior to the First Closing to which the Purchased Company is a party); (ii) the amount of any investment banking, accounting, attorney or other professional fees incurred or payable by the Purchased Company or the Sellers on or prior to the First Closing with respect to the transactions contemplated by this Agreement; (iii) the amount of all fees, Liabilities and expenses incurred by the Purchased Company for (x) the negotiation, preparation and execution of this Agreement and the Transaction Documents and (y) the performance and consummation of the transactions contemplated hereby; (iv) any fees, costs, expenses or disbursements to the extent incurred or payable by the Purchased Company in connection with obtaining any consent, approval, authorization, amendment or waiver pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby; and (v) discretionary compensation or bonus obligations owed or payable by the Purchased Company to any Seller.

“Transfer Taxes” means all sales, use, value added, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with, or attributable to the transactions effectuated pursuant to this Agreement.

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury under the Code.

“Turkish Labor Code” means the Labor Code No. 4857 (İş Kanunu in Turkish) published in the Official Gazette of the Republic of Turkey dated June 10, 2003 and numbered 25134, as amended from time to time.

“Turkish Commercial Code” means the Turkish Commercial Code No. 6102 (Türk Ticaret Kanunu in Turkish) published in the Official Gazette of the Republic of Turkey dated February 14, 2011 and numbered 27846, as amended from time to time.

“Turkish GAAP” means accounting principles generally accepted in the Republic of Turkey, consistently applied during the periods involved.

“Upfront Amount” means an amount in Dollars equal to (i) the Base Amount, plus (ii) the Closing Cash Amount, plus (iii) the Closing Net Working Capital Excess Amount, if any, minus (iv) the Closing Net Working Capital Deficiency Amount, if any, minus (v) the Closing Funded Indebtedness, minus (vi) the Closing Transaction Related Expenses, minus (vii) the Escrow Amount, minus (viii) the Holdback Amount.

“US GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“Usufruct” has the meaning set forth in Section 2.8.

“Usufruct Agreement” means that certain usufruct agreement, dated as of the date hereof, by and among the Sellers and the Buyer, in the form attached hereto as Exhibit A.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission by the breaching party with the knowledge that the taking of such act or such omission would, or could be reasonably expected to, cause a breach of this Agreement.

“Year-End Financial Statements” means the balance sheets and the related statements of operations and cash flows of the Purchased Company, in each case, including notes thereto, for the years ended December 31, 2018, 2019 and 2020.

Exhibit A

Usufruct Agreement

See attached.

SHARE USUFRUCT AGREEMENT between SciPlay Acquisition, LLC and Arif Emre Taş and Ecem Baran Taş	SciPlay Acquisition, LLC ile Arif Emre Taş ve Ecem Baran Taş arasında PAY İNTİFA SÖZLEŞMESİ

SHARE USUFRUCT AGREEMENT	PAY İNTİFA SÖZLEŞMESİ
ARTICLE 1 – PARTIES	MADDE 1 – TARAFLAR
This Share Usufruct Agreement, (the “Agreement”) is entered into on 1 March 2022 (“Signing Date”) by and between:	İşbu Pay İntifa Sözleşmesi (“Sözleşme”) 1 Mart 2022 tarihinde (“İmza Tarihi”) aşağıda belirtilen taraflar arasında akdedilmiştir:
1.  SciPlay Acquisition, LLC, a Nevada limited liability company having its registered office at c/o Corporation Service Company, 112 North Curry Street, Carson City, Nevada 89701 the United States of America (“Sciplay”);

1.  Merkezi c/o Corporation Service Company, 112 North Curry Street, Carson City, Nevada 89701 Amerika Birleşik Devletleri adresinde bulunan, Nevada’da kurulu sınırlı sorumluluğa tabi bir şirket olan SciPlay Acquisition, LLC (“Sciplay”);

2. Arif Emre Taş, a citizen of the Republic of Turkey residing at Mutlukent Mah. 2066. Sk. No: 4 İç Kapı No: 19 Çankaya/Ankara and having the Turkish identification number 33676814626; and	2. Mutlukent Mah. 2066. Sk. No: 4 İç Kapı No: 19 Çankaya/Ankara adresinde mukim, 33676814626 T.C. kimlik numaralı bir Türkiye Cumhuriyeti vatandaşı olan Arif Emre Taş;
3. Ecem Baran Taş, a citizen of the Republic of Turkey residing at Mutlukent Mah. 2066. Sk. No: 4 İç Kapı No: 19 Çankaya/Ankara and having the Turkish identification number 37063693580;	3. Mutlukent Mah. 2066. Sk. No: 4 İç Kapı No: 19 Çankaya/Ankara adresinde mukim, 37063693580 T.C. kimlik numaralı bir Türkiye Cumhuriyeti vatandaşı olan Ecem Baran Taş;
Arif Emre Taş and Ecem Baran Taş shall hereinafter be individually referred to as a “Grantor”, and together as the “Grantors”.	Arif Emre Taş ve Ecem Baran Taş bundan böyle ayrı ayrı “İntifa Veren” ve birlikte “İntifa Verenler” olarak anılacaklardır.
Sciplay and the Grantors shall hereinafter be individually referred to as a “Party”, and together as the “Parties”.	Sciplay ve İntifa Verenler ayrı ayrı “Taraf” ve birlikte “Taraflar” olarak anılacaklardır.
PREAMBLE	GİRİŞ
WHEREAS, the Parties desire to set forth certain terms and conditions among them for setting out the rights and obligations of the Parties arising from the establishment of the Usufruct Right over the Usufruct Shares (as defined below) in favor of Sciplay.
ŞÖYLE Kİ, Taraflar, (aşağıda tanımlandığı şekilde) İntifa Payları üzerinde Sciplay lehine kurdukları İntifa Hakkından doğan hak ve yükümlülüklere ilişkin hüküm ve koşulları belirlemek istemektedirler.
NOW, THEREFORE, the Parties, intending to be legally bound, hereby covenant and agree as follows:	BU SEBEPLE, Taraflar hukuki bakımdan bağlayıcı olacak şekilde, aşağıdaki hususlarda anlaşmış ve mutabakata varmışlardır:
ARTICLE 2 – DEFINITIONS	MADDE 2 – TANIMLAR
2.1.  All capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings ascribed to them in the Purchase Agreement executed by and between the Parties and the Company on 1 March 2022 (“Purchase Agreement”).

2.1.  İşbu Sözleşme içerisinde yer alan ve büyük harfle başlayan her bir terim, işbu Sözleşme içerisinde tanımlanmamışsa kendisine Taraflar ve Şirket arasında 1 Mart 2022 tarihinde akdedilmiş olan Alım Sözleşmesi’nde (“Alım Sözleşmesi”) atfedilen anlama gelmektedir.

2.2. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:	2.2. İşbu Sözleşmede geçen aşağıdaki terimler, içerik aksini gerektirmedikçe aşağıdaki anlamlara gelecektir:
“Company” means Alictus Yazılım Anonim Şirketi, a joint stock company incorporated and operating under the laws of the Republic Turkey, registered before Ankara Trade Registry with the registration number 359612, having its registered office at Üniversiteler Mah. İhsan Doğramacı Bul. No: 17/1 İç Kapı No: 114 Çankaya / Ankara;

“Şirket” Türkiye Cumhuriyeti kanunları uyarınca kurulmuş ve faaliyet göstermekte olan, Ankara Ticaret Sicili nezdinde 359612 sicil numarası ile kayıtlı ve merkezi Üniversiteler Mah. İhsan Doğramacı Bul. No: 17/1 İç Kapı No: 114 Çankaya / Ankara adresinde bulunan Alictus Yazılım Anonim Şirketi anlamına gelmektedir;

“Law” means the entire legal regime of the Republic of Turkey, including the constitution, codes, presidential decrees, presidential decisions, statutes, regulations, communiqués, declarations, principle decisions, orders, normative acts, policies, local sanctions, circulars, rulings and any and all general and regulatory transactions and all international agreements to which the Republic of Turkey is a party together with all domestic enactments, laws and decrees for the ratification or implementation of such international agreements, and prevailing judicial practice and interpretations of all such legal instruments, in each case binding and in effect, as amended, otherwise modified or replaced from time to time;

“Mevzuat” her durumda muhtelif zamanlarda tadil edildiği, diğer bir şekilde değiştirildiği, ilga ve ikame edildiği şekliyle, bağlayıcı ve yürürlükte olan, anayasa, kanunlar, Cumhurbaşkanlığı kararnameleri, Cumhurbaşkanlığı kararları, tüzükler, yönetmelikler, tebliğler, genelgeler, ilke kararları, emirler, düzenleyici işlemler, politikalar, yerel yaptırımlar, sirkülerler, muktezalar ve her türlü genel ve düzenleyici işlemler ile Türkiye Cumhuriyeti’nin taraf olduğu tüm uluslararası anlaşmalar ve ilgili uluslararası anlaşmaların onaylanması ve uygulanmasına yönelik tüm yerel düzenlemeler ve tüm bu hukuki düzenlemelere ilişkin hâkim içtihatlar ve yorumlar da dâhil olmak üzere, Türkiye Cumhuriyeti’nin tüm hukuki rejimi anlamına gelmektedir;

“Rules” has the meaning set forth in Article 7.1;	“Kurallar” kendisine Madde 7.1’de atfedilen anlama gelmektedir;
“Shares” means registered shares of the Company described as the Remaining Transferred Equity Interests under Section 2.2 of the Purchase Agreement representing 20% of the Company’s total share capital that (i) have been issued at the Signing Date, comprising of 400 (four hundred) registered shares each with a nominal value of 25 TL (twenty five Turkish Liras), having a total nominal value of 10,000 TL (ten thousand Turkish Liras), and (ii) may be issued in future to represent the Company’s share capital at the time of issuance;

“Paylar” Şirket’in (i) İmza Tarihi itibariyle çıkarılmış olan, her biri 25 TL (yirmi beş Türk Lirası) itibari değerde toplam 10.000 TL (on bin Türk Lirası) itibari değere sahip olan 400 (dört yüz) nama yazılı payı ve (ii) ileride çıkarılma tarihi itibarıyla Şirket’in sermayesini temsil etmek üzere çıkarılabilecek olan, Alım Sözleşmesi Madde 2.2’de Kalan Devredilen Sermaye Payları olarak belirtilen Şirket’in toplam sermayesinin %20’sini temsil eden nama yazılı paylar anlamına gelmektedir;

“Turkish Civil Code” means the Turkish Civil Code numbered 4721 published in the Official Gazette dated 8 December 2001 and numbered 24607;	“Türk Medeni Kanunu” 8 Aralık 2001 tarihli ve 24607 sayılı Resmi Gazete’de yayımlanmış olan 4721 sayılı Türk Medeni Kanunu anlamına gelmektedir;
“Turkish Commercial Code” means the Turkish Commercial Code numbered 6102 published in the Official Gazette dated 14 February 2011 and numbered 27846;	“Türk Ticaret Kanunu” 14 Şubat 2011 tarihli ve 27846 sayılı Resmi Gazete’de yayımlanmış olan 6102 sayılı Türk Ticaret Kanunu anlamına gelmektedir;

“Usufruct Agreement Supplement” has the meaning set forth in Article 4.2;	“Ek İntifa Sözleşmesi” kendisine Madde 4.2’de atfedilen anlama gelmektedir;
“Usufruct Share Certificate” has the meaning set forth in Article 3.1.	“İntifa Pay Senedi” kendisine Madde 3.1’de atfedilen anlama gelmektedir.
“Usufruct Shares” has the meaning set forth in Article 3.1;	“İntifa Payları” kendisine Madde 3.1’de atfedilen anlama gelmektedir;
ARTICLE 3 – USUFRUCT RIGHT	MADDE 3 – INTIFA HAKKI
3.1.  Each Grantor hereby irrevocably and unconditionally grants Sciplay a usufruct right (“Usufruct Right”) pursuant to Article 794 et seq. of the Turkish Civil Code, over all of such Grantor’s rights, title and interest in, to and under the following, whether now existing or owned or hereafter acquired or arising from:

3.1.  Her bir İntifa Veren, halihazırda mevcut olan veya sahip olunan veya bundan sonra edinilecek veya ortaya çıkacak olan ve aşağıda sayılan hakları, mülkiyeti ve menfaatlerine ilişkin olarak Türk Medeni Kanunu’nun 794. maddesi uyarınca Sciplay lehine intifa hakkı (“İntifa Hakkı”) kurulmasını işbu Sözleşme altında gayrikabili rücu ve koşulsuz olarak kabul eder:

(a)  All Shares currently owned by such Grantor as at the Signing Date as set forth in Exhibit A and any and all Shares that may be owned by such Grantor in the future (whether in connection with any capital increase, re-capitalization, re-classification or re-organization of capital, acquisition, inheritance or otherwise) (“Usufruct Shares”);

(a)  Ek A’da gösterilen şekilde, ilgili İntifa Verenin İmza Tarihi itibarıyla sahip olduğu Paylar ve gelecekte sahip olabileceği tüm Paylar (sermaye artırımı, yeniden sermayeye dönüştürme, tekrar sınıflandırma veya tekrar organize etme, devralma, miras veya diğer şekillerde olup olmadığına bakılmaksızın) (“İntifa Payları”);

(b) All share certificates, temporary share certificates or other instruments representing or evidencing the Usufruct Shares (each, a “Usufruct Share Certificate”);	(b) İntifa Paylarını temsil eden veya tavzih eden tüm pay senetleri, ilmühaberler veya İntifa Payları ile ilgili diğer dokümanlar (her biri “İntifa Pay Senedi”);
(c)  To the fullest extent permitted under the Law, all warrants, options and other rights relating to any and all Usufruct Shares or entitling such Grantor to acquire any interest of any form in any Usufruct Shares;

(c)  Mevzuat kapsamında izin verildiği en geniş ölçüde, İntifa Payları ile ilgili olan veya ilgili İntifa Veren’in İntifa Payları üzerinde her türlü menfaat edinmesine izin veren tüm varantlar, opsiyonlar ve diğer haklar;

(d)  Voting rights at the ordinary and extraordinary general assembly meetings of the Company and all management rights attributable to the Usufruct Shares arising from the Law or otherwise from contract;
(d) Şirket’in olağan ve olağanüstü genel kurul toplantılarındaki oy kullanma hakları ve İntifa Paylarına ait Mevzuat’tan veya başka bir şekilde sözleşmeden doğan tüm yönetim hakları;
(e)  All shareholders’ rights granted under the Law to the Usufruct Shares, including without limitation minority shareholders’ rights, right to information, right to request a special audit and right to initiate action against a general assembly of shareholders’ decisions;

(e)  Azınlık pay sahibi hakları, bilgi edinme hakkı, özel denetim isteme hakkı, pay sahipleri genel kurulu kararlarına karşı dava açma hakkı da dahil ancak bunlarla sınırlı olmaksızın, Mevzuat uyarınca İntifa Paylarına verilen tüm pay sahipliği hakları;

(f) All dividends, cash, instruments, liquidation	(f) İntifa Paylarına ilişkin veya İntifa Paylarının

proceeds, proceeds of extinguished shares, and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any Usufruct Shares, together with any interest applicable thereto; and

karşılığında muhtelif zamanlarda alınan, alınabilecek veya başka bir şekilde dağıtılan veya dağıtılabilecek tüm kar payları, nakit, araçlar, tasfiye payları, itfa bedelleri ve diğer mallar ve bunlara işleyebilecek faizler; ve

(g)  All cash and non-cash proceeds (as proceeds are defined under the Turkish Commercial Code) of any of the Usufruct Shares or the Usufruct Right (including, without limitation, proceeds that constitute property of the types described above).

(g)  İntifa Paylarının veya İntifa Hakkının tüm nakit veya nakit olmayan kazançları (Türk Ticaret Kanunu altında tanımlanmış olan kazançlar) (yukarıda tanımlanmış olan unsurlara dahil olan kazançlar dahil olmak üzere ancak bunlarla sınırlı olmaksızın).

3.2.  To the fullest extent permitted under the Law, any preemptive rights related to the Usufruct Shares shall be used by and in the full and sole discretion of Sciplay and in the case of use of preemptive rights, the Usufruct Right shall also be valid for the newly issued Shares of the Grantors.

3.2.  Mevzuat kapsamında izin verildiği en geniş ölçüde, İntifa Paylarına ilişkin rüçhan hakları Sciplay tarafından ve tamamen ve münhasıran Sciplay’in takdirine uygun olarak kullanılacaktır ve rüçhan haklarının kullanılması durumunda İntifa Hakkı İntifa Verenler’in yeni ihraç edilen Payları üzerinde de geçerli olacaktır.

ARTICLE 4 - DELIVERY OF USUFRUCT SHARES	MADDE 4 - INTIFA PAYLARININ TESLIMI
4.1.  Each Grantor shall deliver to Sciplay all Usufruct Share Certificates representing or evidencing the Usufruct Shares with respect to which such Grantor has any right, title or interest concurrently with the execution of this Agreement (or immediately and within 5 (five) Business Days at the latest upon acquiring any such Usufruct Shares hereafter). Each Usufruct Share Certificate shall be in suitable form and substance, and shall be delivered with duly executed usufruct endorsements materially in the form and substance described below, as appropriate for the provision of the Usufruct Right.

(Endorsement text: This share certificate has been endorsed for the establishment of a usufruct right in favor of Sciplay Acquisition, LLC and delivered to Sciplay Acquisition, LLC in accordance with the Share Usufruct Agreement dated 01/03/2022 [and the Share Usufruct Agreement Supplement dated __/__/__]. Arif Emre Taş / Ecem Baran Taş [Date] [Signature])

4.1  Her bir İntifa Veren, üzerinde herhangi bir hakkı, mülkiyeti veya menfaati bulunan tüm İntifa Paylarını temsil veya tevsik eden tüm İntifa Pay Senetlerini işbu Sözleşme’nin imzası ile eşzamanlı olarak (veya bu tarihten sonra bir İntifa Payı edinirse bu İntifa Paylarını edindikten hemen sonra ve en geç 5 (beş) İş Günü içerisinde) Sciplay’e teslim edecektir. İntifa Pay Senetleri uygun şekil ve içeriğe sahip olacak ve İntifa Hakkının verilmesi için usulüne uygun olarak yapılmış, aşağıda esaslı içeriği ve formatı belirtilmiş olan, intifa amaçlı cirolar ile birlikte teslim edilecektir.

(Ciro metni: İşbu pay senedi, 01/03/2022 tarihli Pay İntifa Sözleşmesi’ne [ve__/__/__ tarihli Ek İntifa Sözleşmesi’ne] uygun olarak Sciplay Acquisition, LLC lehine intifa hakkı tesis etmek amacıyla Sciplay Acquisition, LLC’ye teslim edilmiştir. Arif Emre Taş / Ecem Baran Taş [Tarih] [İmza])

4.2.  Upon acquiring any new Shares, which fall within the scope of the Usufruct Right, for any reason (whether in connection with any capital increase, re-capitalization, re-classification or re-organization of capital, acquisition, inheritance or otherwise) at any time after the Signing Date, each Grantor shall, as soon as possible but in any event no later than two Business Days following such acquisition, (i) deliver to Sciplay a Usufruct Agreement Supplement substantially in the

4.2  Herhangi bir sebeple (sermaye artırımı, yeniden sermayeye dönüştürme, tekrar sınıflandırma veya tekrar organize etme, devralma, miras veya diğer şekillerde olup olmadığına bakılmaksızın) İmza Tarihi’nden sonraki herhangi bir zamanda İntifa Hakkı’nın kapsamına giren yeni Payların elde edilmesi durumunda, her bir İntifa Veren, mümkün olan en kısa zamanda ve her halükarda bu Payların elde edildiği tarihten itibaren iki İş Günü içerisinde (i)

form of Exhibit B (“Usufruct Agreement Supplement”) describing such additional Usufruct Shares duly signed by such Grantor, (ii) comply with all requirements of Article 3 above with respect to such additional Usufruct Shares, and (iii) provide Sciplay with sufficient evidence that such registrations and annotations have been duly effected. Each Grantor hereby authorizes Sciplay to attach each Usufruct Agreement Supplement to this Agreement, and agrees that each Usufruct Agreement Supplement shall be deemed an integral part of this Agreement and that all Shares listed thereon, together with the existing Shares of such Grantor, shall for all purposes under this Agreement constitute the Usufruct Shares. Each Grantor irrevocably and unconditionally authorizes Sciplay, with sole and exclusive authority, to take such further action as may be necessary or that Sciplay may reasonably request in order to establish and perfect the Usufruct Right granted under each such Usufruct Agreement Supplement.

ek İntifa Paylarını tanımlayan Ek B’de yer alan şekildeki Ek İntifa Sözleşmesini (“Ek İntifa Sözleşmesi”) usulüne uygun şekilde imzalayarak Sciplay’e teslim edecektir, (ii) ek İntifa Paylarına ilişkin olarak yukarıda Madde 3’te yer alan tüm gerekliliklere uyacaktır, ve (iii) Sciplay’e ilgili kayıtların ve şerhlerin usulüne uygun olarak yürürlükte olduğunu gösteren yeterli kanıtlayıcı belgeleri verecektir. Her bir İntifa Veren, Sciplay’i her bir Ek İntifa Sözleşmesini işbu Sözleşme’ye ek yapması konusunda yetkilendirmektedir ve her bir Ek İntifa Sözleşmesinin işbu Sözleşme’nin ayrılmaz bir eki olacağını ve Ek İntifa Sözleşmesinde listelenmiş olan her Payın, ilgili İntifa Veren’in mevcut Payları ile birlikte, işbu Sözleşme altında İntifa Paylarını oluşturduğunu kabul eder. Her bir İntifa Veren, her bir Ek İntifa Sözleşmesi kapsamında verilen İntifa Hakkının kurulması ve tamamlanması için gerekli olan veya Sciplay’in makul çerçevede talep ettiği diğer işlemleri yapması için Sciplay’i gayrikabili rücu ve koşulsuz şartsız şekilde, münhasıran yetkilendirir.

ARTICLE 5 – COVENANTS	MADDE 5 – TAAHHÜTLER
5.1. In addition to the covenants of the Grantors elsewhere in this Agreement, until the expiration of the Usufruct Right, the Grantors covenant that:	5.1. İşbu Sözleşme içerisinde İntifa Verenler’in vermiş olduğu diğer taahhütlere ek olarak, İntifa Verenler, İntifa Hakkının süresi dolana kadar aşağıdakileri taahhüt eder:
(a) they will not transfer the ownership of Usufruct Shares to third parties in any way during the term in which this Agreement is in effect.	(a) işbu Sözleşme’nin yürürlükte olduğu süre içerisinde İntifa Paylarının mülkiyetini herhangi bir şekilde üçüncü kişilere devretmeyecektir.
(b)  they will not: (i) sell, assign, transfer, surrender or otherwise dispose of, or grant any option, warrant, right to subscribe, preemptive right or other right or interest with respect to, any of the Usufruct Shares, (ii) create or permit to exist any Lien upon or with respect to any of the Usufruct Shares, or (iii) enter into any agreement, voting agreement or any other similar agreement with respect to any Usufruct Shares, except for the Purchase Agreement.

(b)  (i) İntifa Paylarını satmayacak, temlik etmeyecek, devretmeyecek, iştira etmeyecek veya herhangi başka bir şekilde elden çıkarmayacak veya İntifa Paylarına ilişkin herhangi bir opsiyon, varant, iştirak taahhüdü, rüçhan hakkı veya başka bir hak veya menfaat vermeyecektir, (ii) İntifa Payları üzerinde veya İntifa Paylarına ilişkin olarak herhangi bir Yük kurmayacak veya kurulmasına izin vermeyecektir ve (iii) İntifa Paylarına ilişkin olarak, Alım Sözleşmesi hariç olmak üzere, herhangi bir anlaşma, oy kullanım anlaşması veya benzeri anlaşmalar yapmayacaktır.

(c) they will, immediately upon acquiring any Shares at any time after the Signing Date, comply with the requirements of Article 3 hereof with respect to such Shares.	(c) İmza Tarihi’nden sonraki herhangi bir zamanda yeni Paylar edinmesi durumunda derhal söz konusu Paylara ilişkin olarak yukarıda Madde 3’te yer alan gerekliliklere uyacaktır.
(d) they will deliver promptly to Sciplay all reports	(d)İntifa Paylarına ilişkin olarak teslim aldığı tüm

and notices received in respect of any Usufruct Shares.	rapor ve bildirimleri Sciplay’e derhal teslim edecektir.
5.2. Voting Arrangement	5.2. Oy Kullanma
In case Sciplay, at its full discretion, asks either Grantor to act as its proxy in any ordinary or extraordinary meeting of the general assembly of shareholders of the Company, the Grantors hereby covenant that they shall act in accordance with the instructions of Sciplay given in compliance with the Law and vote for the Usufruct Shares on behalf of Sciplay as lawfully instructed by Sciplay.

Sciplay’in, tamamen kendi takdir yetkisi kapsamında, İntifa Verenler’den birinin Şirket’in herhangi bir olağan veya olağanüstü pay sahipleri genel kurulunda kendisini temsil etmesini istemesi durumunda, İntifa Verenler, Sciplay’in Mevzuat ile uyumlu talimatlarına uygun bir şekilde hareket edeceklerini ve İntifa Paylarına ilişkin olarak Sciplay adına ve Sciplay’in hukuka uygun talimatları uyarınca oy kullanacaklarını taahhüt ederler.

In case Sciplay appoints another proxy to represent it in any ordinary or extraordinary meeting of the general assembly of shareholders of the Company, the Grantors shall cooperate with the third party proxy for the proper exercise by the proxy of Sciplay’s Usufruct Rights.

Sciplay’in, Şirket’in herhangi bir olağan veya olağanüstü pay sahipleri genel kurulunda kendisini temsil etmek için bir başkasını ataması durumunda, İntifa Verenler Sciplay’in İntifa Haklarının temsilci tarafından uygun bir şekilde kullanılması açısından ilgili üçüncü kişi temsilci ile işbirliği içerisinde bulunacaktır.

ARTICLE 6 – SCIPLAY’S RIGHTS	MADDE 6 – SCIPLAY’IN HAKLARI
Sciplay shall have the right to take any direct action to perfect the Usufruct Right granted by this Agreement at its sole discretion and without the need to obtain any prior consent or approval of the Grantors and such authorized action includes, without limitation, the right and power to: (i) receive, endorse and collect all instruments made payable to the Grantors representing interest payment or other distributions in respect of the Usufruct Shares or any part thereof and to give full discharge for the same, (ii) execute, deliver, file and record any and all endorsements, and other transfer documents, financing statements, instruments, notices and other writings, (iii) ask, demand, collect, receive and give releases and receipts for any and all money, claims and other amounts due and to become due in respect of any Usufruct Shares, and take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of money due in respect of any Usufruct Shares, (iv) file any claim, institute any lawsuit, action or proceeding or take any other action deemed necessary or appropriate by Sciplay for the purpose of collecting any and all money due in respect of any Usufruct Shares and to enforce any other right in respect of any Usufruct Shares, (v) defend any lawsuit, action or proceeding brought against the Usufruct Rights or the Grantors with respect to any Usufruct Shares, and (vi) settle, compromise or adjust any claim, action or proceeding described above and, in connection

Sciplay, İntifa Verenler’in ön izni veya onayı olmaksızın, münhasıran kendi takdirine bağlı olarak işbu Sözleşme altında tesis edilen İntifa Hakkını tam olarak uygulanabilir duruma getirmek için her türlü işlemi yapma hakkına sahiptir. İşbu yetki dahilindeki işlemler bunlarla sınırlı olmaksızın aşağıdakileri yapma hakkı ve yetkisini sağlar: (i) İntifa Paylarına ilişkin olarak İntifa Verenler’e ödenmesi gereken faiz ödemeleri veya diğer dağıtımlara ilişkin belgelerin tamamını veya bir bölümünü teslim almak, ciro etmek veya toplamak veya bunların tamamen ibrasını yapmak, (ii) tüm ciro metinlerini veya diğer devir belgelerini, finansalları, belgeleri, bildirimleri veya diğer yazılı belgeleri imzalamak, teslim etmek, dosyalamak ve kaydetmek, (iii) İntifa Paylarına ilişkin olarak muaccel olan veya muaccel olacak tüm paraları, talepleri veya diğer miktarları sormak, talep etmek, toplamak, kabul etmek ve ibra etmek veya kabul etmek, İntifa Paylarına ilişkin muaccel paralara ilişkin her türlü çek, poliçe, not, kabul veya diğer araçları ciro etmek ve toplamak, (iv) İntifa Paylarına ilişkin olarak muaccel olan paraları toplamak veya İntifa Paylarına ilişkin diğer haklarını uygulamak amacıyla Sciplay tarafından gerekli veya uygun görülen tüm davaları açmak, dava, işlem veya kovuşturma ikame etmek, (v) İntifa Haklarına ilişkin veya İntifa Paylarına ilişkin İntifa Verenler’e karşı açılmış olan dava, işlem veya kovuşturmalarda savunma yapmak, ve (vi) Sciplay tarafından iyiniyet çerçevesinde makul ve ticari olarak

therewith, give such discharges or releases as Sciplay may deem reasonably and commercially necessary or appropriate in good faith.	gerekli ve uygun görülen biçimde, yukarıda belirtilen talep, işlem veya kovuşturmalara ilişkin olarak karar almak, anlaşma yapmak veya uyarlama yapmak veya gerekli ibra etmek veya tasarrufta bulunmak.
In case of breach of the obligations by either Grantor under this Agreement, Sciplay shall notify the respective Grantor(s) in writing and request that such breach be cured within two weeks as of the date of delivery of Sciplay’s notice. If the breach is not cured by the respective Grantor(s) within said period, the breaching Grantor shall be obliged to pay a penalty of USD 55,000 (fifty five thousand US Dollars) to Sciplay for each day in which such breach continues.

İşbu Sözleşme’nin hükümlerinin herhangi bir İntifa Veren tarafından ihlal edilmesi halinde, Sciplay ilgili İntifa Veren(ler)e yazılı olarak bildirimde bulunarak Sciplay’in bildiriminin ulaştığı tarihten itibaren iki hafta içerisinde bu ihlalin düzeltilmesini talep edecektir. İhlalin bu süre içerisinde ilgili İntifa Veren(ler) tarafından düzeltilmemesi halinde ihlalde bulunan İntifa Veren Sciplay’e derhal, söz konusu ihlalin devam ettiği her gün için 55.000 USD (elli beş bin ABD Doları) tutarında cezai şart olarak ödemekle yükümlü olacaktır.

The penalty set forth under this Article 6 is independent of the fault of the respective Grantor. The Parties agree that the payment of such penalty shall not relieve the respective Grantor from his/her obligation to execute any term hereof and shall be in addition to the obligations of the respective Grantor hereunder (penalty in addition to performance). The ability of Sciplay to claim indemnification with respect to any damages exceeding the penalty amount or to seek any remedy including specific performance is reserved. Each Grantor accepts and declares that the amount of such penalty is not exorbitant or unreasonable.

İşbu Madde 6’da düzenlenen ceza ilgili İntifa Veren’in kusurundan ve tazminattan bağımsızdır. Taraflar, söz konusu cezai şart ödemesinin, ilgili İntifa Veren’i işbu Sözleşme uyarınca herhangi bir hükmü yerine getirmekten kurtarmayacağını ve ilgili İntifa Veren’in bu Sözleşme tahtındaki yükümlülüklerine ek olacağını kabul etmektedirler (ifaya eklenen cezai şart). Sciplay’in cezayı aşan zarar miktarı için tazminat talep etme veya aynen ifa dahil, her türlü kanuni yollara başvurma hakkı saklıdır. Her bir İntifa Veren bu cezanın aşırı veya fahiş olmadığını kabul ve beyan eder.

ARTICLE 7 – MISCELLANEOUS	MADDE 7 – ÇEŞITLI HÜKÜMLER
7.1. Governing Law and Dispute Resolution	7.1. Uygulanacak Hukuk ve Uyuşmazlık Çözümü
This Agreement shall be governed by and construed in accordance with the substantive laws of the Republic of Turkey.	İşbu Sözleşme Türkiye Cumhuriyeti kanunlarına tabidir ve Türkiye Cumhuriyeti kanunlarına göre yorumlanır.
Any claims or disputes arising in connection with this Agreement, including a dispute as to the validity and existence of this Agreement and/or this Article 7.1 (Governing Law and Dispute Resolution) that cannot be amicably resolved by the Parties shall be exclusively and finally settled by binding, confidential arbitration.

İşbu Sözleşme’nin ve/veya işbu Madde 7.1’in (Uygulanacak Hukuk ve Uyuşmazlıkların Çözümü) geçerliliği ve mevcudiyeti de dahil olmak üzere, işbu Sözleşme ile bağlantılı olarak doğan ve Taraflarca sulh yoluyla çözülemeyen talepler ve uyuşmazlıklar, münhasıran ve nihai olarak bağlayıcı, gizli olarak yürütülecek tahkim ile çözülecektir.

The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce (ICC) in effect at the time of arbitration (“Rules”), except as they may be modified herein or by mutual agreement of the Parties. The arbitration tribunal shall be composed of three (3) arbitrators as appointed in accordance with the Rules. The seat of the arbitration

Tahkim, işbu Sözleşme içerisinde veya Tarafların karşılıklı mutabakatı ile yapılan değişiklikler hariç olmak üzere Uluslararası Ticaret Odası’nın (ICC) ilgili tarihte yürürlükte olan tahkim kuralları (“Kurallar”) uyarınca gerçekleştirilecektir. Tahkim heyeti, Kurallar uyarınca atanacak üç (3) adet hakemden müteşekkil olacaktır. Tahkim yeri Londra

shall be London. The arbitral proceedings shall be conducted in the English language. Any award of the arbitral tribunal may be entered into judgment and enforced by any court having jurisdiction.	olacaktır. Tahkim işlemlerinde kullanılacak dil İngilizce olacaktır. Tahkim heyetinin vermiş olduğu hakem kararı yetkili herhangi bir mahkeme tarafından tanınabilir ve tenfiz edilebilir.
7.2. Public Disclosure; Confidentiality	7.2. Kamu Açıklaması; Gizlilik
Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any applicable Law or applicable requirements of any national securities exchange, from and after the Signing Date, no Party or its respective Affiliates shall make any press release or similar public announcement or public communication relating to this Agreement unless specifically approved in advance by Sciplay and the Grantors, which approval shall not be unreasonably withheld, conditioned or delayed (provided that the financial terms of this Agreement shall not be disclosed in such press release or similar public announcement or public communication). Notwithstanding the foregoing, nothing in this Article 7.2 or elsewhere in this Agreement shall prohibit or limit Sciplay or its Affiliates from disclosing information relating to this Agreement (it being acknowledged and agreed that Sciplay intends to publicly file this Agreement and publicly disclose the transaction contemplated hereby with the U.S. Securities and Exchange Commission).

İşbu Sözleşme’de yer alan aksine herhangi bir hükme halel gelmeksizin, ilgili Mevzuat’ın veya ulusal bir menkul kıymetler borsasının ilgili gerekliliklerine uymak için gerekli olmadığı ölçüde, İmza Tarihi’nden itibaren hiçbir Taraf veya İştirakleri, Sciplay ve İntifa Verenler tarafından önden açıkça onaylanmış olmadıkça işbu Sözleşme’ye ilişkin herhangi bir basın açıklaması veya benzeri umumi açıklama veya umumi iletişim gerçekleştirmeyecektir; ancak makul olmayan sebeplerle bu onaydan imtina edilemez, onay şarta bağlanamaz veya geciktirilemez (şöyle ki işbu Sözleşme’nin finansal hükümleri böyle bir basın açıklamasında veya benzeri umumi açıklamada veya umumi iletişimde ifşa edilemeyecektir). Yukarıdaki hükme halel gelmemek üzere, işbu Madde 7.2’de veya Sözleşme’nin başka bir yerinde yer alan hiçbir hüküm, Sciplay’in veya İştiraklerinin işbu Sözleşme’ye ilişkin bilgileri ifşa etmesini engellemeyecek veya sınırlamayacaktır (şöyle ki Taraflar Sciplay’in ABD Menkul Kıymetler ve Borsalar Komisyonu nezdinde işbu Sözleşme’yi kamuya açık şekilde kayda geçirme ve işbu Sözleşme’de öngörülen işlemi kamuya açıklama niyetinde olduğunu kabul etmiş ve bu konuda anlaşmışlardır).

From and after the Signing Date, Sciplay and the Grantors shall, and shall cause each of their respective Affiliates to, keep confidential the terms and existence of this Agreement and the negotiations relating thereto and all documents and information obtained by a Party from another Party in connection with the transactions contemplated hereby except (A) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (B) to the extent required by applicable Law, and (C) Sciplay or any of its respective Affiliates may make any such disclosure.

İmza Tarihi’nden itibaren, Sciplay ve İntifa Verenler işbu Sözleşme’nin hükümlerini ve varlığını ve Sözleşme’ye ilişkin müzakereleri ve bir Taraf’ın Sözleşme’de öngörülen işlemlerle bağlantılı olarak diğer bir Taraf’tan elde ettiği tüm dokümanları ve bilgileri gizli tutacak ve İştiraklerinin de gizli tutmasını sağlayacaktır; şu kadar ki, (A) işbu Sözleşme tahtındaki yükümlülüklerden herhangi birinin yerine getirilmesi için başka bir şekilde yapılan ifşalar bu kapsamda değildir, (B) ilgili Mevzuat kapsamında gerektiği ölçüde ifşa gerçekleştirilebilir, ve (C) Sciplay veya herhangi bir İştiraki, bu şekilde bir ifşa gerçekleştirebilir.

The Grantors shall, and shall cause each of their Affiliates to, keep confidential all proprietary or nonpublic information regarding the Company or Sciplay or any of its Affiliates of which the Grantors or their respective Affiliates have or may become

İntifa Verenler, Şirket’e veya Sciplay’e veya Sciplay’in İştiraklerine ilişkin olarak İntifa Verenler veya İştirakleri tarafından Şirket’in pay sahibi, görevlisi, yönetim kurulu üyesi veya danışmanı sıfatıyla ve/veya işbu Sözleşme’de öngörülen aware of in their respective capacities as shareholders, officers, directors, or consultants of or to the Company and/or in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown by the Grantors to have been generally available to and known by the public through no fault of the Grantors or their Affiliates. Notwithstanding the foregoing, any of the Grantors may disclose such proprietary or confidential information if compelled by order of a Governmental Entity or applicable Law; provided, that such Grantor shall promptly notify Sciplay of such intended disclosure so that Sciplay may seek, with the reasonable cooperation of such Grantor, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Article 7.2. In the event that such protective order or other remedy is not obtained, such Grantor will furnish only that portion of such information which such Grantor is advised by counsel in writing is legally required to be disclosed and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information.

işlemlerle bağlantılı olarak haberdar oldukları veya olabilecekleri her türlü özet mülkiyete tabi olan veya kamuya açık olmayan bilgiyi gizli tutacak ve İştiraklerinin de gizli tutmasını sağlayacaktır; şu kadar ki, İntifa Verenler, kendilerinin veya İştiraklerinin kusuru söz konusu olmaksızın bu bilgilerin kamuya açık ve kamu tarafından bilinen bilgiler olduğunu ispatlayabildikleri ölçüde bu yükümlülüğe tabi olmayacaklardır. Yukarıdaki hükme halel gelmemek üzere, İntifa Verenlerden herhangi biri, bu özel mülkiyete tabi veya gizli bilgiyi bir Resmi Makam tarafından veya ilgili Mevzuat uyarınca mecbur edilmesi halinde ifşa edebilir; şu kadar ki, bu durumda ilgili İntifa Veren derhal Sciplay’e gerçekleştirilmesi düşünülen ifşaya ilişkin olarak bildirimde bulunacak ve Sciplay’in, ilgili İntifa Veren’in makul işbirliği ile, bir koruyucu tedbir veya diğer uygun çareleri aramasını ve/veya işbu Madde 7.2 hükümlerine uyulması konusunda feragatte bulunmasını sağlayacaktır. Böyle bir koruyucu tedbirin veya diğer uygun çarelerin bulunamaması halinde, ilgili İntifa Veren yalnızca kendisine danışmanları tarafından yazılı olarak hukuken ifşasının gerekli olduğu bildirilen bilgileri sağlayacak ve bu bilgilerin gizli tutulması için güvenilir bir güvence temin etmek adına makul ölçüde en iyi çabayı gösterecektir.

7.3. Survival	7.3. Geçerlilik
Notwithstanding anything to the contrary in this Agreement, expiration or termination of this Agreement shall be without prejudice to any liability or obligation of any Party arising on or prior to the date of such expiration or termination, which liabilities and obligations shall expressly survive expiration or termination of this Agreement.

İşbu Sözleşme’de aksi belirtilmedikçe, işbu Sözleşme’nin süresinin dolması veya sona ermesi, söz konusu sürenin dolmasından veya Sözleşme’nin sona ermesinden önce veya ilgili günde ortaya çıkan sorumluluk ve yükümlülükleri ortadan kaldırmayacaktır ve söz konusu sorumluluk ve yükümlülükler açıkça işbu Sözleşme’nin süresinin dolmasından veya sona ermesinden sonra da geçerli olacaktır.

7.4. Notices	7.4. Bildirimler
All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given: (a) on the day of delivery, if delivered by hand; (b) on the day of delivery, if sent by facsimile or electronic mail (with confirmation of receipt) at or prior to 5:00 p.m., Eastern Time, on a Business Day; (c) on the first Business Day following delivery, if sent by facsimile or electronic mail on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day; (d)

İşbu Sözleşme uyarınca yapılması gerekli veya mümkün olan tüm bildirimler, talepler, istekler ve diğer iletişimler yazılı şekilde yapılacak ve Tarafların aşağıdaki adreslerine (a) elden teslim edildiyse, teslim gününde; (b) bir İş Günü içerisinde Doğu Saati’ne göre saat 17:00’de veya öncesinde faks veya e-posta yoluyla gönderildiyse, teslim gününde; (c) İş Günü olmayan bir günde veya bir İş Günü içerisinde Doğu Saatine göre saat 17:00’den sonra veya e-posta yoluyla gönderildiyse, teslim gününü takip eden ilk İş Gününde; (d) uluslararası tanınırlığı olan bir ertesi gün on the second Business Day following deposit with an internationally recognized overnight delivery service (i.e., UPS, FedEx, DHL); or (e) upon the earlier of actual receipt and the fifth Business Day following first class mailing, with first class, postage prepaid:

teslim hizmet sağlayıcısına (örn. UPS, FedEx, DHL) verilmesini takip eden ikinci İş Gününde; veya (e) ön ödemeli birinci sınıf posta halinde, fiili teslimat günü ile birinci sınıf postalamayı takip eden beşinci İş Gününden daha erken olan tarihte usulüne uygun şekilde teslim edilmiş sayılacaktır:

To Sciplay:

SciPlay Acquisition, LLC

c/o SciPlay Corporation

Attn: General Counsel

Address: 6601 Bermuda Road

Las Vegas, Nevada 89119

Email: Robert.Gustafson@SciPlay.com

with a copy to (which will not constitute notice):

Sciplay’e:

SciPlay Acquisition, LLC

c/o SciPlay Corporation

Dikkatine: General Counsel

Adres: 6601 Bermuda Road

Las Vegas, Nevada 89119

E-posta: Robert.Gustafson@SciPlay.com

(bildirim teşkil etmeyecek şekilde) bir kopyası aşağıdaki kişilere gönderilmek üzere:

Scientific Games Corporation

Attn: Chief Legal Officer

Address: 6601 Bermuda Road

Las Vegas, Nevada 89119

Email: James.Sottile@scientificgames.com

and

Dechert LLP

Attn: Jonathan Kim; Stephen R. Pratt

Address: 1095 Avenue of the Americas

New York, NY 10036

Email: jonathan.kim@dechert.com; stephen.pratt@dechert.com

Scientific Games Corporation

Dikkatine: Chief Legal Officer

Adres: 6601 Bermuda Road

Las Vegas, Nevada 89119

E-posta: James.Sottile@scientificgames.com

ve

Dechert LLP

Dikkatine: Jonathan Kim; Stephen R. Pratt

Adres: 1095 Avenue of the Americas

New York, NY 10036

E-posta: jonathan.kim@dechert.com; stephen.pratt@dechert.com

To Arif Emre Taş: Address: Mutlukent Mah. 2066. Sk. No: 4 İç Kapı No: 19 Çankaya/Ankara Email: emre@alictus.com	Arif Emre Taş’a: Adres: Mutlukent Mah. 2066. Sk. No: 4 İç Kapı No: 19 Çankaya/Ankara E-posta: emre@alictus.com
To Ecem Baran Taş: Address: Mutlukent Mah. 2066. Sk. No: 4 İç Kapı No: 19 Çankaya/Ankara Email: ecem@alictus.com	Ecem Baran Taş’a: Adres: Mutlukent Mah. 2066. Sk. No: 4 İç Kapı No: 19 Çankaya/Ankara E-posta: ecem@alictus.com
7.5. Waiver	7.5. Feragat
No waiver by any Party of any condition contained in	İşbu Sözleşme içerisinde yer alan herhangi bir şarttan

this Agreement, and no waiver by any Party of any breach of any term, covenant, provision, or agreement contained in this Agreement, in any one or more instances, shall constitute or be deemed to be either (i) a waiver by such Party of any other condition contained in this Agreement or a waiver by such Party of any other breach of any term, covenant, provision or agreement contained in this Agreement, or (ii) a continuous waiver by such Party of such condition or such breach.

herhangi bir Tarafça feragat edilmesi veya işbu Sözleşme içerisinde yer alan herhangi bir hükmün, taahhüdün, maddenin veya sözleşmenin bir veya birden fazla ihlali sebebi ile herhangi bir işlem yapılmaması, (i) ilgili Tarafın işbu Sözleşme içerisinde yer alan başka bir şarttan veya işbu Sözleşme içerisinde yer alan herhangi başka bir hükmün, taahhüdün, maddenin veya sözleşmenin ihlalinden feragat etmesi, veya (ii) ilgili Tarafın söz konusu şart veya ihlalden sürekli feragat ettiği anlamına gelmeyecektir.

7.6. Assignments; Successors	7.6. Temlik; Varisler
This Agreement shall be binding upon and inure to the benefit of the Parties and their successors, and permitted assigns. Notwithstanding the foregoing, no Party to this Agreement may assign any of its rights or transfer or delegate any of its obligations arising out of this Agreement without the prior written consent of other Parties hereto and any purported assignment in violation of the foregoing shall be null and void ab initio, except that Sciplay shall have the right, without the prior written consent of the Grantors, (a) assign its rights and transfer its obligations under this Agreement, in whole or in part, to one or more of its Affiliates, (b) assign in whole or in part, this Agreement, and its rights hereunder, as security to one or more financing sources or purchasers of debt securities, or (c) subject to Section 2.14(b)(iii) of the Purchase Agreement, assign its rights and obligations hereunder to a third party in connection with a bona-fide sale or transfer (by means of a merger, stock sale or otherwise) of all or substantially all of the shares, or substantially all or any material portion of the assets, of the Company (whereupon Sciplay shall cease to have any further liabilities or obligations under this Agreement). In case Sciplay resolves to exercise any of its assignment rights mentioned in this clause, the Grantors shall take all actions necessary and execute all documents required, to effectuate such assignment.

İşbu Sözleşme Taraflar ve varisleri, ve izin verilen temlik edilenleri açısından bağlayıcı olacaktır ve yürürlükte kalacaktır. Yukarıdaki hükme halel gelmeksizin, işbu Sözleşme’nin Taraflarından hiçbiri işbu Sözleşme altındaki haklarını diğer Taraflar’ın önceden yazılı izni olmaksızın temlik edemez ve yükümlülüklerini devredemez veya delege edemez ve bu hükme aykırı şekilde yapılmak istenen temlikler başlangıçtan itibaren geçersiz olacaktır; şu kadar ki, Sciplay, İntifa Verenler’in önceden yazılı izni olmaksızın (a) işbu Sözleşme kapsamındaki haklarını veya yükümlülüklerini tamamen veya kısmen İştiraklerinden birine veya birkaçına temlik veya devir edebilir, (b) işbu Sözleşme’yi ve Sözleşme kapsamındaki haklarını, tamamen veya kısmen, teminat olarak bir veya daha fazla finansman kaynağına veya tahvil alıcısına temlik edebilir, veya (c) Alım Sözleşmesi Bölüm 2.14(b)(iii)’ye tabi olarak, işbu Sözleşme kapsamındaki haklarını veya yükümlülüklerini, Şirket’in tüm veya büyük oranda tüm paylarının veya varlıklarının büyük bir bölümünün veya herhangi önemli bir kısmının iyi niyetli bir satış veya devir (birleşme veya pay satışı yoluyla veya diğer bir şekilde) ile bağlantılı olarak üçüncü bir kişiye temlik edebilir (bu halde Sciplay’in işbu Sözleşme kapsamında herhangi bir sorumluluğu veya yükümlülüğü kalmayacaktır). Sciplay’in işbu madde kapsamındaki temlik haklarından herhangi birini kullanmaya karar vermesi durumunda, İntifa Verenler, bu temliki gerçekleştirmek için gerekli tüm işlemleri yapacak ve dokümanları imzalayacaklardır.

7.7. Severability	7.7. Bölünebilirlik
If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable for any reason, the validity, legality or enforceability of the remaining provisions shall not in any way be affected
İşbu Sözleşme’nin herhangi bir hüküm veya şartının geçersiz veya uygulanamaz olması, kalan hükümlerin veya şartların geçerliliğini veya uygulanabilirliğini etkilemeyecektir. Taraflar, geçersiz veya or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving as closely as possible the same commercial effect, to be substituted for the provisions so found to be void or unenforceable.
uygulanamaz bulunan bir şart veya hükmü, bu hükmün ekonomik amacını mümkün mertebe doğru bir şekilde yansıtan geçerli ve uygulanabilir bir hüküm ile değiştireceklerdir.
7.8. Taxes and Other Expenses	7.8. Vergiler ve Diğer Masraflar
Except as otherwise expressly provided in other clauses of this Agreement, any cost, tax, impost, duty or charge arising in connection herewith, including stamp tax, shall paid equally by (i) Sciplay on one part, and (ii) the Grantors on the other part.

İşbu Sözleşme’de aksi belirtilmedikçe, işbu Sözleşme’den doğan damga vergisi dahil her türlü masraf, vergi, harç, resim veya yükümlülükler, (i) bir tarafta Sciplay, ve (ii) bir tarafta İntifa Verenlerce eşit olarak ödenecektir.

7.9. Language	7.9. Dil
This Agreement is made in English and Turkish. In case of a discrepancy between the texts, the Turkish version of this Agreement shall prevail.	İşbu Sözleşme İngilizce ve Türkçe olarak düzenlenmiş olup, metinler arasında çelişki olması halinde Türkçe metin üstün gelecektir.
7.10. Counterparts	7.10. Nüshalar
This Agreement is executed in 3 (three) original copies, and each original copy shall be kept by one Party.	İşbu Sözleşme 3 (üç) asıl nüsha olarak imzalanmış olup her bir Taraf’ta birer nüsha kalacaktır.
IN WITNESS WHEREOF, the Parties have executed this Agreement in one original as of the Signing Date.	YUKARIDA BELİRTİLENLER UYARINCA, Taraflar işbu Sözleşme’yi İmza Tarihi’nde imzalanmıştır.
-Signature page to follow-	-İmza sayfası aşağıdadır-

SciPlay Acquisition, LLC adına/ on behalf of İsim / By: Unvan/ Title: ______________________
İntifa Veren / Grantor Arif Emre Taş ______________________
İntifa Veren / Grantor Ecem Baran Taş ______________________

EXHIBIT A / EK A
Usufruct Shares / İntifa Payları
Pay Sahibi / Shareholder	Pay Senedi Tertip No / Share Certificate Issuance No	Beher Pay Bedeli (TL) / Per Share Value (TRY)	Pay Senedinin Temsil Ettiği Pay Adedi / Number of Shares Represented by Share Certificate	Pay Senedinin Temsil Ettiği Pay Değeri (TL) / Total Value of Shares Represented by Share Certificate (TRY)	Pay Senedi Seri No / Share Certificate Serial No
Arif Emre Taş	1	25	48	1.200-	05
Arif Emre Taş	1	25	48	1.200-	06
Arif Emre Taş	1	25	48	1.200-	07
Arif Emre Taş	1	25	48	1.200-	08
Arif Emre Taş	1	25	48	1.200-	09
Ecem Baran Taş	1	25	32	800-	10
Ecem Baran Taş	1	25	32	800-	11
Ecem Baran Taş	1	25	32	800-	12
Ecem Baran Taş	1	25	32	800-	13
Ecem Baran Taş	1	25	32	800-	14
Toplam / Total	1	25	400	10.000-	05, 06. 07, 08, 09, 10, 11, 12, 13, 14

EXHIBIT B	EK B
Form of Share Usufruct Agreement Supplement	Ek Pay İntifa Sözleşmesi Şekli
This Usufruct Agreement Supplement dated [●] (“Supplement”) is executed and delivered pursuant to the Usufruct Agreement referred to below. The undersigned hereby agrees that this Supplement may be deemed a part of the Usufruct Agreement dated 1 March 2022 (as amended, supplemented, novated, amended and restated or otherwise modified from time to time, the “Share Usufruct Agreement”), and that the Shares listed below shall be a part of the Usufruct Shares.

İşbu, [●] tarihli Ek Pay İntifa Sözleşmesi (“Ek Sözleşme”) aşağıda atıf yapılmış olan Pay İntifa Sözleşmesi uyarınca imzalanmış ve teslim edilmiştir. Aşağıda imzası bulunan kişi işbu Ek Sözleşme’nin 1 Mart 2022 tarihli Pay İntifa Sözleşmesi’nin (muhtelif zamanlarda tadil edildiği, ekleme yapıldığı, yenilendiği, tadil edilip yeniden imzalandığı veya başka şekilde değiştirildiği şekilde “Pay İntifa Sözleşmesi”) bir eki olduğunu ve aşağıda belirtilmiş olan Paylar’ın İntifa Payları’nın bir parçası olduğunu kabul etmektedir.

The terms defined in the Share Usufruct Agreement and not otherwise defined herein shall have the meanings defined under the Share Usufruct Agreement.	İşbu Ek Sözleşme’de tanımlanmayan ve Pay İntifa Sözleşmesi’nde tanımlanan kelimeler Pay İntifa Sözleşmesi altında kendilerine atfedilen anlama geleceklerdir.
The undersigned agrees that the Shares listed below shall constitute Usufruct Shares and shall be subject to the Usufruct Right created by the Share Usufruct Agreement:	Aşağıda imzası bulunan kişi aşağıda belirtilmiş olan Paylar’ın İntifa Payları’nı oluşturduğunu ve Pay İntifa Sözleşmesi kapsamında oluşturulan İntifa Hakkı’na tabi olduğunu kabul eder:
[Information on new Shares]	[Yeni Paylar hakkında bilgi]
This Supplement shall be governed by and construed in accordance with the substantive laws of the Republic of Turkey. Any claims or disputes arising in connection with this Supplement that cannot be amicably resolved by the Parties shall be exclusively and finally settled by binding, confidential arbitration in accordance with Article 7.1 (Governing Law and Dispute Resolution) of the Share Usufruct Agreement.

İşbu Ek Sözleşme Türkiye Cumhuriyeti kanunlarına tabidir ve Türkiye Cumhuriyeti kanunlarına göre yorumlanır. İşbu Ek Sözleşme ile bağlantılı olarak doğan ve Taraflarca sulh yoluyla çözülemeyen talepler ve uyuşmazlıklar, Pay İntifa Sözleşmesi Madde 7.1 (Uygulanacak Hukuk ve Uyuşmazlıkların Çözümü) uyarınca münhasıran ve nihai olarak bağlayıcı, gizli olarak yürütülecek tahkim ile çözülecektir.

By:	İmzalayan:
Signature:	İmza: